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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT

                       UNDER THE SECURITIES ACT OF 1933

                               ----------------
                       PRICE COMMUNICATIONS CORPORATION
                          PRICE HOLDINGS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       NEW YORK                     4832                      13-2991700
                              (PRIMARY STANDARD            (I.R.S. EMPLOYER
    (STATE OR OTHER              INDUSTRIAL                 IDENTIFICATION
    JURISDICTION OF            CLASSIFICATION                    NO.)
   INCORPORATION OR             CODE NUMBER)
     ORGANIZATION)

                               ----------------

                             45 ROCKEFELLER PLAZA
                           NEW YORK, NEW YORK 10020
                                (212) 757-5600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ROBERT PRICE
                       PRICE COMMUNICATIONS CORPORATION
                             45 ROCKEFELLER PLAZA
                           NEW YORK, NEW YORK 10020
                                (212) 757-5600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

                            PETER G. SAMUELS, ESQ.
                              PROSKAUER ROSE LLP
                                 1585 BROADWAY
                           NEW YORK, NEW YORK 10036
                                (212) 969-3000

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

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                                                     PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF    AMOUNT   PROPOSED MAXIMUM    AGGREGATE      AMOUNT OF
    SECURITIES TO BE       TO BE     OFFERING PRICE   OFFERING PRICE  REGISTRATION
       REGISTERED        REGISTERED PER SHARE(1)(2)       (1)(3)          FEE
----------------------------------------------------------------------------------
Common Stock, $.01 par
 value.................. 5,011,281 shares      $8.125       $40,716,658.13  $12,338.38*

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(1)Estimated solely for the purpose of calculating the registration fee.
(2)Based on the average of high and low prices reported on August 8, 1997.
(3) Represents the number of shares to be registered multiplied by the market price of the securities being cancelled in the transaction, as determined in accordance with Rule 457(f)(1).
 * Previously paid with the Preliminary Schedule 14A submitted by Price Communications Corporation on a confidential basis on June 27, 1997.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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                        PRICE COMMUNICATIONS CORPORATION

                       CROSS-REFERENCE SHEET TO FORM S-4

ITEM OF FORM S-4                     CAPTION IN PROXY STATEMENT AND PROSPECTUS

A.INFORMATION ABOUT THE
TRANSACTION

 1. Forepart of Registration
    Statement and Outside Front
    Cover Page of Prospectus.......  Facing Page; Cross Reference Sheet;
                                     Outside Front Cover Page of Prospectus

 2. Inside Front and Outside Back
    Cover Pages of Prospectus......  Available Information


 3. Risk Factors, Ratio of
    Earnings to Fixed Charges and
    Other Information..............  Introduction; Risk Factors; The Company


 4. Terms of the Transaction.......  Introduction; Approval of the Stock
                                     Issuance; Approval of the Amendment
                                     Authorizing Additional Shares; Approval
                                     of a Holding Company

 5. Pro Forma Financial
    Information....................  Unaudited Pro Forma Condensed
                                     Consolidated Financial Statements
 6. Material Contacts with the
    Company Being Acquired.........  The Acquisition


 7. Additional Information
    Required for Reoffering by
    Persons and Parties Deemed to
    be Underwriters................  Not Applicable


 8. Interests of Named Experts and
    Counsel........................  Legal Matters; Experts

 9. Disclosure of Commission
    Position on Indemnification
    for Securities Act
    Liabilities....................  N/A


B. INFORMATION ABOUT THE
   REGISTRANT

10. Information with Respect to S-
    3 Registrants..................  Not Applicable


11. Incorporation of Certain
    Information by Reference.......  Not Applicable


12. Information with Respect to S-
    2 or S-3 Registrants...........  Not Applicable


13. Incorporation of Certain
    Information by Reference.......  Not Applicable


14. Information with Respect to
    Registrants Other than S-3 or
    S-2 Registrants................  Introduction; Information Concerning the
                                     Company; Market for the Company's Common
                                     Stock; The Company Selected Consolidated
                                     Financial Data; Palmer Management's
                                     Discussion and Analysis of Financial
                                     Condition and Results of Operations;
                                     Index to Financial Statements

ITEM OF FORM S-4                     CAPTION IN PROXY STATEMENT AND PROSPECTUS

C.INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15. Information with Respect to S-
    3 Companies....................  Not Applicable


16. Information with Respect to S-
    2 or S-3 Companies.............  Not Applicable


17. Information with Respect to
    Companies Other than S-3 or S-
    2 Companies....................  Introduction; Information Concerning
                                     Palmer; Palmer Selected Consolidated
                                     Financial Data; Palmer Management's
                                     Discussion and Analysis of Financial
                                     Condition and Results of Operations;
                                     Market for Palmer's Common Stock; Index
                                     to Financial Statements.


D.VOTING AND MANAGEMENT INFORMATION

18. Information if Proxies,
    Consents or Authorizations are
    to be Solicited................  Introduction; Approval of the Stock
                                     Issuance; Approval of the Amendment
                                     Authorizing Additional Shares; Approval
                                     of a Holding Company Principal
                                     Shareholders of the Company; Security
                                     Ownership of the Company's Management

19. Information if Proxies,
    Consents or Authorizations are
    not to be Solicited or in an
    Exchange Offer.................  Not Applicable

                       PRICE COMMUNICATIONS CORPORATION
                             45 ROCKEFELLER PLAZA
                           NEW YORK, NEW YORK 10020

                               ----------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                               ----------------

To the shareholders of PRICE COMMUNICATIONS CORPORATION

  NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of the shareholders of Price Communications Corporation (the "Company") will be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York on Friday, September 5, 1997 at 10:00 a.m. Eastern Daylight Time for the following purposes:

    1. To approve the issuance of up to 10,000,000 authorized but unissued shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), to be used to pay all or a portion of the purchase price of (i) the acquisition by the Company of Palmer Wireless, Inc. or (ii) possible future acquisitions.

    2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 shares to 60,000,000 shares.

    3. To approve the creation of a holding company by adopting the Agreement and Plan of Merger among the Company, Price Holdings Corporation ("Holdings") and PCC Sub, Inc. ("Sub") which provides for the merger of Sub into the Company (the "Holding Company Merger"). As a result of the Holding Company Merger, Holdings will be owned by the shareholders of the Company immediately prior to the Holding Company Merger, and the Company will become a wholly-owned subsidiary of Holdings. Holdings, which will then be a publicly held company, will change its name to Price Communications Corporation.

    4. To transact such other business related to the foregoing as may properly be brought before the meeting.

  The Board of Directors has fixed the close of business on July 18, 1997, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting.

                                          By order of the Board of Directors

                                          ASHLEY B. DIXON
                                          Vice President and Corporate
                                           Secretary

August 12, 1997

 WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO
                      INSURE THAT YOUR SHARES ARE VOTED.

                       PRICE COMMUNICATIONS CORPORATION
                             45 ROCKEFELLER PLAZA
                           NEW YORK, NEW YORK 10020

                               ----------------
                        PROXY STATEMENT AND PROSPECTUS

                               ----------------

  This Proxy Statement and Prospectus (the "Proxy Statement") is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Price Communications Corporation (the "Company") to be voted at the Special Meeting of shareholders of the Company (the "Special Meeting"), which will be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York on September 5, 1997 at 10:00 a.m. Eastern Daylight Time. The purposes of the Special Meeting are as follows:

    (i) to approve the issuance (the "Stock Issuance") of up to 10,000,000 authorized but unissued shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") to be used to pay a portion of the purchase price of the acquisition by the Company of Palmer Wireless, Inc. (the "Acquisition") or possible future acquisitions;

    (ii) to approve an amendment to the Company's Certificate of Incorporation (the "Amendment Authorizing Additional Shares") to increase the number of authorized shares of Common Stock from 40,000,000 shares to 60,000,000 shares; and

    (iii) to approve the creation of a holding company by adopting the Agreement and Plan of Merger (the "Plan of Merger") among the Company, Price Holdings Corporation ("Holdings") and PCC Sub, Inc. ("Sub"), which provides for the merger (the "Holding Company Merger") of Sub into the Company. As a result of the Holding Company Merger, Holdings will be owned by the shareholders of the Company immediately prior to the Holding Company Merger and the Company will become a wholly-owned subsidiary of Holdings. Holdings, which will then be a publicly held company, will change its name to Price Communications Corporation.

  If not otherwise specified, all proxies received pursuant to this solicitation will be voted FOR each proposal. Each proposal is independent of the other proposals, and the failure of the shareholders to approve any one proposal will not impact the other proposals.

  Shareholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, by executing a subsequent proxy and presenting it to the Secretary of the Company at the above address, or by attending the Special Meeting and voting in person.

  The Board of Directors does not know of any matters other than those specified in the Notice of Special Meeting of Shareholders that will be presented for consideration at the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgment.

  As of July 18, 1997, the record date for the Special Meeting, the Company had outstanding and entitled to vote at the Special Meeting 4,999,281 shares of Common Stock, with each such share being entitled to one vote, 728,133 shares of Series A Preferred Stock, with each such share being entitled to one vote, and 364,066 shares of Series B Preferred Stock, with each such share being entitled to one-half vote (such Series A Preferred Stock and Series B Preferred Stock, collectively the "Preferred Stock"). Only shareholders of record at the close of business on July 18, 1997 will be entitled to vote at the Special Meeting, and this Proxy Statement and the accompanying proxy are being sent to such shareholders on or about August 12, 1997.
                                                  (continued on following page)

                               ----------------

(continued from previous page)

  Holdings has filed a Registration Statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of its Common Stock, $.01 par value ("Holdings Common Stock"), issuable in connection with the Holding Company Merger. Upon the consummation of the Holding Company Merger, each share of Common Stock outstanding will automatically and without any further action of the holder be converted into one share of Holdings Common Stock. This Proxy Statement also constitutes the Prospectus of Holdings filed as part of the Registration Statement.

  The Board of Directors of the Company unanimously recommends that shareholders vote in favor of the proposal to approve the Stock Issuance, the proposal to approve the Amendment Authorizing Additional Shares and the proposal to adopt the Plan of Merger. The directors and executive officers of the Company intend to vote their shares of Common Stock and Preferred Stock in favor of each of these proposals.

  The Company has engaged Morrow & Co., Inc. to solicit proxies in connection with the Special Meeting. The Company has agreed to pay Morrow & Co., Inc. a fee of $5,000 and to reimburse Morrow & Co., Inc. for its reasonable out-of-pocket expenses. Solicitation may also be made by directors, officers and employees of the Company; however, such persons will not receive any additional compensation for such solicitation. Proxies may be solicited in person or by mail, telephone, telegram or other means. Brokers, nominees, fiduciaries and other custodians have been requested to forward such soliciting material to the beneficial owners of shares held of record by such custodians. Such custodians may be reimbursed for their expenses in accordance with rules promulgated by the National Association of Securities Dealers.

  Under New York law and the Company's Certificate of Incorporation and By-laws, the holders of a majority of the voting power of the outstanding shares entitled to vote, present in person or represented by proxy constitutes a quorum. If a quorum is established, the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock and Preferred Stock present in person or represented by proxy at the Special Meeting is required to approve the Stock Issuance. The affirmative vote of a majority of the voting power of the outstanding shares of Common Stock and Preferred Stock is required to approve the Amendment Authorizing Additional Shares. The affirmative vote of two-thirds of the voting power of the outstanding shares of Common Stock and Preferred Stock is required to approve the Plan of Merger. Abstentions and broker non-votes will be counted only for purposes of determining a quorum. Under New York law, appraisal rights are not available to the shareholders of the Company who object to the Stock Issuance, the Amendment Authorizing Additional Shares or the Plan of Merger.

  SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR A DISCUSSION OF CERTAIN MATTERS WHICH SHOULD BE CONSIDERED BY SHAREHOLDERS.

  No person is authorized to give any information or to make any representations, other than those contained in this Proxy Statement, in connection with the offering and solicitation made hereby and, if given or made, such information or representations should not be relied upon as having been authorized. This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, the securities to which it relates, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement nor any distribution of the securities offered pursuant to this Proxy Statement shall, under any circumstances, create any implication that there has been no change in the information contained herein or in the affairs of the Company or Holdings since the date of this Proxy Statement.

  THE SHARES OF HOLDINGS COMMON STOCK  HAVE NOT BEEN APPROVED OR DISAPPROVED
    BY  THE SECURITIES  AND  EXCHANGE COMMISSION  NOR  HAS THE  COMMISSION
      PASSED  UPON THE ACCURACY  OF THIS PROSPECTUS.  ANY REPRESENTATION
        TO THE CONTRARY IS A CRIMINAL OFFENSE

                               ----------------

                 THIS PROXY STATEMENT IS DATED AUGUST 12, 1997

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Introduction.............................................................   1
The Acquisition..........................................................   1
Approval of the Stock Issuance...........................................  11
Approval of the Amendment Authorizing Additional Shares..................  12
Approval of a Holding Company............................................  13
Risk Factors.............................................................  20
Unaudited Pro Forma Condensed Consolidated Financial Statements..........  26
Information Concerning the Company.......................................  34
Principal Shareholders of the Company....................................  36
Security Ownership of the Company's Management...........................  37
Market for the Company's Common Stock....................................  38
The Company Selected Consolidated Financial Data.........................  39
Company Management's Discussion and Analysis of Financial Condition and
 Results of Operations...................................................  40
Information Concerning Palmer............................................  46
Market for Palmer's Common Stock.........................................  55
Palmer Selected Consolidated Financial Data..............................  56
Palmer Management's Discussion and Analysis of Financial Condition and
 Results of Operations...................................................  58
Legal Matters............................................................  66
Experts..................................................................  66
Available Information....................................................  66
Other Matters............................................................  66
Index to Financial Statements............................................ F-1

                                 INTRODUCTION

THE COMPANY

  The Company has historically been a nationwide communications company owning and then disposing of a number of television, radio, newspaper, cellular telephone and other communications and related properties. The Company's business strategy is to acquire communications properties at prices it considers attractive, finance such properties on terms satisfactory to it, manage such properties in accordance with its operating strategy and dispose of them if and when the Company determines such dispositions to be in its best interest. As used herein, if the Holding Company Merger is approved by shareholders, then, with respect to periods after the Holding Company Merger, the term "Company" shall be deemed to refer to Holdings and the term "Common Stock" will be deemed to refer to Holdings' common stock.

PALMER WIRELESS, INC.

  Palmer Wireless, Inc. ("Palmer") is engaged in the construction, development, management and operation of cellular telephone systems in the southeastern United States. At March 31, 1997 (after giving effect to the Acquisition (as defined below)), Palmer provided cellular telephone service to 274,498 subscribers in Georgia, Alabama, Florida and South Carolina in a total of 17 licensed service areas composed of eight Metropolitan Statistical Areas ("MSAs") and nine Rural Service Areas ("RSAs"), with an aggregate estimated population of 3.5 million. Palmer sells its cellular telephone service as well as a full line of cellular products and accessories principally through its network of retail stores. Palmer markets all of its products and services under the CELLULAR ONE service mark.

                                THE ACQUISITION

GENERAL

  On May 23, 1997, the Company, Price Communications Wireless, Inc., a wholly-owned indirect subsidiary of the Company ("PCW"), and Palmer entered into an Agreement and Plan of Merger (the "Palmer Merger Agreement") which provides, among other things, for the merger of PCW with and into Palmer, with Palmer as the surviving corporation (the "Palmer Merger"). At or subsequent to the Palmer Merger, Palmer will change its name to "Price Communications Wireless, Inc." Pursuant to the Palmer Merger Agreement, the Company has agreed to acquire each issued and outstanding share of common stock of Palmer for a purchase price of $17.50 per share in cash and to purchase outstanding options and rights under Palmer's employee and director stock purchase plans for an aggregate purchase price of $488.9 million. In addition, the Company has agreed to repay the outstanding indebtedness of Palmer estimated to be up to approximately $389 million ("Palmer Existing Indebtedness"). In connection with this transaction, PCW has entered into an agreement to sell (subject to the satisfaction of certain conditions) at the effective time of the Palmer Merger, Palmer's Fort Myers, Florida MSA for $168 million (which will generate proceeds to the Company of approximately $166.3 million) (the "Fort Myers Sale" and, together with the Palmer Merger, the "Acquisition"). The proceeds of the Fort Myers Sale will be used to fund a portion of the Acquisition. The purchaser of the Fort Myers MSA is Wireless One Network, L.P. ("Wireless One"), the operator of cellular telephone systems including three RSA's adjacent to the Fort Myers MSA. Wireless One, which had unsuccessfully sought to acquire Palmer shortly before the Company entered into the Palmer Merger Agreement, made an unsolicited offer to the Company to purchase the Fort Myers system. The Company believes that in part because of the geographic importance of Fort Myers to Wireless One, it was able to achieve a high sales price for Fort Myers (approximately $440 per Pop in comparison to an average acquisition price of approximately $198 per Pop paid by the Company in the Acquisition).

  The consummation of the Acquisition is subject to the satisfaction of certain conditions contained in the Palmer Merger Agreement, including, among other things, Federal Communications Commission ("FCC") and Palmer shareholder approval. The Company also entered into an agreement with Palmer Communications Incorporated ("PCI"), which is the majority shareholder of Palmer, pursuant to which PCI has agreed to vote its shares of common stock of Palmer in favor of the Palmer Merger. The Company expects the Acquisition to be consummated in October 1997.

  In order to fund the Acquisition and pay related fees and expenses, PCW issued $175 million aggregate principal amount of 11 3/4% Senior Subordinated Notes due 2007 (the "PCW Offering") and will enter into a syndicated senior loan facility providing for term loan borrowings in the aggregate principal amount of approximately $325 million and revolving loan borrowings of $200 million (the "New Credit Facility"). Although the PCW Offering has been consummated, the notes issued thereunder are subject to mandatory redemption if the Acquisition has not occurred by December 31, 1997 or if in the sole judgment of the Company it appears that the Acquisition will not be consummated by December 31, 1997. At the effective time of the Palmer Merger, PCW is expected to borrow all term loans available under the New Credit Facility and up to approximately $100 million of revolving loans. The remaining revolving loans will, subject to a borrowing base and certain other conditions, be available to fund the working capital requirements of PCW. On July 2, 1997, the Company received an executed commitment letter from a financial institution to provide the New Credit Facility. The commitment is subject to significant conditions, including the absence of material adverse change in the business of Palmer, and negotiation, execution and delivery of definitive documentation and consummation of the Fort Myers Sale (or arrangements satisfactory to the lenders under the New Credit Facility for short-term financing bridging such sale).

  An additional $47.5 million of the purchase price has been raised through an offering by Price Communications Cellular Holdings, Inc., a wholly-owned indirect subsidiary of the Company and the direct parent of PCW ("Cellular Holdings"), of units (the "Cellular Holdings Units") consisting of 13 1/2% Senior Secured Discount Notes due 2007 and warrants (the "Unit Warrants") to purchase shares of Common Stock of the Company (the "Cellular Holdings Offering"). The Unit Warrants enable the holders thereof to purchase up to 527,696 shares of the Company's Common Stock, or approximately 9% of the fully diluted common equity of the Company as of August 8, 1997, at an exercise price of $0.01 per share. The Unit Warrants are exercisable at any time on or after the earlier to occur of (i) the consummation of the Acquisition (provided that if the Acquisition does not occur prior to December 31, 1997, the Unit Warrants will be subject to the special mandatory redemption described in the next sentence hereof) and (ii) the occurrence of a change of Control (as such term is defined in the Indenture for the Cellular Holdings notes). Although the Cellular Holdings Offering has been consummated, the Cellular Holdings Units issued thereunder are subject to a special mandatory redemption if the Acquisition has not occurred by December 31, 1997 or if in the sole judgment of the Company it appears that the Acquisition will not be consummated by December 31, 1997.

  The Company intends to make, subject to approval by the Company's shareholders of the Stock Issuance and the satisfaction of certain other conditions, an exchange offer (the "Exchange Offer") of shares of the Company's Common Stock for up to 5,000,000 shares of Palmer common stock. The Exchange Offer would be consummated immediately prior to the consummation of the Palmer Merger and would reduce the number of shares of Palmer common stock to be acquired in the Palmer Merger, thus reducing the aggregate cash consideration to be paid in the Merger. In such event, the initial borrowings under the New Credit Facility are expected to be reduced.

  In the Exchange Offer, the Company will offer, for each share of Palmer common stock that is purchased in the Exchange Offer, shares of the Company's Common Stock with an aggregate market value of $18.00. For purposes of determining the exchange ratio, the market value of the Company's Common Stock will be determined by taking the average closing price per share of the Company's Common Stock for the five trading days ending on September 25, 1997. The Exchange Offer will be limited to up to that number of shares of Palmer common stock that can be purchased with the 10,000,000 shares of the Company's Common Stock to be issued in the Stock Issuance, but in any event no more than 5,000,000 shares of Palmer common stock. Thus, for example, if the average closing price per share of the Company's Common Stock for the five trading days ending on September 25, 1997 is $8 1/16, the exchange ratio would be
2.2326 shares of the Company's Common Stock for each share of Palmer common stock, and the Exchange Offer would cover a maximum of up to 4,479,082 shares of Palmer common stock, to be purchased with a maximum of 10,000,000 shares of the Company's Common Stock. Assuming 100% acceptance of the Exchange Offer, the cash consideration to be paid in the Palmer Merger would be reduced by $80.6 million, and the Company's anticipated initial revolving loan borrowings under the New Credit Facility would be reduced from $97.1 million to $16.5 million. With 50% acceptance of the Exchange Offer, the cash savings in the Palmer Merger would be $40.3 million, and the anticipated initial revolving loan borrowings under the New Credit Facility would be $56.8 million. The actual cash savings in the Palmer Merger will vary with the average closing price for the five trading days ending on September 25, 1977 (which will determine the exchange ratio used in the Exchange Offer) and the acceptance level in the Exchange Offer. See "Unaudited Condensed Consolidated Pro Forma Financial Statements," and "Company Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." If the Stock Issuance is not approved by the Company's shareholders, if the conditions to the Palmer Merger have not been satisfied or waived by the parties thereto, or various other conditions to the Exchange Offer are not fulfilled, the Exchange Offer will not be consummated.

  The Company has also purchased 1,677,700 shares of Class A Palmer common stock in the open market through August 8, 1997, or approximately 16% of the outstanding shares of Palmer Class A common stock. The majority of the purchases took place in June and July, 1997 and the aggregate purchase price was approximately $27.1 million. These purchases will reduce the aggregate amount of consideration paid in the Palmer Merger by approximately $29.4 million.

  The Company has no plans for significant changes in Palmer or its management or operations after consummation of the Acquisition, and currently plans to continue Palmer's business on substantially the same basis as it is currently conducted.

  The Acquisition is being accounted for as a purchase.

REASONS FOR THE ACQUISITION

  The Company has historically been a nationwide communications company. Prior to 1995 the Company owned a number of television, radio, newspaper, cellular telephone and other communications and related properties all of which were disposed of pursuant to the Company's long-standing policy of buying and selling communications properties at times deemed advantageous by the Company's Board of Directors.

  On March 31, 1997, the Company had no debt and held current assets consisting of approximately $63.0 million in cash and cash equivalents, and short-term investments. During the period following the disposition of its operating properties, the Company reviewed numerous potential acquisitions and made various bids and offers in connection with possible acquisitions, but was unable to make an acquisition at a price it deemed prudent.

  The Board of Directors of the Company believes that the Acquisition is in the best interests of the Company and its shareholders. Among the factors taken into account by the Board in making such determination with respect to the Acquisition were the significant operating income before depreciation and amortization ("EBITDA") of Palmer; Palmer's strong EBITDA margin on service revenue; Palmer's record of growth in revenues, subscribers and penetration rate (the number of subscribers per population); Palmer's excellent management team; and the strategic opportunity presented of permitting the Company to re-enter the cellular telephone business. The Company's decision to purchase Palmer was also influenced by the high prices prevailing in the broadcasting industry (one of its principal areas of past operations) which made potential broadcasting acquisitions unattractive to the Company, the Company's desire not to make investments in industries in which the Company lacked expertise, and the significant experience of the Company and its management in the cellular telephone business. In making a determination to purchase Palmer rather than other possible acquisition candidates, the Company took into account that Palmer constituted a "pure" cellular business (i.e., it operated traditional cellular telephone systems only, rather than systems involving other technologies such as PCS which the Company believes to be economically unproven in comparison to traditional cellular operations), that there are very few "pure" cellular businesses potentially available as acquisition candidates, and that Palmer's common stock was trading at a relatively low level in comparison to its historic trading prices (the reported closing sale price per share of Palmer Class A Common Stock on the NASDAQ National Market on May 22, 1997, the last trading day before the public announcement of the Acquisition, was $12.06; such stock traded in the range of $14.25 to $24.50 during 1995 and $10.25 to $22.50 during 1996). Among the factors taken into account by the Board of Directors in making such determination with respect to the Fort Myers Sale was the significant reduction in the need for financing for the Acquisition resulting from the anticipated proceeds of the Fort Myers Sale. See "Palmer Selected Consolidated Financial Data," "Palmer

Management Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Information Concerning the Company," "Risk Factors--Competition" and "Market for Palmer's Common Stock," In reaching its determinations, the Company's Board of Directors did not assign any relative or specific weights to the factors considered.

BACKGROUND OF THE ACQUISITION

  Early in 1997, PriCellular Corporation ("PriCellular"), a publicly traded corporation with respect to which Robert Price, the Company's President then served as President and a director (and now serves as Chairman of the Board), was advised that Palmer was exploring means to maximize shareholder value, including the possible sale of Palmer. During early 1997, PriCellular expressed various indications of interest and made offers to acquire Palmer for consideration to consist in part of cash and in part of PriCellular securities which were rejected by Palmer because Palmer stated that it would only consider all cash offers.

  At a meeting held on May 14, 1997, the PriCellular Board of Directors determined not to pursue further the possible acquisition of Palmer, because of such Board's desire to effect any such acquisition with consideration consisting in part of PriCellular securities which it believed to be unacceptable to the Palmer Board as well as the PriCellular Board's desire to continue PriCellular's historic policy of purchasing relatively underdeveloped properties rather than a comparatively mature system such as Palmer. At the May 14, 1997 meeting, the PriCellular Board and PriCellular's counsel acknowledged that PriCellular's determination not to continue to pursue the possible acquisition of Palmer would leave the Company free to pursue such an acquisition.

  In May 1997, Mr. Price wrote to Goldman Sachs & Co. ("Goldman Sachs"), Palmer's financial advisors, setting forth the Company's offer of $17.50 per share for Palmer shares.

  On May 15, 1997, counsel to Palmer provided the Company's counsel with a draft of the Palmer Merger Agreement, and negotiations between such respective counsel followed. During the period commencing May 15, 1997, the Company and its counsel conducted business and legal due diligence with respect to Palmer, and the Company provided its directors with various information about Palmer and the Company's potential financing of an acquisition of Palmer and various informal conversations were held between the Company's management and its directors with respect to Palmer. On May 21, 1997, the Company's Board of Directors held a special meeting at which the acquisition of Palmer was unanimously approved.

  On May 22, 1997, the Palmer Board of Directors unanimously approved the transaction. The definitive Palmer Merger Agreement was signed on May 23, 1997, providing for an all cash purchase price of $17.50 per share.

  In June 1997, following execution of the Palmer Merger Agreement, certain institutional and individual holders of Class A common stock of Palmer approached the Company to express an interest in receiving consideration consisting of the Company's Common Stock (or in part the Company's Common Stock and in part cash) (the "Stock Alternative") as an alternative to the all cash consideration provided under the Palmer Merger Agreement. The holders explained that they were interested in maintaining an equity interest in the cellular telephone business and that there were very few other publicly traded companies whose businesses were focused solely on cellular telephone systems. While it would be possible for such holders to acquire the Company's Common Stock in the open market following the Palmer Merger, the number of outstanding shares of the Company's Common Stock is relatively small and the shares are relatively thinly traded. Accordingly, the holders expressed an interest in receiving shares of the Company's Common Stock directly in exchange for their Palmer shares. The Company thereupon informed Goldman Sachs that it was interested in providing the Stock Alternative to Palmer stockholders. Goldman Sachs and certain members of Palmer management stated that so long as the Stock Alternative did not delay the closing or impair the Palmer stockholders' ability to receive $17.50 in cash for their shares if they so desired, Palmer would have no objection if a Stock Alternative were presented directly by the Company to Palmer stockholders. The Company did not suggest to Palmer amending the Palmer Merger Agreement to provide for the Stock Alternative because the Company believed it could adequately present the Stock Alternative directly to Palmer stockholders through the Exchange Offer.

TERMS OF THE PALMER MERGER AGREEMENT

  The following description of certain provisions of the Palmer Merger Agreement is only a summary and does not purport to be complete. This discussion is qualified in its entirety by reference to the complete text of the Palmer Merger Agreement, which is attached to this Proxy Statement as Annex I and incorporated by reference herein.

 The Palmer Merger

  On May 23, 1997, the Company, PCW and Palmer executed the Palmer Merger Agreement, which provides, among other things, for the merger of PCW with and into Palmer, with Palmer as the surviving corporation (the "Surviving Corporation"). At or subsequent to the Palmer Merger, Palmer will change its name to "Price Communications Wireless, Inc." At the effective time of the Palmer Merger (the "Effective Time") , all of the issued and outstanding shares of common stock of Palmer will be converted into the right to receive $17.50 per share in cash, without interest. The Company has also agreed to repay the Palmer Existing Indebtedness. In connection with this transaction, PCW has entered into an agreement to sell (subject to the satisfaction of certain conditions), at the Effective Time, Palmer's Fort Myers, Florida MSA for $168 million (which will generate approximately $166.3 million of proceeds to the Company). The proceeds of the Fort Myers Sale will be used to fund a portion of the Acquisition.

 Conversion of Palmer Common Stock in the Palmer Merger

  At the Effective Time, all of the issued and outstanding shares of common stock of Palmer will be converted into the right to receive $17.50 per share in cash ("Per Share Amount"). All such shares of common stock shall cease to be outstanding and shall automatically be canceled and retired. All shares of capital stock of Palmer owned, directly or indirectly, by the Company, PCW or any subsidiary of the Company, and all shares of capital stock of Palmer held in its treasury shall be canceled and extinguished without any conversion thereof and no cash shall be delivered or deliverable in exchange therefor. Each share of common stock, par value $.01 per share, of PCW issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation with the result that the Surviving Corporation will be an indirect wholly-owned subsidiary of the Company.

 Certificate of Incorporation and Bylaws

  The Palmer Merger Agreement provides that the Certificate of Incorporation of PCW as in effect immediately prior to the Effective Time and as amended by the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation. The Bylaws of PCW, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

 Directors and Officers

  The directors of PCW shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Palmer shall continue as the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. Robert Price is the sole director of PCW.

 FCC Approval

  The consummation of the Acquisition is subject to FCC approval of the transfer of control of Palmer to the Company. The Fort Myers Sale is also subject to FCC approval. The application for approval of the transfer of control of Palmer to the Company and the application for the approval of Fort Myers Sale are being reviewed by the FCC concurrently and simultaneous action by the FCC on the applications is expected.

 Effective Time

  The Effective Time of the Palmer Merger, at which time the closing of the Palmer Merger will occur and the conversion of the shares of Palmer common stock will become effective, will be the time of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. This filing will occur as soon as practicable following the satisfaction or waiver of the closing conditions set forth in the Merger Agreement. The Effective Time is currently expected to take place in October 1997. See "--Termination Rights" and "--Conditions".

 Payment

  As of the Effective Time, the Company shall, on behalf of PCW, deposit with a bank designated by Palmer and the Company (the "Paying Agent"), for the benefit of the holders of shares of common stock of Palmer, for payment through the Paying Agent, cash in an amount equal to the Per Share Amount multiplied by the number of shares of common stock outstanding immediately prior to the Effective Time (excluding any shares owned by the Company, PCW, or a subsidiary of the Company, or shares held in the treasury) (such cash being hereinafter referred to as the "Payment Fund") to Palmer stockholders. The Company shall cause the Paying Agent to deliver cash out of the Payment Fund.

 Representations and Warranties

  The Palmer Merger Agreement contains various customary representations and warranties of Palmer relating to, among other things, organization and qualification, certificate of incorporation and bylaws, capitalization, authority to enter into the Palmer Merger Agreement, absence of conflicts between the Palmer Merger Agreement and other agreements and documents, receipt of required consents or approvals, documents filed with the SEC and the accuracy of information contained therein, financial statements, absence of material adverse changes since December 31, 1996, litigation, governmental licenses and permits, compliance with laws, taxes, intellectual property, material contracts, employee benefit plans, title to and condition of properties and assets, labor relations, environmental matters, insurance, FCC matters, governmental matters, board approval of the Palmer Merger, the shareholders' vote required, opinion of the Palmer board's financial advisor, and broker's or finder's fees.

  PCW and the Company each have made various customary representations and warranties relating to, among other things, organization and qualification, certificate of incorporation and bylaws, authority to enter into the Palmer Merger Agreement, absence of conflicts between the Palmer Merger Agreement and other agreements, receipt of required consents or approvals, and the required vote of the shareholder of PCW. In addition, the Company has made representations and warranties relating to financing of the Palmer Merger, qualification under the Communications Act of 1934, as amended, and FCC rules and regulations, the absence of a requirement of the vote of the shareholders of the Company, litigation, broker's or finder's fees, documents filed with the SEC and the accuracy of information contained therein, financial statements, and absence of material adverse changes since March 31, 1997.

 Covenants and Obligations

  Palmer has agreed, among other things, that during the period from the date of the Palmer Merger Agreement until the Effective Time, Palmer shall: (i) operate the business of Palmer only in the ordinary course; (ii) use reasonable efforts to preserve its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationship with its respective principal customers and suppliers; (iii) use reasonable efforts to maintain its properties and assets; and (iv) use reasonable efforts to keep in full force and effect insurance comparable to that currently maintained. Palmer has also agreed that it will not during such period (i) increase the compensation of directors, executive officers or employees except for increases in the ordinary course of business and consistent with past practice, grant any severance or termination pay, or adopt or amend any employee benefit plan or arrangement; (ii) make any distributions or dividends; (iii) redeem or otherwise reacquire any share of its capital stock, effect any reorganization or recapitalization, or split, combine or reclassify any of its capital stock or issue or authorize any other securities for shares of its capital stock; (iv) sell any shares of, or any options, warrants, or other rights to acquire or convertible into any shares of, its capital stock, except for the issuance of shares upon the exercise of outstanding options and the issuance of shares under Palmer's stock purchase plans or amend the terms of such rights, warrants, or options in a manner inconsistent with the provisions of the Palmer Merger Agreement or to make such terms more favorable to the holders thereof; (v) acquire, merge or consolidate with, or purchase any equity interest in or a portion of the assets of any business corporation, partnership, association or other business organization or division, or make or commit any capital expenditures other than in the ordinary course of business consistent with past practice; (vi) sell, lease or otherwise dispose of any material assets except for the grant of purchase money security interests not to exceed $500,000 in the aggregate and dispositions in the ordinary course of business and consistent with past practice; (vii) amend its certificate of incorporation, bylaws or other governing documents in such a manner that would have an adverse impact on the consummation of the Palmer Merger or would be adverse to the Company's interests; (viii) change its methods of accounting, make or rescind any election relating to taxes, settle or compromise any claim or suit relating to taxes (except where the amount in question does not exceed $500,000), or change its tax policies or procedures, except as may be required by law or to comply with generally accepted accounting principles; (ix) incur any obligation for borrowed money, other than purchase money indebtedness not to exceed $500,000, indebtedness incurred in the ordinary course of business under existing loan agreements, and capitalized leases not to exceed $1,000,000 in the aggregate; (x) enter into or modify any material contracts without the written consent of the Company; or (xi) agree in writing or otherwise to do any of the foregoing.

 No Solicitation

  Palmer has agreed that it will not, and will not permit any of its officers, directors, employees, representatives, agents, or direct or indirect stockholders of Palmer, to directly or indirectly encourage or solicit any proposal that constitutes an Acquisition Proposal (as defined below), engage in any discussions or negotiations or provide any information to any person relating thereto or in furtherance thereof or accept any Acquisition Proposal; provided, however, that Palmer or its board of directors is permitted to make any disclosure to its stockholders that, in the judgment of its board of directors in accordance with, and based upon, the advice of outside counsel, is required under applicable law. For purposes of the Palmer Merger Agreement, "Acquisition Proposal" means any offer to acquire (or meaningful indication of interest in the acquisition of) all or any substantial part of the business and properties or capital stock of Palmer, whether by merger, consolidation, sale of assets or stock, tender offer or similar transaction or series of transactions involving Palmer or its direct or indirect stockholders.

  Notwithstanding the foregoing, the board of directors of Palmer, in the exercise of and as required by its fiduciary duties as determined in good faith by the board of directors of Palmer in accordance with and based upon the advice of outside counsel, may (i) furnish information (including, without limitation, confidential information) concerning Palmer to a third party who makes an unsolicited request for such information for the purpose of making an Acquisition Proposal, provided that such third party executes and delivers a confidentiality agreement in a customary form, and (ii) engage in discussions or negotiations with a third party who submits in writing an interest in making an Acquisition Proposal that the board of directors believes, based on advice of its financial advisors, is reasonably capable of being consummated and is reasonably likely to be superior to the transactions contemplated by this Agreement from a financial point of view to all stockholders of Palmer, provided, however, that in the case of clause (i) or (ii) hereof, Palmer shall promptly notify the Company in writing of such request for information or Acquisition Proposal, providing reasonable details with respect thereto, and shall keep the Company informed as to the status of any discussions or negotiations referred to in clause (ii) above.

 Conditions

  The respective obligations of the Company, PCW and Palmer to effect the Palmer Merger and the other transactions contemplated by the Palmer Merger Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law: (i) stockholder approval by the requisite vote of the stockholders of Palmer in accordance with applicable law; (ii) the absence of any action or proceeding which is then in effect and has the effect of prohibiting the Palmer Merger or any of the transactions contemplated thereby;
(iii) termination of all applicable waiting periods under the HSR Act; and
(iv) all consents, waivers, approvals and authorizations required to be obtained from the FCC (the "FCC Transfer Approvals"), and all filings or notices required to be made with the FCC by the Company, PCW and Palmer prior to consummation of the transactions contemplated in the Palmer Merger Agreement. Each of the FCC Transfer Approvals shall have become a Final Order. For purposes of the Palmer Merger Agreement, "Final Order" shall mean an action by the FCC: (i) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadline, if any, provided by applicable statute or regulation; (ii) with respect to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review that is filed within such period is pending, and (iii) as to which the deadlines, if any, for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering, or reviewing on the FCC's own motion have expired. The Company may, at its option, waive on behalf of the parties the requirement that the FCC Transfer Approvals shall have become a Final Order.

  The obligations of the Company to effect the Palmer Merger and the other transactions contemplated in the Palmer Merger Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law: (i) the representations and warranties of Palmer made in the Palmer Merger Agreement shall be true and correct in all material respects; (ii) the agreements and covenants of Palmer required to be performed on or before the Effective Time shall have been performed in all material respects; (iii) the Company shall have received legal opinions in form and substance reasonably satisfactory to the Company;
(iv) the Dissenting Shares (as defined in "Dissenters and Appraisal Rights" of this Proxy Statement) shall constitute not greater than ten percent (10%) of the shares of Class A common stock outstanding on the Closing Date; and (v) since the date of the Palmer Merger Agreement, Palmer has experienced no material adverse change to its business. The legal opinions described in clause (iii) above will be delivered by Hogan & Hartson L.L.P., counsel to Palmer, and Lukas, McGowan, Nace & Gutierrez, Chartered, FCC counsel to Palmer, and will cover such customary matters as due authorization of the Palmer Merger Agreement by all necessary corporate action of Palmer, the absence of conflicting agreements or laws, compliance as to form with the Securities Exchange Act of 1934, as amended, of the proxy statement to be submitted to Palmer stockholders in connection with the Palmer Merger Agreement, the absence of litigation, and compliance with FCC rules.

  The obligations of Palmer to effect the Palmer Merger and the other transactions contemplated in the Palmer Merger Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law: (i) the representations and warranties of the Company and PCW made in the Palmer Merger Agreement shall be true and correct in all material respects; (ii) the agreements and covenants of the Company and PCW required to be performed on or before the Effective Time shall have been performed in all material respects; (iii) Palmer shall have received a legal opinion in form and substance reasonably satisfactory to Palmer.

 Regulatory Approvals

  In addition to the federal and state approvals required in connection with the effectiveness of this Proxy Statement, the Palmer Merger requires early termination or lapse of waiting periods under the HSR Act.

 Indemnification

  The Palmer Merger Agreement provides that:

    (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of Palmer on the date of the Palmer Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the right thereunder or persons who at any time prior to the Effective Time were identified as prospective indemnities under the certificate of incorporation or bylaws of Palmer in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Palmer Merger Agreement), unless such modification is required by applicable law.

    (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors and employees of Palmer (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Company and the Surviving Corporation (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation with respect to actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Palmer Merger Agreement).

 Dissenters and Appraisal Rights

  Notwithstanding any other provisions of the Palmer Merger Agreement to the contrary, shares of common stock of Palmer that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who shall not have voted in favor of the Palmer Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Per Share Amount. Such stockholders shall be entitled to receive payment of the appraised value of such shares of common stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of common stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Per Share Amount, upon surrender of the certificate or certificates that formerly evidenced such shares of common stock.

 Termination

  The Palmer Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Palmer Merger Agreement by the stockholders of Palmer. Termination may occur on the following conditions:

    (a) by mutual written consent of each of the Company and Palmer; (b) by either the Company or Palmer if there is a material breach of any representation or warranty in the Palmer Merger Agreement on the part of the other which is not cured within thirty (30) business days following receipt by the breaching party of notice of such breach; (c) by either the Company or Palmer if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any governmental entity prohibiting consummation of the Palmer Merger shall have become final and nonappealable; (d) by either the Company or Palmer if the Palmer Merger Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of Palmer at a special meeting of the Palmer stockholders and the Palmer Merger shall not have been consummated within forty-five days (45) days thereafter; and (e) by either Palmer or the Company if the Palmer Merger shall not have been consummated before December 31, 1997 (the "Termination Date"); provided, however, that the right to terminate the Palmer Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Palmer Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date.

 Voting Agreement

  Concurrently with the execution of the Palmer Merger Agreement, the Company entered into a Voting Agreement with Palmer Communications Incorporated ("PCI"), the majority shareholder of Palmer, pursuant to which PCI has agreed to vote its shares of common stock of Palmer in favor of the Palmer Merger. PCI owns beneficially or of record 17,293,578 shares of Class B common stock of Palmer, which represent 75% of the combined voting power of the Class A common stock and Class B common stock of Palmer. The approval of the majority of the votes cast by holders of Palmer common stock is required for the approval of the Palmer Merger Agreement. The Voting Agreement also provides that PCI shall not dispose of or encumber any shares of Palmer common stock owned or acquired beneficially or of record by PCI, nor will PCI convert any shares of Class B common stock of Palmer into shares of Class A common stock. In addition, PCI granted to the Company an option to purchase all of the common stock of Palmer owned by PCI at the cash exercise price of $17.50 per share, which option is exercisable at any time prior to termination of the Voting Agreement if PCI fails to vote its shares as required by the Voting Agreement.

 Certain Expenses

  The Palmer Merger Agreement provides that each party will pay its own expenses. All FCC annual regulatory fees which are due and payable prior to Closing shall be pad by Palmer prior to Closing.

  Palmer shall pay the Company a fee (the "Fee") of Fifteen Million Dollars ($15,000,000), if the Palmer Merger Agreement is (i) terminated either (A) by the Company as a result of Palmer's material breach of its obligations under the Palmer Merger Agreement, (B) by Palmer or the Company if the requisite stockholder approval of the Palmer Merger is not obtained and (ii) either (x) an Alternative Transaction (as defined below) has been publicly announced and has not been withdrawn at the time of such termination (in which event the Fee shall be paid simultaneously with such termination) or (y) an Alternative Transaction is consummated on or prior to the date that is one (1) year after the date of the Palmer Merger Agreement (in which event the Fee shall be paid simultaneously with such consummation). As used herein, an "Alternative Transaction" shall mean any transaction or proposed transaction or related series of transactions (including without limitation any merger, consolidation, sale of assets or stock, tender offer or other transaction) providing for the receipt by Palmer and/or the holders of more than fifty percent (50%) of its common stock of consideration equivalent to a value in excess of $17.50 per share of Palmer common stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Holders of Palmer common stock who receive cash in the Palmer Merger in exchange for their Palmer stock will, in general, recognize gain or loss upon such exchange equal to the difference between the cash received and their tax basis in the Palmer stock exchanged. Palmer holders who also participate in the Exchange Offer will generally not recognize gain or loss on their receipt of Holding Company Common Stock in the exchange. In the event that Company Common Stock is received by a holder in the Exchange Offer, gain or loss will generally be recognized by such holder on the exchange in an amount equal to the difference between the fair market value of the Company Common Stock received and the tax basis of such holder in the Palmer stock exchanged. In certain circumstances, some or all of the cash received by Palmer holders who also participate in the Exchange Offer may be treated as dividend income (to the extent of applicable earnings and profits) rather than income from the sale or exchange of a capital asset.

                        APPROVAL OF THE STOCK ISSUANCE

GENERAL

  At the Special Meeting the shareholders of the Company are being asked to approve the Stock Issuance which provides for the issuance by the Company of up to 10,000,000 authorized but unissued shares of the Company's Common Stock to be used to pay, through the Exchange Offer, a portion of the purchase price for the common stock of Palmer pursuant to the Acquisition. See "The Acquisition." To the extent all of the shares of Common Stock so authorized for issuance are not issued in the Exchange Offer, such shares may be issued in the future to pay all or a portion of the purchase price of possible future acquisitions. Assuming that the maximum of 10,00,000 shares of the Company's Common Stock are issued to Palmer stockholders in the Exchange Offer, the former Palmer stockholders will own approximately 66.6% of the outstanding shares of Company's Common Stock.

  The proposal to approve the Stock Issuance is being presented to the Company's shareholders in accordance with Section 712 of the Listing Standards, Policies and Requirements of the American Stock Exchange ("AMEX").
Section 712 requires shareholder approval (pursuant to a proxy solicitation conforming to Securities and Exchange Commission proxy rules) as a prerequisite to approval of applications to list additional shares to be issued as sole or partial consideration for an acquisition of the stock or assets of another company where the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more.

RECOMMENDATION OF BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE STOCK ISSUANCE. The Directors and executive officers of the Company, who together hold approximately 29.9% of the combined voting power of the Common Stock and Preferred Stock, intend to vote their shares of Common Stock and Preferred Stock in favor of this proposal.

VOTE REQUIRED

  Under New York law and the Company's Certificate of Incorporation and By-laws, the holders of a majority of the voting power of the outstanding shares entitled to vote, present in person or represented by proxy constitutes a quorum. If a quorum is established, the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock and Preferred Stock present in person or represented by proxy at the Special Meeting is required to approve the Stock Issuance. Abstentions and broker non-votes will be counted only for the purposes of determining a quorum.

RIGHTS OF DISSENTING SHAREHOLDERS

  Under New York law, shareholders of the Company who object to the Stock Issuance will not be afforded appraisal rights.

            APPROVAL OF THE AMENDMENT AUTHORIZING ADDITIONAL SHARES

GENERAL

  The Certificate of Incorporation of the Company currently authorizes the issuance of up to 20,000,000 shares of Preferred Stock and up to 40,000,000 shares of Common Stock. The Board of Directors is proposing to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 shares to 60,000,000 shares. As of August 8, 1997 there were 2,221,199 shares of Preferred Stock and PIK Preferred Stock outstanding and 5,011,281 shares of Common Stock outstanding.

RECOMMENDATION OF BOARD OF DIRECTORS

  The additional authorized shares that would be available for issuance, if the proposed Amendment Authorizing Additional Shares is approved, may be issued for any proper corporate purpose by the Board of Directors at any time without further shareholder approval (subject, however, to applicable statutes and the rules of the AMEX which require shareholder approval for the issuance of shares in certain circumstances). The Board of Directors believes it is desirable to give the Company this flexibility in considering such matters as stock dividends, raising additional capital, acquisitions, or other corporate purposes. The authorization of such shares will enable the Company to act promptly and without additional expense if appropriate circumstances arise which require the issuance of such shares. Although the Company has engaged in discussions from time to time regarding the issuance and sale of shares of Common Stock, other than as described under "The Acquisition," the Company currently has no present agreements or commitments to issue any additional shares. Holders of Common Stock are not entitled to preemptive rights, and to the extent that any additional shares of Common Stock or securities convertible in Common Stock may be issued on other than a pro rata basis to current shareholders, the present ownership portion of current shareholders may be diluted.

  The increase in the number of authorized shares of Common Stock has not been proposed for any anti-takeover purpose, and the Board of Directors and executive officers of the Company have no knowledge of any current effort to obtain control of the Company or to accumulate large amounts of its Common Stock. However, the availability of additional shares of Common Stock could make any attempt to gain control of the Company or of the Board of Directors more difficult. Shares of authorized but unissued Common Stock could be issued in an effort to dilute the stock ownership and voting power of any person or entity desiring to acquire control of the Company, which might have the effect of discouraging or making less likely such a change of control. Such shares could also be issued to other persons or entities who support the Board of Directors in opposing a takeover attempt that the Board of Directors has deemed not to be in the best interests of the Company and its shareholders.

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE AMENDMENT AUTHORIZING ADDITIONAL SHARES. The Directors and executive officers of the Company, who together hold approximately 29.9% of the combined voting power of the Common Stock and Preferred Stock, intend to vote their shares of Common Stock and Preferred Stock in favor of this proposal.

VOTE REQUIRED

  The affirmative vote of a majority of the voting power of the outstanding shares of Common Stock and Preferred Stock is required to approve the Amendment Authorizing Additional Shares.

RIGHTS OF DISSENTING SHAREHOLDERS

  Under New York law, shareholders of the Company who object to the proposal to approve the Amendment Authorizing Additional Shares will not be afforded appraisal rights.

                         APPROVAL OF A HOLDING COMPANY

GENERAL

  In order to facilitate the Company's access to sources of financing by adding an additional potential borrower in the Company's holding company structure, the Board of Directors of the Company has determined that it would be in the best interests of the Company to create a holding company which will own all of the outstanding securities of the Company. Although the holding company structure to be created by the Holding Company Merger is intended to facilitate the Company's access to sources of financing, the Holding Company Merger is not otherwise expected to have any effect on the Company or its shareholders, who will become shareholders of Holdings.

  At the Special Meeting the shareholders of the Company are being asked to approve the adoption of the Plan of Merger among the Company, Holdings and Sub, which provides for the merger of Sub into the Company.

  As a result of the Holding Company Merger, Holdings will be owned by the shareholders of the Company immediately prior to the Holding Company Merger, and the Company will become a wholly-owned subsidiary of Holdings. Holdings, which will then be a publicly held company, will change its name to Price Communications Corporation, and the Company will change its name to Price, Inc. A vote in favor of the Holding Company Merger will also be a vote in favor of the name changes.

  It is anticipated that the Holding Company Merger will be accounted for as a restructuring. The Holding Company Merger will not affect the ultimate responsibility of corporate management for profitable growth and the creation of shareholder value.

RECOMMENDATION OF BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO CREATE A HOLDING COMPANY BY ADOPTING THE PLAN OF MERGER. The Directors and executive officers of the Company, who together own approximately 29.9% of the combined voting power of the Common Stock and Preferred Stock, intend to vote their shares of Common Stock and Preferred Stock in favor of this proposal.

  In recommending the approval of the Holding Company Merger to the shareholders of the Company, the Board of Directors considered the following points, among others;

 . There will be no change in the state of incorporation, since both the Company and Holdings are New York corporations.

 . The Certificate of Incorporation and Bylaws of Holdings will be identical in substance to the Company's Certificate of Incorporation and Bylaws immediately prior to the Holding Company Merger, with a total of 60,000,000 shares Holdings Common Stock authorized. Therefore, Holdings will have the same authorized capital stock as the Company with the same rights and privileges (assuming that the Company's shareholders authorize the Amendment Authorizing Additional Shares). Holdings will change its name to Price Communications Corporation.

 . Each share of Common Stock, each share of Preferred Stock and each share of Senior Payment-In-Kind Increasing Rate Preferred Stock ("PIK Preferred Stock") of the Company will be converted automatically into one share of Holdings Common Stock, one share of Holdings Preferred Stock and one share of Holdings PIK Preferred Stock, respectively, with the same rights and privileges. Certificates for shares of Common Stock will automatically represent shares of Holdings Common Stock. No exchange of stock certificates will be required.

 . The shares of Holdings Common Stock are expected to be listed for trading on the AMEX, as the shares of Common Stock are currently. Holdings will be a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

 . Immediately after the Holding Company Merger, Holdings will, on a consolidated basis, have the same assets, liabilities and shareholders equity as the Company. The business of the Company will remain unchanged.

 . Holdings will have the same directors and officers as the Company at the time of the Holding Company Merger.

 . The Holding Company Merger will not add "anti-takeover" protections or have an anti-takeover effect.

 . There will be no contractual restrictions or restrictions in the Company's certificate of incorporation on the ability of the Company to pay dividends to Holdings. See "Risk Factors--Limitations on Access to Cash Flow of Subsidiaries."

PLAN OF MERGER

  General. The Holding Company Merger will be accomplished through the Plan of Merger, a copy of which is annexed hereto as Annex I. The information set forth below is qualified in its entirety by reference to the Plan of Merger.

  The Holding Company Merger will become effective upon the filing of a certificate of merger with the Secretary of State of New York. The filing is expected to occur prior to consummation of the Exchange Offer. The date of such filing is referred to as the "Holding Company Merger Effective Date."

  Conversion. In accordance with the Plan of Merger and subject to shareholder approval and the fulfillment or waiver of certain other conditions described herein, on the Holding Company Merger Effective Date each share of Common Stock of the Company outstanding immediately prior to the Holding Company Merger, each share of Preferred Stock of the Company outstanding immediately prior to the Holding Company Merger and each share of PIK Preferred Stock of the Company outstanding immediately prior to the Holding Company Merger will be converted automatically into one share of Holdings Common Stock, one share of Holdings Preferred Stock and one share of Holdings PIK Preferred Stock, respectively. As a result of the Holding Company Merger, Sub will be merged with and into the Company, and the Company's shareholders will become shareholders of Holdings. In addition, the Unit Warrants will, pursuant to their terms, entitle the holders thereof to purchase shares of Holdings Common Stock upon the exercise thereof in lieu of shares of Company Common Stock. Under the Plan of Merger, the approval of the Holding Company Merger will be deemed to be approval of the assumption by Holdings of the Company's 1992 Long-Term Incentive Plan. The 1992 Long Term Incentive Plan, which was approved by shareholders in 1992, authorizes the issuance of up to 1,250,000 shares of Common Stock to senior officers, senior management and other key employees of the Company and its subsidiaries in the form of non-qualified or incentive stock options, stock appreciation rights, restricted stock, performance shares, performance units and other stock-based awards. An aggregate of 784,330 shares have been issued or are reserved for issuance pursuant to outstanding options under the 1992 Long Term Incentive Plan, while an aggregate of 465,670 shares will remain available for issuance under the Plan following the assumption of the Plan in the Holding Company Merger.

  Conditions to the Holding Company Merger. The Holding Company Merger is subject to the following conditions, among others:

    (a) approval of the Plan of Merger by the holders of two-third of the voting power of all outstanding shares of Common Stock and Preferred Stock entitled to vote;

    (b) approval for listing the shares of Holdings Common Stock issuable in the Holding Company Merger for trading on the AMEX; and

    (c) absence of an injunction or litigation relating to the Holding Company Merger.

  Amendment, Waiver or Termination of the Plan of Merger. The Plan of Merger provides that the Company, Holdings and Sub may amend any of the terms of, or waive any of the conditions to, the Plan of Merger before the consummation of the Holding Company Merger and before or after shareholder approval, provided that any such amendment will not, in the opinion of the Board of Directors of the Company, have any materially adverse effect on the shareholders of the Company. In addition, the Plan of Merger provides that the

Plan of Merger may be terminated by the Board of Directors of the Company at any time prior to the Holding Company Merger Effective Date notwithstanding shareholder approval.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a general description of certain of the federal income tax consequences of the Holding Company Merger to holders of Common Stock without consideration of the particular facts and circumstances of each holder's situation. Although it is not anticipated that state or local income tax consequences to shareholders will vary substantially from the federal income tax consequences described below, shareholders are urged to consult their own tax advisors with respect thereto. The following discussion may not apply to holders of Common Stock who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code").

  A shareholder will not recognize gain or loss upon the conversion of the Common Stock into Holdings Common Stock, and a shareholder's tax basis in the shares of Holdings Common Stock into which the shareholder's shares of Common Stock are converted will be the same as that shareholder's basis in such Common Stock. A shareholder's holding period in the shares of Holdings Common Stock into which the shareholder's shares of Common Stock are converted will include the holding period of such Common Stock, if the shareholder holds such shares as capital assets at the time of the Holding Company Merger. Each shareholder that receives Holdings Common Stock in the Holding Company Merger will be required to retain records and file with such shareholder's Federal income tax return a statement setting forth certain facts related to the Holding Company Merger.

RIGHTS OF DISSENTING SHAREHOLDERS

  Under New York law, shareholders of the Company who object to the proposal to approve the creation of a holding company will not be afforded appraisal rights.

DESCRIPTION OF CAPITAL STOCK

  General. The Certificate of Incorporation of Holdings is identical in substance to the Company's and, after the Holding Company Merger Effective Date, Holdings will have issued the same number of shares of Holdings Common Stock, Holdings Preferred Stock and Holdings PIK Preferred Stock as the Company has issued shares of Common Stock, Preferred Stock and PIK Preferred Stock immediately prior to the Holding Company Effective Date. Sub has issued and outstanding 100 shares of common stock, $.01 par value, of Sub ("Sub Common Stock"), all of which are owned by Holdings.

  Common Stock and Holdings Common Stock. Holders of Common Stock and Holdings Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Shareholders casting a plurality of votes of the shareholders entitled to vote in an election of directors may elect all of the directors standing for election. Holders of Common Stock and Holdings Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the applicable Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of preferred stock that may be issued at such future time or times. Upon the liquidation, dissolution or winding up of the Company or Holdings, the holders of Common Stock and Holdings Common Stock are entitled to receive ratably the net assets of the Company or Holdings, as the case may be, available after the payment of all debts and other liabilities and subject to the prior rights of PIK Preferred Stock and Preferred Stock or Holdings PIK Preferred Stock and Holdings Preferred Stock, as the case may be, that may be issued at such time. Holders of Common Stock and Holdings Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock and the shares of Holdings Common Stock to be outstanding following the Holding Company Merger are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock and Holdings Common Stock are subject to the rights of the holders of shares of any series of preferred stock or Holdings preferred stock, as the case may be, which the Company may designate and issue in the future.

  Rights Agreements. Each share of the Company's Common Stock currently includes one right (a "Company Right") to purchase shares of Common Stock under the circumstances contemplated by the Company's shareholders' rights plan (the "Company Rights Agreement"). Prior to the Holding Company Merger, Holdings will adopt a substantially identical shareholders' rights plan (the "Holdings Rights Agreement" and, together with the Company Rights Agreement, the "Rights Agreement"), and upon the Holding Company Merger, each Company Right will be converted into one right (a "Holdings Right" and, together with the Company Rights, the "Rights") to purchase shares of Holdings Common Stock under the circumstances contemplated by the Rights Agreements.

  Each Right initially represents the right, when exercisable, to purchase a share of the Company's Common Stock or Holdings Common Stock, as the case may be, at a purchase price of $18.00 per share. The Rights are not exercisable, and cannot be transferred separately from the common stock until the first date (the "Distribution Date") of a public announcement that a person or group has acquired beneficial ownership of 20% or more of the outstanding shares of common stock. A person or group whose acquisition of common stock causes a Distribution is referred to as an "Acquiring Person." Certain shareholders, who owned in excess of 20% of the Company's Common Stock on the date of adoption of the Company Rights Agreement and certain of their affiliates and permitted transferees are not deemed to be Acquiring Persons and their ownership will not cause a Distribution Date unless they acquire an additional one percent or more of the common stock. Prior to the consummation of the Exchange Offer, the Rights Agreements will be amended to clarify that Palmer stockholders who acquire the Company's Common Stock or Holdings Common Stock, as the case may be, in the Exchange Offer will not be deemed Acquiring Persons as a result of such acquisition.

  If any person becomes an Acquiring Person, each holder of Rights (other than Rights that have become void as described below) will thereafter have the right (the "Flip-In Right") to receive, upon exercise of the Rights, the number of shares of the Company's Common Stock or Holdings Common Stock, as the case may be (or in certain circumstances, other securities or debt of the Company or Holdings, as the case may be), having a value, immediately prior to such triggering event, equal to two times the aggregate exercise price of such Rights. The Company's or Holdings' Board of Directors, at its option, may exchange the Flip-In Rights for shares of common stock or certain other securities of the corporation, provided that (i) no person is the beneficial owner of 50% or more of the common stock at the time of such exchange and (ii) such exchange must be authorized by a majority of the Board and the Disinterested Directors (as defined in the Rights Agreements). All Rights owned by an Acquiring Person or an affiliate or associate thereof will be void.

  If, after there is an Acquiring Person, the Company or Holdings, as the case may be, is acquired in a merger or other business combination transaction in which the holders of all outstanding common stock immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or in which more than 50% of the corporation's assets or earning power is sold or transferred, then each holder of Rights (except those owned by an Acquiring Person or an affiliate or associate thereof) will thereafter have the right (the "Flip-Over Right") to receive, upon exercise of such Rights, common stock of the acquiring company having a value equal to two times the aggregate exercise price of the Rights. The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercised or surrenders the Flip-In Right.

  The exercise price per Right is subject to adjustment upon certain dividends and upon certain subdivisions, combinations and reclassifications of the shares of common stock. The Rights may also be redeemed, in whole but not in part, at a price of $.01 per Right, payable in cash or common stock, at any time prior to the earlier of a person becoming an Acquiring Person, or the expiration of the Rights, if such redemption is approved by the majority of the Board and the Disinterested Directors.

  Preferred Stock and Holdings Preferred Stock. The Board of Directors of each of the Company and Holdings is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 20,000,000 shares of undesignated preferred stock or Holdings preferred stock, as the case may be, in one or more series. Each such series of Company preferred stock or Holdings preferred stock, as the case may be, shall have the number of shares, designations, preferences, powers, qualifications and special or relative rights or privileges as shall be determined by the applicable Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The issuance of preferred stock or Holdings preferred stock, as the case may be, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company or Holdings, as the case may be. The Board of Directors of each of the Company and Holdings has authorized the issuance of 728,133 shares of Series A Preferred Stock and 364,066 shares of Series B Preferred Stock. All authorized shares of the Company's Series A Preferred Stock and Series B Preferred Stock have been issued to Mr. Robert Price, the President of the Company. Pursuant to the Holding Company Merger, each such share will be converted into one share of Holdings Series A Preferred Stock or Holdings Series B Preferred Stock, as the case may be. Each share of Series A Preferred Stock of the Company and Holdings is entitled to one vote per share, and to receive 1% of the dividends and liquidation distributions payable with respect to a share of Common Stock and Holdings Common Stock, respectively. Each share of Series B Preferred Stock of the Company and Holdings is entitled to one-half vote per share, and to receive 1% of the dividends and liquidation distributions payable with respect to a share of Common Stock and Holdings Common Stock, respectively.

  In the event of (i) a merger of the Company, the sale or exchange of all or substantially all of the Company's assets or the occurrence of any other transaction or event as a result of which the holders of Common Stock receive at least $22.00 per share in the case of the Series A Preferred Stock (or $15.00 per share in the case of the Series B Preferred Stock) or (ii) the acquisition of more than 50% of the voting power of the securities of the Company then outstanding by any person, entity or group, provided the market value of the Common Stock of the Company at such time is at least $22.00 per share in the case of the Series A Preferred Stock (or $15.00 per share in the case of the Series B Preferred Stock) (the amount per share received by holders of Common Stock or the market price per share of Common Stock described above being referred to as the "Transaction Price"), Mr. Price would receive a payment per share of Series A Preferred Stock equal to the sum of 25% of the excess of the Transaction Price per share (up to a Transaction Price of $32.00) over $9.125, 50% of the excess of the Transaction Price per share (up to a Transaction Price of $42.00) over $32.00, 100% of the excess of the Transaction Price per share (up to a Transaction Price of $52.00) over $42.00, and 125% of the excess of the Transaction Price per share over $52.00, and Mr. Price would receive a payment per share of Series B Preferred Stock equal to the excess of the Transaction Price over $10.00. To illustrate the foregoing, (A) in the event of a transaction described above resulting in a Transaction Price to the holders of the Company's Common Stock equal to $20.00, Mr. Price would receive no payment in respect of the Series A Preferred Stock and would receive a payment per share of Series B Preferred Stock equal to a $10.00; (B) in the event of a Transaction Price per share of $30.00, Mr. Price would receive a payment per share of Series A Preferred Stock equal to $5.22 (25% of the Transaction Price over $9.125) and a payment per share of Series B Preferred Stock equal to $20.00; (C) in the event of a Transaction Price per share of $40.00, Mr. Price would receive a payment per share of Series A Preferred Stock equal to $9.72 (25% of the excess of $32.00 over $9.125 plus 50% of the excess of $40.00 over $32.00) and a payment per share of Series B Preferred Stock equal to $30.00; and (D) in the event of a Transaction Price per share of $50.00, Mr. Price would receive a payment per share of Series A Preferred Stock equal to $18.72 (25% of the excess of $32.00 over $9.125 plus 50% of the excess of $42.00 over $32.00 plus 100% of the excess of $50.00 over $42.00) and a payment per share of Series A Preferred Stock equal to $40.00. Although the Board of Directors and Compensation Committee of the Company believe that the provisions of the Series A and Series B Preferred Stock provide the Company's President and Chief Executive Officer with incentive to maximize shareholder value by providing such officer with significant profit upon the consummation of various business combination transactions providing the holders of the Company's Common Stock with a payment per share significantly in excess of current trading prices, the Series A Preferred Stock and Series B Preferred Stock may be viewed as having the potential effect of discouraging a bidder's proposal to acquire control of or merge with the Company in that such Preferred Stock would increase the cost to a bidder of certain of such transactions. For example, a transaction resulting in a Transaction Price of $30.00 per share to holders of the Company's Common Stock would result in a total payment in respect of the Series A Preferred

Stock and Series B Preferred Stock equal to $11,082,174. In addition, the votes cast by such shares of Preferred Stock (a total of 910,166 votes, or 14.8% of the total votes cast by all outstanding shares of the Company's Common Stock and Preferred Stock as of August 8, 1997) would make it more difficult for a bidder to elect directors or enact shareholder proposals opposed by management of the Company.

  The shares of Series A Preferred Stock will be repurchased by the Company in the event of Mr. Price's death or termination of employment prior to a transaction resulting in a payment as aforesaid, as follows:

    (i) If his employment with the Company terminates because of death or disability or termination by the Company not for cause, or his retirement subsequent to the Company's Common Stock trading for an average of at least $22.00 per share over a period of 10 consecutive trading days, the Company will repurchase the Series A Preferred Stock at its then fair market value, as determined by appraisal.

    (ii) If his employment terminates for any reason except as aforesaid, the Company will repurchase the Series A Preferred Stock at the lower of the price paid by him for such stock or its then fair market value, as determined by appraisal.

  The shares of Series B Preferred Stock will be repurchased by the Company upon Mr. Price's request provided that the trading price of the Company's Common Stock during any period of 10 consecutive trading days prior to such request was at least $15.00 per share, for a purchase price equal to its then fair market value, as determined by appraisal. In addition, the shares of Series B Preferred Stock will be repurchased by the Company in the event of Mr. Price's death or termination of employment prior to a transaction resulting in a payment as set forth in the second preceding paragraph, as follows:

    (i) If his employment with the Company terminates because of death or disability or termination by the Company not for cause, or his retirement subsequent to the Company's Common Stock trading for an average of at least $15.00 per share over a period of 10 consecutive trading days, the Company will repurchase the Series B Preferred Stock at its then fair market value, as determined by appraisal.

    (ii) If his employment terminates for any reason except as aforesaid, the Company will repurchase the Series B Preferred Stock at the lower of the price paid by him for such stock or its then fair market value, as determined by appraisal.

  The foregoing provisions with respect to the Series A and Series B Preferred Stock are subject to appropriate adjustment in the event of a stock split, stock dividend or similar event affecting the Company's Common Stock.

  The Holdings Series A and Series B Preferred Stock will contain provisions identical in substance to the foregoing. Neither the Holding Company Merger, the Palmer Merger nor Exchange Offer will trigger any repurchase or other rights to payment in respect of the Series A or Series B Preferred Stock.

  PIK Preferred Stock and Holdings PIK Preferred Stock. The Company has had a long-standing program of repurchasing shares of its Common Stock, which the Company believes currently represents a good long term investment for the Company and an appropriate use of its current cash resources. From time to time, the Company engaged in discussions with the Franklin Funds concerning the purchase of 2,291,953 shares of its Common Stock held by the Franklin Funds, but the Company was unable to negotiate a purchase from the Franklin Funds directly. In June 1997, NatWest Capital Markets Limited ("NatWest") approached the Company with a proposal for a transaction, negotiated in June and July, 1997, in which: (i) NatWest would purchase the shares owned by the Franklin Funds directly from the Franklin Funds, (ii) NatWest would agree to act as initial purchaser in the Cellular Holdings Offering, (iii) the Company would issue the NatWest 1,129 units (the "PIK Units") of PIK Preferred Stock and warrants ("PIK Warrants") to NatWest in exchange for the shares of Common Stock acquired from the Franklin Funds and $3.0 million in fees payable to NatWest in connection with the Cellular Holdings Offering and (iv) the PIK Units would be redeemed out of the proceeds of the Cellular Holding Offering following the consummation of the Palmer Merger. Each PIK Unit consists of 1,000 shares of PIK Preferred Stock, each with a liquidation value of $25.00 per share, and PIK Warrants to purchase 515.6 shares of the Company's Common Stock per Unit (or an aggregate of 582,112 shares of the Company's Common

Stock, representing in the aggregate 10% of the fully diluted shares of Common Stock of the Company) at an exercise price of $0.01 per share. The PIK Preferred Stock is callable at the Company's option, together with the PIK Warrants, at any time in whole or in part on or prior to 90 days from the issue date and at any time thereafter at the Company's option if NatWest or an affiliate is the holder of all the PIK Preferred Stock, at a redemption price equal to 100% of the liquidation preference of the PIK Preferred Stock, plus accrued dividends. The Company has contractually agreed with NatWest to use a portion of the proceeds of the Cellular Holdings Offering to redeem the PIK Units. The transaction reflects a significant redemption premium represented by the redemption price of the PIK Units (approximately $29.5 million) over the per share trading values of the Common Stock at the time of the transaction (approximately $6 5/16 to $9 1/4 per share during June and July
1997). The Company believes that the redemption premium was appropriate given the size of the block of its Common Stock so purchased (approximately 30% of then outstanding Common Stock) and the value contributed by NatWest in connection with the Cellular Holdings Offering.

  The Holdings PIK Preferred Stock will contain provisions comparable to the foregoing. In addition, from and after the Holding Company Merger Effective Date, the Warrants will, pursuant to their terms, entitle the holders thereof to purchase shares of Holdings Common Stock upon the exercise thereof in lieu of shares of Company Common Stock.

CERTAIN INFORMATION CONCERNING SUB AND HOLDINGS

  Business of Sub and Holdings. Sub and Holdings are companies that were formed in June 1997 at the direction of the Company for the purpose of effecting the Holding Company Merger. Other than entering into the Plan of Merger, they have undertaken no operations.

  Market Price and Dividends on Common Stock of Sub and Holdings. All the outstanding Sub Common Stock is owned by Holdings. Holdings has issued one share of Holdings Common Stock to the Company which will be cancelled at the Holding Company Merger Effective Date. The Sub Common Stock and the Holdings Common Stock are not publicly traded. Holdings intends to apply for listing the Holdings Common Stock to be issued in connection with the Holding Company Merger for trading on the AMEX and it is a condition to effectiveness of the Holding Company Merger that such listing application be approved. Neither Sub nor Holdings has ever declared a dividend on its capital stock.

  Selected Financial Data of Sub and Holdings. Sub and Holdings have no operations or operating history and, on a consolidated basis, have no assets and have never generated revenues.

                                 RISK FACTORS

  In addition to the other matters described in this Proxy Statement, each shareholder of the Company should consider the specific factors set forth below.

  This Proxy Statement contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this Proxy Statement and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers primarily with respect to the future operating performance of the Company. Shareholders are cautioned that any such forward looking statements are not guarantees of future performance and may involve risks and uncertainties, and that actual results may differ from those in the forward looking statements as a result of factors, many of which are outside the control of the Company. The accompanying information contained in this Proxy Statement, including without limitation the information set forth below and the information under the headings "Company Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Palmer Management's Discussion and Analysis of Financial Condition and Results of Operations", identifies important factors that could cause such differences.

LEVERAGE AND LIQUIDITY

  The Company will be highly leveraged upon consummation of the Acquisition. See "Unaudited Pro Forma Condensed Consolidated Financial Statements". The Company's high degree of leverage could limit significantly its ability to make acquisitions, withstand competitive pressures or adverse economic conditions, obtain necessary financing or take advantage of business opportunities that may arise.

  Upon consummation of the Acquisition, the Company's only committed source of liquidity is expected to be the New Credit Facility. While the Company expects to have sufficient availability under the New Credit Facility to meet its liquidity needs, the terms of the New Credit Facility which determine the availability thereunder are still under negotiation. Although PCW has received a commitment to provide the New Credit Facility, the commitment is subject to significant conditions, including the absence of material adverse change, the negotiation, execution and delivery of definitive documentation, consummation of the Fort Myers Sale (or arrangements satisfactory to the lenders under the New Credit Facility for short-term financing bridging such sale), consummation of the Merger, the repayment of the Palmer Existing Indebtedness with the proceeds of the term loan to be provided under the New Credit Facility or other financing, the receipt by PCW of an equity contribution in cash or Palmer common stock from a subsidiary of the Company and application to the Acquisition of the proceeds of the PCW Offering and a portion of proceeds from the Cellular Holdings Offering. Therefore, there can be no assurances that the New Credit Facility will be entered into. In addition, borrowings under the New Credit Facility will be subject to significant conditions, including compliance with certain financial ratios and the absence of any material adverse change. If the Fort Myers Sale is not consummated, the Company will need to obtain $166.3 million of additional financing to consummate the acquisition of Palmer. There can be no assurances the Company will be able to obtain such financing or as to the terms of any such financing, all of which could be additional indebtedness. The Company's ability to meet its working capital and operational needs and to provide funds for debt service, capital expenditures and other cash requirements is dependent upon the availability of financing under the New Credit Facility. In addition, the Company intends to pursue opportunities to acquire additional cellular telephone systems which, if successful, will require the Company to obtain additional equity or debt financing to fund such acquisitions. There can be no assurances as to the availability or terms of any such financing or that the terms of the notes issued pursuant to the PCW Offering or the Cellular Holdings Offering (together, the "Notes") or the New Credit Facility will not restrict or prohibit any such debt financing.

  The Company's ability to borrow is also limited by the terms of the outstanding PIK Preferred Stock, which limits the ability of the Company and its subsidiaries to incur additional indebtedness and to make certain restricted payments, including investments. A portion of the proceeds of the Cellular Holdings Offering will be used to redeem the PIK Preferred Stock.

  The Company's ability to meet its debt service requirements, including those represented by the Notes and the New Credit Facility, will require significant and sustained growth in the Company's cash flow. There can be no assurance that the Company will be successful in improving its cash flow by a sufficient magnitude or in a timely manner or in raising additional equity or debt financing to enable the Company to meet its debt service requirements.

LIMITATIONS ON ACCESS TO CASH FLOW OF SUBSIDIARIES

  The Company does not have, and in the future may not have, any assets other than the common stock of its subsidiaries. The New Credit Facility, the Notes and other financing instruments to which the Company's subsidiaries are or may in the future be a party impose, and in the future may impose, substantial restrictions on the ability of the Company's subsidiaries to pay dividends to the Company. Any payment of dividends to the Company will be subject to the satisfaction of certain financial conditions set forth in the New Credit Facility, the Notes and other financing documents as well as restrictions under applicable state corporation law. Following the Holding Company Merger, there will not be any contractual restrictions on the ability of the Company to pay dividends to Holdings, although such dividends may be prohibited by the New York Business Corporation Law. The Company has not in the past paid any dividends to its common shareholders, and does not expect the Company to pay any dividends to common shareholders in the foreseeable future. The ability of the Company and its subsidiaries to comply with the conditions of its financial obligations may be affected by events that are beyond the control of the Company. The breach of any such conditions could result in a default under the New Credit Facility and/or other financing agreements, and in the event of any such default, the lenders under the New Credit Facility or the holders of certain other indebtedness could elect to accelerate the maturity of the loans under such facility or such other indebtedness. In the event of such acceleration, all such outstanding debt would be required to be paid in full before any cash could be distributed to the Company. There can be no assurance that the assets of the Company and its subsidiaries would be sufficient to repay all outstanding indebtedness or meet other financial obligations.

NET LOSSES

  On a pro forma basis after giving effect to the Acquisition and the financing thereof, the Company would have incurred net losses (after interest, depreciation and amortization, minority interest and taxes) of approximately $13.0 million for the three months ended March 31, 1997 and, excluding the effect of the sale of the Company's television station properties in 1996, the Company would have incurred net losses (after interest, depreciation and amortization, minority interest and taxes) of approximately $80.6 million for the year ended December 31, 1996. There can be no assurance that the Company's future operations will generate sufficient earnings to pay its obligations. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

ACQUISITION MAY NOT BE CONSUMMATED OR MAY NOT BE CONSUMMATED AS DESCRIBED

  The consummation of the Acquisition is subject to the satisfaction of certain conditions. In addition, the consummation of the financing related to the Acquisition including the loans under the New Credit Facility, are subject to certain conditions. The failure of any such conditions to be met could result in the failure of the Company to consummate the Acquisition. There can be no assurances that the Company will be successful in consummating the Acquisition or in consummating the Acquisition in a timely manner or on the terms described in this Proxy Statement. If the Fort Myers Sale is not consummated, the Company will need to obtain $166.3 million of additional financing to consummate the acquisition of Palmer. There can be no assurances that the Company will be able to obtain such financing or as to the terms of any such financing, most or all of which could be additional indebtedness. If the Acquisition is not consummated because of insufficient financing, the Company will be in breach of its obligations under the Palmer Merger Agreement and could be liable to Palmer for damages in connection with such breach. In addition, the Company would be required to redeem the Notes and warrants issued in the PCW Offering and the Cellular Holdings Offering out of the amounts currently held in escrow pending the closing of the Palmer Merger. While the amounts held in escrow will be sufficient to cover the redemption price for these Notes and warrants, the Company will have incurred substantial financing costs without reaping any related benefits. The combined effect of these and other acquisition expenses and the potential liability to Palmer would have a material adverse effect on the Company. The Company would also be unable to redeem the PIK Preferred Stock and the PIK Warrants out of the proceeds of the Cellular Holdings Offering.

FRAUDULENT CONVEYANCE STATUTES

  Various laws enacted for the protection of creditors may apply to the incurrence of indebtedness and other obligations by the Company and certain of its subsidiaries in connection with the Acquisition. If a court were to find in a lawsuit by an unpaid creditor or representative of creditors of the Company or any such subsidiary that the Company or such subsidiary did not receive fair consideration or reasonably equivalent value for incurring such indebtedness or other obligation and, at the time of such incurrence, the Company or such subsidiary (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence; (iii) was engaged in a business or transaction for which the assets remaining in the Company or such subsidiary constituted unreasonably small capital; or (iv) intended to incur or believed it would incur obligations beyond its ability to pay such obligations as they mature, such court, subject to applicable statutes of limitation, could determine to invalidate, in whole or in part, such indebtedness and obligations as fraudulent conveyances or subordinate such indebtedness and obligations to existing or future creditors of the Company or such subsidiary.

  The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction which is being applied. Generally, however, the Company or a subsidiary thereof would be considered insolvent at a particular time if the sum of its debts was then greater than all of its property at a fair valuation or if the present fair saleable value of its assets was then less than the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. On the basis of its historical financial information, its recent operating history and other factors, the Company's management believes that, after giving effect to indebtedness incurred in connection with the Acquisition and the other related financings, the Company and its subsidiaries will not be rendered insolvent, they will have sufficient capital for the businesses in which they will be engaged and they will be able to pay their debts as they mature; however, management has not obtained any independent opinion regarding such issues. There can be no assurances as to what standard a court would apply in making such determinations.

  To the extent that a subsidiary is deemed to have undertaken indebtedness or other obligations for the benefit of a parent corporation or shareholder, such indebtedness or other obligation also may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of such subsidiary. In such case, the analysis set forth above would generally apply, except that the indebtedness or other obligation could also be subject to the claim that, since the indebtedness or other obligation was incurred for the benefit of the parent corporation or shareholder, the obligations of the subsidiary thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could, among other things, avoid the subsidiary's obligation or subordinate the obligation to other indebtedness of the subsidiary.

DILUTION

  The approval of the Stock Issuance and the consummation of the Exchange Offer may result in substantial dilution of the Common Stock. The initial amount of such dilution will depend on the number of shares of the Company's Common Stock issued in the Exchange Offer. Assuming the issuance in the Exchange Offer of all 10,000,000 shares to be authorized for the Stock Issuance, the total number of shares of Common Stock outstanding would be increased from 5,011,281 shares outstanding as of August 8, 1997 to 15,011,281 shares. To the extent that the shares authorized for the Stock Issuance are not issued in the Exchange Offer, such shares may be issued in connection with other possible acquisitions. A total of 1,109,808 and 704,750 shares, respectively, have been authorized for issuance under warrants and outstanding employee stock options. The issuance of shares of Common Stock in the Exchange Offer, in subsequent acquisitions or on the exercise of warrants or options could have a material adverse effect on market prices for the Common Stock. Depending on the number of Palmer shares tendered in the Exchange Offer and the final exchange ratio in the Exchange Offer, former Palmer stockholders could hold a substantial majority of the shares of the Company's Common Stock outstanding following completion of the Exchange Offer, potentially affecting future control of the Company.

COMPETITION

  Although current policies of the FCC authorize only two licensees to operate cellular telephone systems in each cellular market, there is, and the Company expects there will continue to be, competition from the other licensee authorized to serve each cellular market in which Palmer operates, as well as from resellers of cellular service. Competition for subscribers between cellular licensees is based principally upon the services and enhancements offered, the technical quality of the cellular telephone system, customer service, system coverage and capacity and price. Following consummation of the Acquisition, the Company will compete with a wireline licensee in each of its cellular markets, some of which are larger and have access to more substantial capital resources than the Company.

  Upon consummation of the Acquisition, the Company will also face competition from other existing communications technologies such as conventional mobile telephone service, specialized mobile radio ("SMR") and enhanced specialized mobile radio ("ESMR") systems and paging services. ESMR is a "cellular-like" communications service supplied by converting analog SMR services into an integrated, digital transmission system providing for call hand-off, frequency reuse and wide call delivery networks. The Company will also face limited competition from and may in the future face increased competition from PCS. It is expected that broadband PCS will involve a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile and portable voice and data communications. PCS may be capable of offering, and PCS operators claim they will offer, additional services not offered by cellular providers. PCS subscribers could have dedicated personal telephone numbers and would communicate using small digital radio handsets that could be carried in a pocket or purse. There can be no assurances that the Company will be able to provide nor that it will choose to pursue, depending on the economics thereof, such services and features. The Company currently believes that traditional tested cellular is economically proven unlike many of these other technologies and therefore does not intend to pursue such other technologies.

  Although the Company believes that the technology, financing and engineering of these other technologies is not as advanced as their publicity would suggest, there can be no assurance that one or more of the technologies currently utilized by Palmer in its business will not become obsolete at some time in the future. See "Information Concerning Palmer--Competition."

  After consummation of the Acquisition, the Company will also face competition from "resellers." The FCC requires all cellular licensees to provide service to resellers. A reseller provides wireless service to customers but does not hold an FCC license or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public.

POTENTIAL FOR REGULATORY CHANGES AND NEED FOR REGULATORY APPROVALS

  The licensing, construction, operation, acquisition, assignment and transfer of cellular telephone systems, as well as the number of licensees permitted in each market, are regulated by the FCC. Changes in the regulation of cellular activities could have a material adverse effect on the Company's operations. In addition, all cellular licenses in the United States are granted for an initial term of up to 10 years and are subject to renewal for an additional term of up to 10 years each. Palmer's cellular licenses expire in the following years with respect to the following number of service areas: 1997
(four); 1998 (three); 2000 (two); 2001 (four); 2002 (three) and 2006 (one).
While the Company believes that each of these licenses will be renewed based upon FCC rules establishing a renewal expectancy in favor of licensees that have complied with their regulatory obligations during the relevant license period, there can be no assurance that all of Palmer's licenses will be renewed in due course. See "Information Concerning Palmer--Regulation."

FLUCTUATIONS IN MARKET VALUE OF LICENSES

  After consummation of the Acquisition, a substantial portion of the Company's assets will consist of its interests in cellular licenses. The assignment of interests in such licenses is subject to prior FCC approval and may also be subject to contractual restrictions, future competition and the relative supply and demand for radio spectrum. The future value of the Company's interests in its cellular licenses will depend significantly upon the success of the Company's business. While there is a current market for such licenses, such market may not exist in the future or the values obtainable may be significantly lower than at present. As a consequence, in the event of the liquidation or sale of the Company's assets, there can be no assurance that the proceeds would be sufficient to pay the Company's obligations, and a significant reduction in the value of the licenses could require a charge to the Company's results of operations.

RELIANCE ON USE OF THIRD-PARTY SERVICE MARK

  Palmer currently uses the registered service mark CELLULAR ONE to market its services. While Palmer's use of this service mark has historically been governed by five-year contracts between Palmer and Cellular One Group, the owner of the service mark. Palmer has recently renewed its contracts with Cellular One Group to use the CELLULAR ONE service mark. If for some reason beyond the Company's or Palmer's control, the name CELLULAR ONE were to suffer diminished marketing appeal, the Company's or Palmer's ability both to attract new subscribers and retain existing subscribers could be materially affected. AT&T Wireless Services, Inc., which has been the single largest user of the CELLULAR ONE service mark, has significantly reduced its use of the service mark as a primary service mark. There can be no assurance that such reduction in use by AT&T Wireless will not have an adverse effect on the marketing appeal of the brand name.

DEPENDENCE ON KEY PERSONNEL

  The Company's affairs are managed by a small number of key management and operating personnel, the loss of whom could have an adverse impact on the Company. Robert Price, a Director, the President, Chief Executive Officer and Treasurer of the Company, also serves as a Director and Chairman of PriCellular Corporation ("PriCellular"), another operator of cellular telephone systems. The Company believes that Mr. Price's positions with the Company and PriCellular complement one another and benefit both companies because the systems they operate are similar but do not directly compete with one another. Mr. Price's employment agreement with PriCellular provides that he may not be an employee of or have an ownership interest in any company engaged in the operation of cellular telephone systems in the United States other than PriCellular and that any such other company may not acquire any additional cellular telephone system within the United States, in each case, without the unanimous consent of the executive committee of the Board of Directors of PriCellular. The executive committee of the Board of Directors of PriCellular has approved the acquisition of Palmer by the Company. Although the Company and PriCellular historically have not imposed inconsistent demands on Mr. Price's availability, there can be no assurances that such conflicts will not arise in the future.

  The Company expects that the executive officers of Palmer will continue as the executive officers of the Company following the consummation of the Palmer Merger with the exception of Robert G. Engelhardt, Palmer's Executive Vice President, who is expected to retire prior to the consummation of the Palmer Merger. The Company has entered into an employment contract with William J. Ryan to remain as an officer following the consummation of the Palmer Merger and expects to enter into a comparable employment contract with M. Wayne Wisehart and employment contracts with other key employees prior to the consummation of the Palmer Merger. The success of the Company's operations and expansion strategy depends on its ability to retain and to expand its staff of qualified personnel in the future.

RADIO FREQUENCY EMISSION CONCERNS

  Media reports have suggested that certain radio frequency ("RF") emissions from portable cellular telephones may be linked to certain types of cancer. In addition, recently a limited number of lawsuits have been brought, not involving Palmer, alleging a connection between cellular telephone use and certain types of cancer. Concerns over RF emissions and interference may have the effect of discouraging the use of cellular telephones, which could have an adverse effect upon the Company's business. As required by the Telecom Act, in August 1996, the FCC adopted new guidelines and methods for evaluating RF emissions from radio equipment, including cellular telephones. While the new guidelines impose more restrictive standards on RF emissions from low power devices such as portable cellular telephones, the Company believes that all cellular telephones currently marketed and in use comply with the new standards.

EQUIPMENT FAILURE; NATURAL DISASTER

  Although Palmer carries "business interruption" insurance, a major equipment failure or a natural disaster affecting any one of Palmer's central switching offices or certain of its cell sites could have a significant adverse effect on the Company's operations.

POTENTIAL ANTITAKEOVER EFFECT OF CLASS A AND CLASS B PREFERRED STOCK

  Although the Board of Directors and Compensation Committee of the Company believe that the provisions of the Company's Series A Preferred Stock and Series B Preferred Stock provide the Company's President and Chief Executive Officer with incentive to maximize shareholder value by providing such officer with significant profit upon the consummation of various business combination transactions providing the holders of the Company's Common Stock with a payment per share significantly in excess of current trading prices, the Series A Preferred Stock and Series B Preferred Stock may be viewed as having the potential effect of discouraging a bidder's proposal to acquire control of or merge with the Company in that such Preferred Stock would increase the cost to a bidder of certain of such transactions. In addition, the votes cast by such shares of Preferred Stock (a total of 910,166 votes, or 14.8% of the total votes entitled to be cast by all outstanding shares of the Company's Common Stock and Preferred Stock as of August 8, 1997) would make it more difficult for a bidder to elect directors or enact shareholder proposals opposed by management of the Company. See "Approval of a Holding Company-- Description of Capital Stock--Preferred Stock and Holdings Preferred Stock."

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated balance sheets of the Company and Cellular Holdings as of March 31, 1997 give effect to the following transactions as if they occurred at that date and the related unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1996 and the three month period ended March 31, 1997 give effect to the following transactions as if they occurred at the beginning of the relevant period:

    (a) the acquisition of Palmer;

    (b) the Fort Myers Sale (the proceeds of which will be used to pay Palmer Existing Indebtedness);

    (c) the issuance and sale of the Senior Subordinated Notes in the PCW Offering;

    (d) the financing under the New Credit Facility;

    (e) the issuance and sale of the Units in the Cellular Holdings Offering;

    (f) the equity contribution of Palmer common stock from the Company;

    (g) the issuance and redemption of the PIK Preferred Stock and the PIK Warrants; and

    (h) the issuance of 5,000,000 shares of the Company's Common Stock in exchange for 2,239,541 shares of Palmer common stock in the Exchange Offer, immediately prior to the Palmer Merger.

  The Acquisition will be recorded pursuant to the purchase method of accounting.

  The Exchange Offer will be limited to that number of shares of Palmer common stock that can be purchased with 10,000,000 shares of the Company's Common Stock (but in any event no more than 5,000,000 shares of Palmer common stock) at an exchange ratio determined based on the average closing price of the Company's Common Stock for the five trading days ending September 25, 1997. The pro forma financial information given below assumes that the average closing price during such period will be $8 1/16, and that there will be a 50% acceptance level for the Exchange Offer. Based on these assumptions, the Company will be able to purchase 2,239,541 shares of Palmer common stock in the Exchange Offer, the cash consideration that paid in the Palmer Merger will be $448.6 million, rather than the $448.09 million that would be required if the Exchange Offer were not consummated, and the anticipated initial revolving loan borrowings under the New Credit Facility will be $56.8 million, rather than $97.1 million anticipated initial revolving loan borrowings that would be required if the Exchange Offer were not consummated. If the average closing price of the Company's Common Stock during the five trading days ending September 25, 1997 is $8 1/16, and the acceptance level in the Exchange Offer is 100%, the cash consideration paid in the Palmer Merger will be $408.3 million (a savings of $80.6 million over the amount which would be paid if the Exchange Offer were not consummated) and the anticipated initial revolving loan borrowings will be $16.5 million.

  The unaudited pro forma condensed consolidated financial statements have been prepared by the Company's management. The unaudited pro forma data is not designed to represent and does not represent what the Company's or Cellular Holdings's results of operations or financial position would have been had the above transactions been completed on or as of the dates assumed, and are not intended to project the Company's or Cellular Holdings's results of operations for any future period or as of any future date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited and unaudited consolidated financial statements and notes of the Company, included elsewhere in this Proxy Statement.

  The Acquisition is not expected to be consummated prior to October 1997 and may occur as late as December 31, 1997. Accordingly, for the three to six month period after the closing of the Cellular Holdings Offering, and prior to the consummation of the Acquisition, Cellular Holdings will be incurring interest expense on the Notes but not be entitled to any of the cash flows or earnings of Palmer. The unaudited pro forma condensed consolidated financial statements do not reflect this additional interest expense or the accrued liability related thereto since the unaudited pro forma condensed consolidated statements of operations assume that such transactions were consummated on January 1, 1996 and the unaudited pro forma condensed consolidated balance sheet assumes that such transactions were consummated on March 31, 1997. In addition, the pro forma condensed consolidated financial statements assume the repayment of the $381.0 million of Palmer Existing Indebtedness and accrued interest on Palmer Existing Indebtedness as of March 31, 1997. As a result of the Palmer Merger, the Company will assume all Palmer Existing Indebtedness. The Company intends to refinance all of the Palmer Existing Indebtedness concurrently with the consummation of the Palmer Merger.

  Although the unaudited pro forma condensed balance sheet reflects a $56.2 million current tax payable attributable to the Fort Myers Sale, the Company has a tax planning strategy which it believes will avoid the payment of such tax. While there can be no assurances that the Company's position will prevail if challenged, the Company has received a written opinion from a "big six" accounting firm other than Arthur Andersen LLP that, under existing laws, it is more likely than not that the Company's position will prevail if challenged. This tax planning strategy (among others) would be eliminated, however, if certain proposals by the Joint Committee on Taxation were to be adopted by Congress. There can be no assurances that the Company will be able to implement this tax planning strategy before any of such proposals are adopted or that the Company's tax position would be "grandfathered" under any of such proposals if adopted. In addition, in order to effect this tax strategy, the partnership that owns the Fort Myers system will need to incur approximately $169.0 million on indebtedness. The partnership has no commitments for such financing and there can be no assurance it will be successful in obtaining such financing.

  In addition, the unaudited pro forma condensed consolidated financial statements do not reflect $1.4 million which will be immediately payable to William J. Ryan as a severance payment pursuant to his existing employment contract upon consummation of the Acquisition and approximately $2.6 million of severance payments which could become payable over several years pursuant to existing employment contracts between Palmer and its other executive officers. The Company has entered into an employment contract with William J. Ryan to continue as an officer after the consummation of the Acquisition and it expects to enter into a comparable employment contract with M. Wayne Wisehart and employment contracts with other key employees prior to the consummation of the Acquisition. Except for $1.4 million payable to William J. Ryan, there can be no assurances as to the amount of payments that may be made to such officers, in recognition of such severance rights, whether or not they continue with the Company after the consummation of the Acquisition.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                  PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1997
                                 (IN THOUSANDS)

                                                 PRO FORMA                          PRO FORMA
                                                ADJUSTMENTS                      ADJUSTMENTS FOR
                                                  FOR THE                        THE ACQUISITION    PRO FORMA
                                         FT.      SALE OF     PALMER AS CELLULAR AND THE RELATED    CELLULAR
                               PALMER   MYERS    FT. MYERS    ADJUSTED  HOLDINGS   FINANCINGS       HOLDINGS  COMPANY
                              -------- -------  -----------   --------- -------- ---------------    --------- -------
ASSETS
Current assets:
 Cash and cash
  equivalents.....            $  2,091 $    36   $166,320(a)  $168,375    $         $(166,315)(d)   $  2,060  $41,202
 Investments......                                                                                             24,462
 Accounts
  receivable,
  net.............              21,013   2,248                  18,765                                18,765       79
 Inventory........               4,043   1,046                   2,997                                 2,997
 Prepaid expenses
  and other
  current assets..               2,984     191                   2,793                                 2,793       17
                              -------- -------   --------     --------    ---       ---------       --------  -------
  Total current
   assets.........              30,131   3,521    166,320      192,930               (166,315)        26,615   65,760
Property, plant
 and equipment,
 net..............             148,121  11,347                 136,774                               136,774      147
Cellular licenses,
 net..............             400,620   7,467                 393,153                412,444 (k)    805,597
Long-term
 investments......                                                                                             23,947
Deferred costs,
 net..............               8,179                           8,179                 15,471 (e)     23,650
Other ............               2,515      87                   2,428                                 2,428    1,150
                              -------- -------   --------     --------    ---       ---------       --------  -------
  Total assets....            $589,566 $22,422   $166,320     $733,464     $        $ 261,600       $995,064  $91,004
                              ======== =======   ========     ========    ===       =========       ========  =======
LIABILITIES AND
 STOCKHOLDERS'
 EQUITY
Current
 liabilities:
 Accounts payable
  and
  accrued expenses
  ................            $ 10,510 $         $            $ 10,510    $         $               $ 10,510  $ 2,029
 Notes payable....               2,698                           2,698                 (2,698)(d,i)
 Current tax
  payable.........                                 56,170(b)    56,170                                56,170
 Other current
  liabilities.....              14,641   1,126                  13,515                 (2,695)(d,h)   10,820    3,266
                              -------- -------   --------     --------    ---       ---------       --------  -------
  Total current liabilities..   27,849   1,126     56,170       82,893                 (5,393)        77,500    5,295
Long-term debt....             376,000                         376,000                256,164 (f)    632,164
Deferred tax
 liability........              12,938                          12,938                169,102 (g)    182,040
Other long-term
 liabilities......               6,672  (1,224)                  7,896                                 7,896
                              -------- -------   --------     --------    ---       ---------       --------  -------
  Total
   liabilities....             423,459     (98)    56,170      479,727                419,873        899,600    5,295
Putable preferred
stock.............
Stockholders'
 equity...........             166,107  22,520    110,150(c)   253,737               (158,273)(j)     95,464   85,709
                              -------- -------   --------     --------    ---       ---------       --------  -------
  Total
   liabilities and
   stockholders' equity..     $589,566 $22,422   $166,320     $733,464     $        $ 261,600       $995,064  $91,004
                              ======== =======   ========     ========    ===       =========       ========  =======
                                  PRO FORMA
                                 ADJUSTMENTS
                                FOR ISSUANCE
                                  OF UNITS,
                              THE ISSUANCE AND
                                REDEMPTION OF
                                THE PREFERRED
                                  STOCK AND
                                 WARRANTS TO
                                PURCHASE THE
                               COMPANY COMMON
                                  STOCK AND
                               CONTRIBUTION TO  PRO FORMA
                              CELLULAR HOLDINGS  COMPANY
                              ----------------- ----------
ASSETS
Current assets:
 Cash and cash
  equivalents.....                $(42,349)(l)  $      913
 Investments......                 (24,462)(l)
 Accounts
  receivable,
  net.............                                  18,844
 Inventory........                                   2,997
 Prepaid expenses
  and other
  current assets..                                   2,810
                              ----------------- ----------
  Total current
   assets.........                 (66,811)         25,564
Property, plant
 and equipment,
 net..............                                 136,921
Cellular licenses,
 net..............                                 805,597
Long-term
 investments......                 (13,154)(l)      10,793
Deferred costs,
 net..............                   2,872 (o)      26,522
Other ............                                   3,578
                              ----------------- ----------
  Total assets....                $(77,093)     $1,008,975
                              ================= ==========
LIABILITIES AND
 STOCKHOLDERS'
 EQUITY
Current
 liabilities:
 Accounts payable
  and
  accrued expenses
  ................                $             $   12,539
 Notes payable....
 Current tax
  payable.........                                  56,170
 Other current
  liabilities.....                                  14,086
                              ----------------- ----------
  Total current liabilities..                       82,795
Long-term debt....                                 632,164
Deferred tax
 liability........                                 182,040
Other long-term
 liabilities......                                   7,896
                              ----------------- ----------
  Total
   liabilities....                                 904,895
Putable preferred
stock.............                      35 (n)          35
Stockholders'
 equity...........                 (77,128)(m)     104,045
                              ----------------- ----------
  Total
   liabilities and
   stockholders' equity..         $(77,093)     $1,008,975
                              ================= ==========

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                 PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED

                          CONSOLIDATED BALANCE SHEET
                                (IN THOUSANDS)

  For purposes of determining the pro forma effect of the transactions described above on the Company condensed consolidated balance sheet as of March 31, 1997, the following adjustments have been made:

 (A) CASH AND CASH EQUIVALENTS
     Cash proceeds from the sale of Ft. Myers....................   $ 166,320
                                                                    =========
 (B) CURRENT TAX PAYABLE
     Tax payable resulting from gain on sale of Ft. Myers using a
     39% effective tax rate (see the discussion on pages 26 and
     27 of the Company's tax planning strategy to avoid the
     payment of such tax)........................................   $  56,170
                                                                    =========
 (C) STOCKHOLDERS' EQUITY
     Represents the proceeds on the sale of Ft. Myers, net of
     related tax payable on the gain.............................   $ 110,150
                                                                    =========
 (D) CASH AND CASH EQUIVALENTS
     Proceeds from New Credit Facility...........................   $ 381,815**
     Proceeds from issuance of PCW Senior Subordinated Notes.....     175,000
     Proceeds from Unit Warrants Contributed to Cellular
     Holdings....................................................       4,651
     Proceeds from sale of Cellular Holdings Senior Discount
     Notes.......................................................      75,349
     Net equity contributed from the Company.....................      80,000
     Cash used to acquire Palmer outstanding stock and options...    (448,587)
     Cash used to retire current portion of Palmer notes
     payable.....................................................      (2,698)
     Cash used to pay interest accrued through March 31, 1997 on
     Palmer Existing Indebtedness................................      (2,695)
     Cash used to retire Palmer Existing Indebtedness............    (376,000)
     Cash used to pay estimated transaction fees and expenses....     (23,650)
     Cash used to return capital to the Company..................     (29,500)
                                                                    ---------
                                                                    $(166,315)
                                                                    =========
 (E) DEFERRED COSTS, NET
     Estimated fees and expenses in connection with the
     acquisition of Palmer ......................................   $   9,650
     Estimated fees and expenses in connection with the debt
     financings..................................................      14,000
     To write off unamortized deferred financing costs of
     Palmer......................................................      (8,179)
                                                                    ---------
                                                                    $  15,471
                                                                    =========
 (F) LONG-TERM DEBT
     New Credit Facility.........................................   $ 381,815
     Senior Subordinated Notes...................................     175,000
     Cellular Holdings Senior Discount Notes, net amount
     allocated to warrant of $4,651..............................      75,349
     Repayment of Palmer Existing Indebtedness...................    (376,000)
                                                                    ---------
                                                                    $ 256,164
                                                                    =========
 (G) DEFERRED TAX LIABILITY
     To record the deferred tax liability arising from the
     acquisition of FCC license using a 41% effective tax rate...   $ 169,102
                                                                    =========
 (H) OTHER CURRENT LIABILITIES
     To record the repayment of accrued interest on Palmer
     Existing Indebtedness.......................................   $  (2,695)
                                                                    =========

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                 PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED

                          CONSOLIDATED BALANCE SHEET
                                (IN THOUSANDS)

(I)  NOTES PAYABLE
     To record the repayment of Palmer notes payable.............................  $  (2,698)
                                                                                   =========
(J)  STOCKHOLDERS' EQUITY
     To reflect equity contribution from the Company.............................  $  80,000
     To reflect equity contribution of Palmer common stock from the Company......     40,313**
     To reflect equity contribution from the Company.............................      4,651
     To eliminate the equity of adjusted Palmer in connection with the
     acquisition by PCW..........................................................   (253,737)
     To return Capital to the Company............................................    (29,500)
                                                                                   ---------
                                                                                   $(158,273)
                                                                                   =========
(K)  CELLULAR LICENSES, NET
     Represents the increase in cellular licenses due to the acquisition of
     Palmer......................................................................  $ 412,444
                                                                                   =========
(L)  CASH AND CASH EQUIVALENTS
     To reflect cash contribution to Cellular Holdings...........................  $ (80,000)
     To reflect cash contributed to Cellular Holdings............................     (4,651)
     To reflect proceeds from the sale of certain Company investments............     24,462
     To reflect proceeds from the sale of certain Company long-term investments..     13,154
     To reflect proceeds from the issuance of putable Series A and Series B
     preferred stock.............................................................         35
     To reflect proceeds from the sale of Unit Warrants..........................      4,651
     Cash used to redeem the PIK Preferred Stock and Warrants to purchase the
      Company Common Stock.......................................................    (29,500)*
     To reflect return of Capital from Cellular Holdings.........................     29,500
                                                                                   ---------
                                                                                   $ (42,349)
                                                                                   =========
(M)  STOCKHOLDERS' EQUITY
     To reflect the elimination of Cellular Holdings' stockholders' equity.......  $ (95,464)
     To reflect the sale of the Unit Warrants....................................      4,651
     To reflect issuance of PIK Preferred Stock and warrants.....................     29,500
     To reflect redemption of PIK Preferred Stock and warrants...................    (29,500)
     To reflect Company Common Stock purchased and retired.......................    (26,628)
     To reflect issuance of Company Common Stock in exchange for Palmer common
     stock.......................................................................     40,313
                                                                                   ---------
                                                                                   $ (77,128)
                                                                                   =========
(N)  PUTABLE SERIES A AND SERIES B PREFERRED STOCK
     Issuance of Series A and Series B preferred stock...........................  $      35
                                                                                   =========
(O)  DEFERRED COSTS, NET
     To record deferral of estimated fees and expenses in connection with the offering of
     Cellular Holdings Senior Discount Notes.....................................  $   2,872
                                                                                   =========

--------
 * Assuming the acquisition of Palmer and the redemption of the PIK Preferred Stock and certain warrants to purchase the Company Common Stock occur on October 15, 1997.
** The issuance of 5.0 million shares of the Company Common Stock assumes that half of the total allotted shares are issued in connection with this Exchange Offer. If 10.0 million shares are issued, shareholders' equity of the Company would increase by an additional $40,313 and accordingly, the New Credit Facility would decrease by $40,313. If no Palmer shareholders of common stock exchange for the Company Common Stock, then the stockholders' equity would decrease by $40,313 and conversely, the New Credit Facility would increase by $40,313.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                  PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                         PRO FORMA                           PRO FORMA
                                        ADJUSTMENTS                       ADJUSTMENTS FOR
                                          FOR THE                         THE ACQUISITION  PRO FORMA
                                          SALE OF     PALMER AS  CELLULAR AND THE RELATED  CELLULAR
                     PALMER   FT. MYERS  FT. MYERS    ADJUSTED   HOLDINGS   FINANCINGS     HOLDINGS   COMPANY
                    --------  --------- -----------   ---------  -------- ---------------  ---------  -------
Revenues..........  $159,743   $24,144    $           $135,599    $          $             $135,599   $ 2,962
Cost and expenses:
 Cost of cellular
  service/operating
  expenses........    28,717     5,441                  23,276                               23,276     2,233
 Cost of
  equipment.......    17,944     2,633                  15,311                               15,311
 Selling, general
  and
  administrative..    46,892     6,315      2,440 (p)   43,017                               43,017     2,373
 Depreciation and
  amortization....    25,013     1,558                  23,455                 12,241 (q)    35,696       467
                    --------   -------    -------     --------    ------     --------      --------   -------
Operating income
 (loss)...........    41,177     8,197     (2,440)      30,540                (12,241)       18,299    (2,111)
Other income (ex-
 pense):
 Interest
  (expense).......   (31,462)     (300)                (31,162)               (35,522)(r)   (66,684)     (216)
 Other income
  (expense).......      (429)      (63)                   (366)                                (366)   97,578
                    --------   -------    -------     --------    ------     --------      --------   -------
  Total other
   income
   (expense)......   (31,891)     (363)                (31,528)               (35,522)      (67,050)   97,362 (u)
Minority interest
 share of income..     1,880                             1,880                                1,880
                    --------   -------    -------     --------    ------     --------      --------   -------
Income (loss)
 before income tax
 expense..........     7,406     7,834     (2,440)      (2,868)               (47,763)      (50,631)   95,251
Income tax expense
 (benefit)........     2,724                             2,724                 (4,228)(s)    (1,504)   24,584
                    --------   -------    -------     --------    ------     --------      --------   -------
Net income
 (loss)...........  $  4,682   $ 7,834    $(2,440)    $ (5,592)   $          $(43,535)     $(49,127)  $70,667
                    ========   =======    =======     ========    ======     ========      ========   =======
Deficiency of
 earnings to fixed
 charges..........                                                                         $ 50,631
Net income per
 share............  $    .18                                                                          $  7.45
                        PRO FORMA
                       ADJUSTMENTS
                      FOR ISSUANCE
                      OF UNITS, THE
                      ISSUANCE AND
                      REDEMPTION OF
                      THE PREFERRED
                        STOCK AND
                       WARRANTS TO
                      PURCHASE THE
                     COMPANY COMMON
                        STOCK AND       PRO
                     CONTRIBUTION TO   FORMA
                    CELLULAR HOLDINGS COMPANY
                    ----------------- ---------
Revenues..........       $            $138,561
Cost and expenses:
 Cost of cellular
  service/operating
  expenses........                      25,509
 Cost of
  equipment.......                      15,311
 Selling, general
  and
  administrative..                      45,390
 Depreciation and
  amortization....                      36,163
                    ----------------- ---------
Operating income
 (loss)...........                      16,188
Other income (ex-
 pense):
 Interest
  (expense).......                     (66,900)
 Other income
  (expense).......        (4,583)(v)    92,629
                    ----------------- ---------
  Total other
   income
   (expense)......        (4,583)       25,729
Minority interest
 share of income..                       1,880
                    ----------------- ---------
Income (loss)
 before income tax
 expense..........        (4,583)       40,037
Income tax expense
 (benefit)........                      23,080
                    ----------------- ---------
Net income
 (loss)...........       $(4,583)     $ 16,957
                    ================= =========
Deficiency of
 earnings to fixed
 charges..........
Net income per
 share............                    $   1.17

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                  PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE PERIOD ENDED MARCH 31, 1997
                                 (IN THOUSANDS)

                                                                                                                PRO FORMA
                                                                                                               ADJUSTMENTS
                                                                                                              FOR ISSUANCE
                                                                                                              OF UNITS, THE
                                                                                                              ISSUANCE AND
                                                                                                              REDEMPTION OF
                                                                                                              THE PREFERRED
                                                                                                                STOCK AND
                                                                                                               WARRANTS TO
                                        PRO FORMA                         PRO FORMA                           PURCHASE THE
                                       ADJUSTMENTS                     ADJUSTMENTS FOR                       COMPANY COMMON
                                         FOR THE                       THE ACQUISITION  PRO FORMA               STOCK AND
                                         SALE OF    PALMER AS CELLULAR AND THE RELATED  CELLULAR             CONTRIBUTION TO
                    PALMER   FT. MYERS  FT. MYERS   ADJUSTED  HOLDINGS   FINANCINGS     HOLDINGS   COMPANY  CELLULAR HOLDINGS
                    -------  --------- -----------  --------- -------- ---------------  ---------  -------  -----------------
Revenues..........  $44,683   $7,182      $          $37,501  $           $             $ 37,501   $             $
Cost and expenses:
 Cost of cellular
  service/operating
  expenses........    7,430    1,581                   5,849                               5,849
 Cost of
  equipment.......    5,807      845                   4,962                               4,962
 Selling, general
  and
  administrative..   13,360    2,067        610 (p)   11,903                              11,903      909
 Depreciation and
  amortization....    7,553      411                   7,142                 3,061 (q)    10,203       12
                    -------   ------      -----      -------  -------     --------      --------   ------        -------
Operating income
 (loss)...........   10,533    2,278       (610)       7,645                (3,061)        4,584     (921)
Other income (ex-
 pense):
 Interest
  expense.........   (7,872)      23                  (7,895)               (8,757)(r)   (16,652)     (18)
 Other, net.......       71                               71                                  71    1,111         (1,111)(v)
                    -------   ------      -----      -------  -------     --------      --------   ------        -------
  Total other
   income
   (expense)......   (7,801)      23                  (7,824)               (8,757)      (16,581)   1,093         (1,111)
Minority interest
 share of income..      331                              331                                 331
                    -------   ------      -----      -------  -------     --------      --------   ------        -------
Income (loss) be-
 fore income tax
 expense..........    2,401    2,301       (610)        (510)              (11,818)      (12,328)     172         (1,111)
Income tax expense
 (benefit)........    1,224                (424)(t)      800                (1,057)(s)      (257)
                    -------   ------      -----      -------  -------     --------      --------   ------        -------
Net income
 (loss)...........  $ 1,177   $2,301      $(186)     $(1,310) $           $(10,761)     $(12,071)  $  172        $(1,111)
                    =======   ======      =====      =======  =======     ========      ========   ======        =======
Deficiency of
 earnings to fixed
 charges..........                                                                      $ 12,328
Net income (loss)
 per share........  $   .04                                                                        $  .02
                      PRO
                     FORMA
                    COMPANY
                    ---------
Revenues..........  $ 37,501
Cost and expenses:
 Cost of cellular
  service/operating
  expenses........     5,849
 Cost of
  equipment.......     4,962
 Selling, general
  and
  administrative..    12,812
 Depreciation and
  amortization....    10,215
                    ---------
Operating income
 (loss)...........     3,663
Other income (ex-
 pense):
 Interest
  expense.........   (16,670)
 Other, net.......        71
                    ---------
  Total other
   income
   (expense)......   (16,599)
Minority interest
 share of income..       331
                    ---------
Income (loss) be-
 fore income tax
 expense..........   (13,267)
Income tax expense
 (benefit)........      (257)
                    ---------
Net income
 (loss)...........  $(13,010)
                    =========
Deficiency of
 earnings to fixed
 charges..........
Net income (loss)
 per share........  $   (.96)

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                 PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED

                     CONSOLIDATED STATEMENT OF OPERATIONS
                                (IN THOUSANDS)

  For purposes of determining the pro forma effect of the transactions described above on the Company condensed consolidated statements of operations for the three months ended March 31, 1997 and the year ended December 31, 1996, the following adjustments have been made:

                                                        FOR THE      FOR THE
                                                      PERIOD ENDED  YEAR ENDED
                                                       MARCH 31,   DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
(P) SELLING, GENERAL AND ADMINISTRATIVE
  Represents a portion of the operating expenses
   (including monthly management fees; property and
   equipment acquisitions and expenses; central
   billing expenses and central accounts payable
   expenses) charged to Ft. Myers by Palmer..........   $   610      $  2,440
                                                        =======      ========
(Q) DEPRECIATION AND AMORTIZATION
  Represents amortization of the FCC license over 40
   years.............................................   $ 2,578      $ 10,311
  Represents amortization of the acquisition of
   Palmer and costs of the Cellular Holdings Senior
   Discount Notes offering over 5 years..............       483         1,930
                                                        -------      --------
                                                        $ 3,061      $ 12,241
                                                        =======      ========
(R) INTEREST EXPENSE, NET
  Interest expense on $381.8 million of New Credit
   Facility at an assumed interest rate of 8.5% per
   annum*............................................   $ 8,114      $ 32,454
  Interest expense on $175 million of the Senior
   Subordinated Notes at an assumed interest rate of
   11.75% per annum..................................     5,141        20,563
  Interest expense on $80 million of the Holdings
   Senior Discount Notes at an assumed interest rate
   of 13.50%.........................................     2,700        11,165
  Interest expense related to the accretion of
   Cellular Holdings Senior Discount Notes due to
   Unit Warrants value**.............................       116           465
  Represents current amortization expense related to
   deferred debt financing costs.....................       438         1,750
  Represents current amortization expense related to
   deferred Holdings Senior Discount Notes costs.....        72           287
  Elimination of previously recorded interest
   expense...........................................    (7,824)      (31,162)
                                                        -------      --------
                                                        $ 8,757      $ 35,522
                                                        =======      ========
  --------
   *An 1/8% change in the interest rate will increase
   or decrease the interest expense per annum on the
   bank debt by $477.
  **Represents the accretion over 10 years of the
   Cellular Holdings Senior Discount Notes resulting
   from the allocation of proceeds of the Cellular
   Holdings Offering between notes and warrants.
(S) INCOME TAX EXPENSE (BENEFIT)
  To record deferred tax benefit resulting from the
   amortization of the acquired FCC license..........   $(1,057)     $ (4,228)
                                                        =======      ========
(T) INCOME TAX EXPENSE (BENEFIT)
  To record the elimination of a portion of the tax
   expense as such amounts have been recorded as a
   result of income generated by Ft. Myers...........   $  (424)
                                                        =======
(U) OTHER INCOME (EXPENSE)
  Primarily includes gain on sale of broadcast
   properties.
(V) OTHER INCOME (EXPENSE)
  To reduce interest income to reflect liquidation of
   investments.......................................   $(1,111)     $ (4,583)
                                                        =======      ========

                      INFORMATION CONCERNING THE COMPANY

GENERAL

  The Company has historically been a nationwide communications company. Until consummation of their sale in March and February 1996, the Company owned an ABC affiliate, WHTM-TV (which was acquired by the Company during 1994), serving Harrisburg/Lancaster/Lebanon/York, Pennsylvania and three NBC affiliated television stations, KSNF-TV, serving Joplin, Missouri/Pittsburg, Kansas; KJAC-TV, serving Beaumont/Port Arthur, Texas; and KFDX-TV, serving Wichita Falls, Texas/Lawton, Oklahoma, respectively. Prior to 1995 the Company owned a number of television, radio, newspaper, cellular telephone and other communications and related properties which were disposed of pursuant to the Company's long-standing policy of buying and selling communications properties at times deemed advantageous by the Company's Board of Directors.

  In 1992 the Company filed a Consensual Plan of Reorganization pursuant to Chapter 11 of the United States Bankruptcy Code. Such Consensual Plan, as amended, was confirmed on June 11, 1992, and became effective on December 30, 1992.

  The Company's business strategy is to acquire communications properties at prices it considers attractive, finance such properties on terms satisfactory to it, manage such properties in accordance with its operating strategy, and dispose of them if and when the Company determines such disposition to be in its best interest. For the foregoing reasons, the results of the Company's historical operations are not comparable to or indicative of results in the future. See "Company Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company has historically held interests in cellular telephone properties and licenses, including through PriCellular Corporation, which currently owns and operates FCC licensed cellular telephone systems, principally in the Midwest and Mid-Atlantic Regions. Prior to the sale of such interest by the Company in 1993, the Company held a 74% interest in PriCellular, and since 1995 the Company has purchased the warrants and common stock of PriCellular described under "Information Concerning the Company--Developments from 1995 through 1997." Prior to execution of the Palmer Merger Agreement, the Company from time to time unsuccessfully attempted to acquire telecommunications businesses other than PriCellular. The Company believes that an acquisition such as Palmer in the telecommunications business is in the best interests of its shareholders in light of, among other reasons, the experience of its management in owning and operating businesses regulated by the FCC and, in particular, cellular telephone systems. The Company's specific decision to make the Palmer acquisition was based, among other factors, on Palmer's operating income before depreciation and amortization, its record of growth, and its management team. See "The Acquisition--Reasons for the Acquisition," "Palmer Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Unaudited Pro Forma Condensed Consolidated Financial Statements."

  The Company was organized in New York in 1979 and began active operations in 1981. Its principal executive offices are located at 45 Rockefeller Plaza, New York, New York 10020, and its telephone number is (212) 757-5600.

  The Company owns 100% of the issued and outstanding capital stock of Price Communications Cellular, Inc., which owns 100% of the issued and outstanding capital stock of Cellular Holdings, which owns 100% of the issued and outstanding capital stock of PCW. The Company owns the PriCellular warrants and shares of common stock described under "Developments from 1995 through 1997" below (or aggregate beneficial ownership of 3,764,860 shares, or 9.3%, of PriCellular common stock); Mr. Price has beneficial ownership, excluding such shares beneficially owned by the Company, of an aggregate of 3,485,685 shares, or 8.9%, of PriCellular common stock (including shares owned directly by Mr. Price, shares issuable pursuant to options held by Mr. Price and shares held by Mr. Price as joint tenant with his adult children); and members of Mr. Price's family beneficially own an additional 6,308,995 shares, or 16.3%, of PriCellular common stock. PriCellular beneficially owns no shares of the Company's capital stock, there are no business relationships between PriCellular and the Company, and the Company has no plans, proposals or arrangements for any possible future transaction or business combination between the Company or PCW and PriCellular.

DEVELOPMENTS FROM 1995 THROUGH 1997

  On March 1, 1996, the Company sold substantially all of the assets, except cash but including accounts receivable together with certain liabilities, of its ABC affiliate serving the Harrisburg-York-Lebanon-Lancaster, Pennsylvania television market for approximately $115 million in cash to Allbritton Communications Company. The Company recognized a pre-tax gain of approximately $65.6 million from this transaction.

  On February 2, 1996, the Company sold substantially all of the assets, except cash and accounts receivable, together with certain liabilities, of its three NBC affiliates, KJAC-TV, Beaumont/Port Arthur, Texas, KFDX-TV, Wichita Falls, Texas/Lawton, Oklahoma and KSNF-TV, Joplin, Missouri/Pittsburg, Kansas for approximately $40.7 million in cash. The stations were sold to US Broadcast Group, a newly organized acquirer of television properties. The Company recognized a pre-tax gain of approximately $29.4 million from this transaction.

  Prior to 1995, the Company had written off its investment in Fairmont Communications Corporation ("Fairmont"), with the result that the Company's carrying value in such investment was zero. During 1994, the Company entered into a settlement agreement with the various parties to the Fairmont bankruptcy proceedings, although the exact amount was uncertain until 1995. The Company received during 1995 and 1996 cash payments totaling approximately $7.9 million and $62.5 thousand respectively, as a result of sales of properties by Fairmont.

  During December, 1995, the Company invested approximately $8.4 million in warrants to acquire approximately 1.8 million shares of Class B Common Stock of PriCellular, a publicly held cellular telephone company of which Mr. Robert Price, the President of the Company, is Chairman. During 1996 and through June 26, 1997, the Company purchased a total of 1,945,250 shares of PriCellular Class A Common Stock for approximately $15 million.

  For developments concerning financing, see "The Acquisition".

EMPLOYEES

  As of March 31, 1997, the Company employed 4 full time persons at its corporate headquarters in New York.

PROPERTIES

  The Company leases office space for its headquarters in New York City. (See
Note 15 of the Notes to the Company's Consolidated Financial Statements for information on minimum lease payments of the Company and its subsidiaries for the next five years.)

LEGAL PROCEEDINGS

  The Company is not currently involved in any pending legal proceedings likely to have a material adverse impact on the Company.

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY

  The following table reflects the beneficial ownership of the each class of capital stock of the Company as of August 8, 1997 and as adjusted to give effect to the Stock Issuance by each person known by the Company to be the beneficial owner of more than 5% of each class of such stock.

                                                                               PERCENT
                                                                               OF CLASS
                                                      NO. OF SHARES           FOLLOWING
                                                      BENEFICIALLY  PERCENT     STOCK
NAME AND ADDRESS                TITLE OF CLASS            OWNED     OF CLASS ISSUANCE (3)
Robert Price............ Common Stock                     866,758    17.3%       5.8%
 45 Rockefeller Plaza    Series A Preferred Stock (1)     728,133     100%       100%
 New York, New York      Series B Preferred Stock (1)     364,066     100%       100%
 10020
NatWest Capital Markets  Common Stock (2)                 582,112    10.0%       3.4%
 Limited................ PIK Preferred Stock (1)        1,129,000     100%       100%
 Mariners 777 Island
 Blvd.
 San Mateo, CA 94403

---------------------
(1) The Series A Preferred Stock and the Series B Preferred Stock vote with the Common Stock on a share for share basis for the Series A Preferred Stock and on a one-half vote per share basis for the Series B Preferred Stock. Shares of PIK Preferred Stock have no voting rights (other than as required by law).
(2) Represents shares of Common Stock issuable upon exercise of the Warrants. See "Approval of the Creation of a Holding Company--Description of Capital Stock."
(3) Assumes the approval of the Stock Issuance by the shareholders at the Special Meeting and the issuance of 10,000,000 shares of Common Stock to fund a portion of the purchase price for the Palmer common stock in the Acquisition.

                SECURITY OWNERSHIP OF THE COMPANY'S MANAGEMENT

  The following table reflects the number of shares of each class of capital stock of the Company beneficially owned as of June 26, 1997 by each director, each executive officer and all executive officers and directors of the Company as a group as of such date, and as adjusted to give effect to the Stock Issuance.

                                                                                 PERCENT
                                                                                OF CLASS
                                                     NO. OF SHARES              FOLLOWING
                                                     BENEFICIALLY     PERCENT     STOCK
NAME                           TITLE OF CLASS            OWNED        OF CLASS ISSUANCE(4)
Robert Price............        Common Stock            866,758        17.3%      5.8%
                         Series A Preferred Stock(1)    728,133         100%      100%
                         Series B Preferred Stock(1)    364,066         100%      100%
George H. Cadgene.......        Common Stock              2,208(2)       *          *
Robert F. Ellsworth.....        Common Stock                  8          *          *
Kim I. Pressman.........        Common Stock             62,261(3)       *          *
All executive officers
 and directors as a             Common Stock            931,235(2)(3)  18.6%      6.2%
 group (4 persons)...... Series A Preferred Stock(2)    728,133         100%      100%
                         Series B Preferred Stock(2)    364,066         100%      100%

---------------------
 * Less than 1%
(1) The Series A Preferred Stock and the Series B Preferred Stock vote with the Common Stock on a share for share basis for the Series A Preferred Stock and on a one-half vote per share basis for the Series B Preferred Stock.
(2) Includes 332 shares held by Mr. Cadgene's wife, as to which Mr. Cadgene disclaims beneficial ownership.
(3) Includes 11 shares Ms. Pressman owns in a self-directed IRA account. Includes 62,250 shares subject to stock options exercisable within 60 days of June 26, 1997.
(4) Assumes the approval of the Stock Issuance by the shareholders at the Special Meeting and the issuance of 10,000,000 shares of Common Stock to fund a portion of the purchase price for the Palmer common stock in the Acquisition.

                     MARKET FOR THE COMPANY'S COMMON STOCK

  The Company's Common Stock is listed for trading on the AMEX under the symbol "PR". The following table sets forth information regarding the high and low sales prices for the periods indicated as adjusted to reflect the Company's April, 1995 5 for 4 stock split:

       CALENDAR YEAR 1995                                   HIGH      LOW
       First Quarter....................................... $6 1/4    $ 4 7/8
       Second Quarter...................................... $7 11/16  $ 5 5/16
       Third Quarter....................................... $ 9       $ 6 7/8
       Fourth Quarter...................................... $8 3/4    $ 7 1/2
       CALENDAR YEAR 1996
       First Quarter....................................... $8 5/8    $ 7 15/16
       Second Quarter...................................... $9 3/16   $ 7 7/8
       Third Quarter....................................... $8 3/8    $ 7 1/4
       Fourth Quarter...................................... $7 15/16  $ 6 7/8
       CALENDAR YEAR 1997
       First Quarter....................................... $10       $ 8 3/8
       Second Quarter...................................... $9 5/8    $ 6 5/16
       Third Quarter (through August 7, 1997).............. $9 1/4    $ 7 1/2

  The Company, to date, has paid no cash dividends on its Common Stock. The Board of Directors will determine future dividend policy based on the Company's earnings, financial condition, capital requirements and other circumstances. It is not anticipated that dividends will be paid on its Common Stock in the foreseeable future.

               THE COMPANY SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth certain selected consolidated financial data with respect to the Company for the periods presented derived, in the case of the full-year data, from audited consolidated financial statements of the Company and Notes thereto. On December 30, 1992, the Company's consensual Plan of Reorganization became effective. A vertical black line has been placed to separate pre-organization consolidated operating statement items from the post-reorganization consolidated operating statement items since they are not prepared on a comparable basis.

                    CONSOLIDATED OPERATING STATEMENT ITEMS
                                (IN THOUSANDS)

                                                                                                            UNAUDITED
                                                                                                           THREE MONTHS
                                                                YEAR ENDED DECEMBER 31 (1)                    ENDED
                                                       ------------------------------------------------   MARCH 31, (1)
                                                                                                         -----------------
                                                       PREDECESSOR        REORGANIZED COMPANY
                                                         COMPANY   ------------------------------------
                                                          1992      1993    1994 (2)   1995      1996      1996     1997
Net Revenue..........................................   $ 53,957   $22,790  $ 24,039  $29,155  $  2,962     2,962      --
Operating Expenses...................................     39,567    16,335    14,962   16,685     2,233     2,132      --
Corporate Expenses...................................      4,973     3,649     4,475    2,687     2,373       727      909
Other (Income) Expense -Net..........................        (35)      539   (16,245)  (7,280)  (98,372)  (95,878)  (1,438)
Interest Expense.....................................     17,768     1,485       813    2,099       216       212       18
Amortization of Debt Discount and Deferred Debt
 Expense.............................................      1,004       766       646      460       --        --       --
Depreciation and Amortization........................      4,873     2,343     3,312    3,459       468       430       12
Unrealized Noncash (Recovery)
(Gain) Loss on Marketable Securities (3).............       (146)      146       --       166       794       --       327
Share of Loss of Partially Owned Companies...........      2,934     1,118       --       --        --        --       --
                                                        --------   -------  --------  -------  --------  --------  -------
Income (Loss) Before
Reorganization Items, Income Taxes, and Extraordinary
 Items...............................................    (16,981)   (3,591)   16,076   10,879    95,250    95,339      172
Reorganization Items.................................     (5,983)      --        --       --        --        --       --
                                                        --------   -------  --------  -------  --------  --------  -------
Income (Loss) Before Income Taxes and Extraordinary
 Items...............................................    (22,964)   (3,591)   16,076   10,879    95,250    95,339      172
Income Tax (Expense) Benefits........................       (499)     (124)   (1,652)     247   (24,583)  (25,021)     --
                                                        --------   -------  --------  -------  --------  --------  -------
Income (Loss) Before Extraordinary Items.............    (23,463)   (3,715)   14,424   11,126    70,667    70,318      172
Extraordinary Items (Net of Income Taxes):
Gain on Early Extinguishments of Debt................        --      2,010       --       --        --        --       --
Gain on Forgiveness of Debt and Partial Sale of
 Subsidiary..........................................    312,678       --        --       --        --        --       --
                                                        --------   -------  --------  -------  --------  --------  -------
Net Income (Loss)....................................   $289,215   $(1,705) $ 14,424  $11,126  $ 70,667  $ 70,318      172
                                                        ========   =======  ========  =======  ========  ========  =======
Per Share Amounts (4):
Income (Loss) Before Extraordinary Items.............              $ (0.25) $   1.15  $  1.06  $   7.45  $   7.08  $   .02
Extraordinary Items..................................        --       0.14       --       --        --        --       --
                                                        --------   -------  --------  -------  --------  --------  -------
Net Income (Loss)....................................        N/A   $ (0.11) $   1.15  $  1.06  $   7.45  $   7.08  $   .02
--------------------------------------------------
                                                        ========   =======  ========  =======  ========  ========  =======

---------------------
(1) Due to the Acquisition and the acquisition and dispositions during 1994, the borrowings incurred to effect such acquisition in 1994, the consummation of the Plan of Reorganization and the adoption of Fresh Start Reporting, the Company's historical results should not be regarded as indicative of its future results.
(2) Reflects results of operations of WHTM-TV since its acquisition during September 1994 through December 1994 and the results of the properties disposed of through their respective dates of sale. See notes 3 and 4 to Consolidated Financial Statements.
(3) See Note 2 of Notes to the Company's Consolidated Financial Statements.
(4) Per share amounts for the Predecessor Company are neither comparable nor meaningful due to the forgiveness of debt, partial sale of subsidiary, issuance of new common stock and adoption of Fresh Start Reporting. All per share amounts prior to 1995 have been restated to reflect the April, 1995 5 for 4 stock split.

                       CONSOLIDATED BALANCE SHEET ITEMS
                        (IN THOUSANDS, INCLUDING NOTES)

                                                                           UNAUDITED
                                    AS OF DECEMBER 31                    AS OF MARCH 31
                         ---------------------------------------------- ----------------
                          1992       1993    1994    1995        1996     1996    1997
Total Current Assets.... $28,494    $ 8,925 $ 9,093 $10,047    $ 96,605 $127,010 $65,760
Total Assets............  74,327     37,272  90,852  95,985     115,888  138,079  91,004
Total Current Liabili-
 ties...................  11,373      3,292   9,076  36,309(1)    7,109   27,517   5,294
Long-Term Debt..........  22,100(2)   3,200  21,310     --          --       --      --
Shareholders' Equity....  40,646     30,705  39,079  40,876     108,779  110,562  85,709

---------------------
(1) Includes $28,000 of a note payable to Bank of Montreal which was repaid upon the sale of three television stations on February 2, 1996. See "Business--Recent Developments."
(2) Net of unamortized original issue discount of $8,705 as of December 31, 1992.

                 COMPANY MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The Company reorganized and emerged from bankruptcy proceedings on December 20, 1992 and adopted Fresh Start Reporting in accordance with the guidelines established by the American Institute of Certified Public Accountants in Statement of Position 90-7. Under Fresh Start Reporting, assets and liabilities were recorded at their estimated fair market value and the historical deficit was eliminated.

  Due to the acquisition and dispositions discussed under "Information Concerning the Company," the borrowings incurred to effect the acquisition, the retirement of the Company's Secured Notes, the consummation of the Plan of Reorganization and adoption of Fresh Start Accounting, the Company's historical results of operations should not be regarded as indicative of its future results. The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto.

RESULTS OF OPERATIONS--GENERAL

  The comparability of results for future periods will be affected by dispositions during 1996 (see Note 4 of Notes to the Company's Consolidated Financial Statements), by the Acquisition and by the nature and timing of any future acquisitions or dispositions. The Company currently has disposed of all of its operating properties. Consequently, until the completion of the Acquisition, the Company will have no operating revenues and the Company's future revenues will be derived from the investment of its funds. The Acquisition will substantially increase the Company's operating expenses, depreciation and amortization charges and interest expense, as well as increasing revenues. For these reasons, the results of the Company's historical operations may not be comparable from period to period or indicative of results in the future.

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31,
1996

  The Company did not have any results from operations during the first quarter of 1997, since the Company sold its television stations during 1996. Other income for the three months ended March 31, 1997 principally includes recoveries on accounts and notes receivable of approximately $449,000 and interest income of $919,000. These revenues were partially offset by an unrealized loss on marketable securities of approximately $327,000.

  The Company's per share income was $0.02 for the quarter ended March 31, 1997, as compared to the income of $7.08 for the first quarter of 1996. The 1996 net income resulted primarily from gains on the sale of the Company's television stations.

1996 COMPARED TO 1995

  The Company's net revenue, operating expenses, depreciation and amortization, and interest expense for the year ended December 31, 1996 are not comparable to the year ended December 31, 1995 due to the disposition of all the Company's television properties during the first quarter of 1996 and the subsequent retirement of all the Company's long-term debt. During 1996, revenue decreased to only $3.5 million from $34.4 million while for the same periods operating expenses decreased to $2.2 million from approximately $16.7 million. Interest expense and depreciation and amortization expense decreased to $216,000 and $468,000 from $2.1 million and $3.5 million, respectively. All of the above-mentioned items decreased as a result of the sales of all the Company's operating properties. The sale of such properties resulted in approximately a $95.0 million pretax gain which was the primary reason for the Company's net income of $70.7 million for the year ended December 31, 1996 compared to $11.1 million in 1995.

  The Company had net income per share of $7.45 as opposed to $1.06 for the year ended December 31, 1995.

1995 COMPARED TO 1994

  The Company's net revenue, operating expenses, depreciation and amortization, and interest expense for the year ended December 31, 1995 are not comparable to the year ended December 31, 1994 due to the acquisition of WHTM-TV and the borrowings under the Amended Line of Credit to effect such acquisition, and the dispositions of the Company's radio properties and other assets (see Notes 3 and 4 of Notes to the Company's Consolidated Financial Statements). During 1995, net revenue increased by approximately 21% to $29.2 million from $24.0 million. This increase was primarily due to the acquisition of WHTM-TV the results of which were included in the Company's results for a full year as opposed to only three months in 1994. Operating expenses of the Company increased overall to $16.7 million in 1995 from $15.0 million in 1994 due to the acquisition of WHTM-TV which was owned for the full year. Depreciation and amortization expense rose to $3.5 million in 1995 from $3.3 million in 1994 primarily as a result of the amortization of intangibles associated with the acquisition of WHTM-TV, offset by a reduction in the expense due to properties sold in 1994.

  The Company recognized net income of approximately $11.1 million in 1995, as compared to $14.4 million in 1994 primarily as a result of the recovery on the Fairmont Notes of approximately $7.9 million in 1995. Net income in 1994 was $14.4 million primarily due to the net gains on the sale of its radio properties of $17.2 million. Additionally, interest expense was $2.1 million in 1995 as opposed to $.8 million in 1994 as a result of the acquisition of WHTM-TV in September 1994 and the related borrowings under the Amended Line of Credit.

  The Company had net income per share of $1.06 in 1995, as opposed to $1.15 in 1994.

LIQUIDITY AND CAPITAL RESOURCES

  The Company had approximately $65.7 million in current assets and working capital of $60.5 million at March 31, 1997.

  The Company's sources of funds to serve its debt and meet its other obligations historically have been provided by its liquid assets, cash flow from its operating and investment activities, proceeds from the sale of properties and proceeds from loans and financings.

  In March 1995, the Company's Board of Directors authorized the repurchase by the Company of up to 1.3 million shares of its Common Stock in addition to previous authorizations. The Company is authorized to make such purchases from time to time in the market or in privately negotiated transactions. During the year ended December 31, 1996, the Company repurchased approximately 644,000 shares pursuant to that authorization.

  During the months of January and February 1997, the Company repurchased approximately 1.9 million shares for a total of approximately $18.1 million, including a block of approximately 1,000,000 shares from an institutional investor in a private transaction for approximately $10.6 million. During February, 1997, the Company's Board of Directors authorized the purchase of up to 2 million additional shares of the Company's Common Stock in addition to previous purchases.

  In order to fund the Acquisition and pay related fees and expenses, PCW issued $175 million aggregate principal amount of 11 3/4% Senior Subordinated Notes due 2007 (the "PCW Notes"). Interest on the PCW Notes is payable semi-annually commencing on January 15, 1998. The PCW Notes are unsecured obligations of PCW and are subordinate in right of payment to senior indebtedness of PCW, including indebtedness under the New Credit Facility. The indenture under which the PCW Notes were issued imposes certain limitations on, among other things, the ability of PCW and its subsidiaries to incur indebtedness and to pay dividends to the Company. Upon certain acquisitions of more than 50% of the ownership of the Company's equity and upon a change in the majority of the Company's Board of Directors over any 12 month period that was not approved by a majority of the directors at the beginning of such 12 month period, the holders of the PCW Notes will have the right to cause the PCW Notes to be repurchased at 101% of the principal amount thereof, plus accrued and unpaid interest thereon. The consummation of the Exchange Offer will not give rise to such repurchase right. PCW has granted certain registration rights with respect to the PCW Notes.

  In order to fund the Acquisition and provide working capital following the Acquisition, the Company and its subsidiaries will enter into the New Credit Facility providing for term loan borrowings in the aggregate principal amount of approximately $325 million and revolving loan borrowings of approximately $200 million. At the effective time of the Palmer Merger, PCW is expected to borrow all term loans available under the New Credit Facility and up to approximately $100 million of revolving loans. The remaining revolving loans will, subject to a borrowing base and certain other conditions, be available to fund the working capital requirements of PCW. On July 2, 1997, the Company received an executed commitment letter from a financial institution to provide the New Credit Facility. The commitment is subject to significant conditions, including the absence of material adverse change in the business of Palmer, negotiation, execution and delivery of definitive documentation and consummation of the Fort Myers Sale (or arrangements satisfactory to the lenders under the New Credit Facility for short-term financing bridging such sale). The Company believes that the Fort Myers Sale will take place as contemplated in conjunction with the remainder of the Acquisition with the result that the Company will not require short-term bridge financing. It is anticipated that loans under the New Credit Facility will bear interest at a floating rate between .25% and 1.50% above the lenders' prime borrowing rate or between 1.25% to 2.50% above the lenders' Euro-dollar base rate, depending on the ratio of the consolidated total debt to consolidated earnings before interest, taxes, depreciation and amortization of the Company and its subsidiaries. The New Credit Facility will be secured by liens on substantially all of the real and personal property of the Company and its subsidiaries. It is anticipated that the New Credit Facility will contain limitations on, among other things, the ability of the Company to pay dividends or incur additional indebtedness and will require the Company to maintain compliance with certain financial ratios.

  In order to provide financing for the Acquisition and the redemption of the PIK Preferred Stock and PIK Warrants, Cellular Holdings has issued in the Cellular Holdings Offering units consisting of $153.4 million in aggregate principal amount of its 13 1/2% Senior Secured Discount Notes due 2007 (the "Cellular Holdings Notes") together with warrants to purchase 527,696 shares of Common Stock at an exercise price of $.01 per share. The issue price of the Cellular Holdings Notes (approximately $80 million in the aggregate) represents a yield to maturity of 13 1/2%; cash interest will not begin to accrue on the Cellular Holdings Notes prior to August 2, 2002 and will be first payable on February 1, 2003. Approximately $47.5 million of the proceeds of the Cellular Holdings Offering will be used to fund the Acquisition, while the remainder will be used to redeem the PIK Preferred Stock and the PIK Warrants. The Cellular Holdings Notes are guaranteed by a subsidiary of the Company and secured by a pledge of the stock of Cellular Holdings. The holders of the Cellular Holdings Notes will have the right to cause Cellular Holdings to repurchase such Notes at 101% of the accrued value thereof upon certain change of control events parallel to those applicable to the PCW Notes. The indenture under which the Cellular Holdings Notes were issued contains restrictions on, among other things, the payment of dividends and the incurrence of indebtedness. The holders of the Cellular Holdings Notes have certain registration rights.

  The following table sets forth the estimated cash sources and uses of funds for the Acquisition, the contemplated redemption of the PIK Preferred Stock and the PIK Warrants and related fees and expenses, assuming that 5,000,000 shares of the Company's Common Stock are issued in exchange for 2,239,541 shares of Palmer common stock in the Exchange Offer. The alternative consequences of 10,000,000 shares of the Company's Common Stock being issued in the Exchange Offer for 4,479,082 shares of Palmer common stock, or no shares of the Company's Common Stock being issued in the Exchange Offer, are disclosed in a footnote to the table. The maximum number of shares of Palmer common stock that can be purchased with 10,000,000 shares of the Company's Common Stock will be determined based on the average closing price per share of Common Stock during the five trading days ending September 25, 1997. The numbers set forth in the table and footnotes below assume an average closing price of $8 1/16.

   TOTAL SOURCES                                                  (IN MILLIONS)
   New Credit Facility
     Term Loan...................................................    $325.0
     Revolving Loan..............................................      56.8*
   11 3/4% Senior Subordinated Notes due 2007....................     175.0
   Units.........................................................      80.0
   Equity contributions by the Company+..........................      80.0
   Proceeds from Fort Myers Sale.................................     166.3
                                                                     ------
     Total cash sources..........................................    $883.1*
                                                                     ======
   TOTAL USES:
   Cash consideration for Palmer common stock....................    $448.6*
   Palmer Existing Indebtedness (as of March 31, 1997)...........     381.4
   Estimated transaction fees and expenses.......................      23.6
   Cash for Redemption of PIK Preferred Stock and PIK Warrants...      29.5**
                                                                     ------
     Total uses..................................................    $883.1*
                                                                     ======

--------
 +  Payable either in cash or by delivery of shares of Palmer common stock.
 * If 10,000,000 shares of the Company's Common Stock are issued in exchange for 4,479,082 shares of Palmer common stock, the cash considerations for the Palmer shares would be reduced to $408.3 million, and the amount initially borrowed under the revolving loan under the New Credit Facility would be reduced to $19.4 million. If the Exchange Offer is not consummated, then the cash consideration for the Palmer common stock would be increased to $488.9 million, and the amount initially borrowed under the revolving loan under the New Credit Facility will be increased to $100.0 million.
** Assuming the consummation of the Acquisition and the redemption of the PIK
   Preferred Stock and the PIK Warrants occur on October 15, 1997.

  The foregoing table does not reflect any provision for any taxes payable in connection with the Fort Myers Sale. The Company has a tax planning strategy which it believes will avoid the payment of the $56.2 million tax which would otherwise be payable in connection with the Fort Myers Sale. While there can be no assurances that the Company's position will prevail if challenged, the Company has received a written opinion from a "big six" accounting firm (other then Arthur Andersen LLP) that, under existing laws, it is more likely than not that the Company's position will prevail if challenged. This tax planning strategy (among others) would be eliminated, however, if certain proposals by the Joint Committee on Taxation were to be adopted by Congress. There can be no assurances that the Company will be able to implement this tax planning strategy before any of such proposals are adopted or that the Company's tax position would be "grandfathered" under any of such proposals, if adopted.

  The foregoing table also does not reflect $1.4 million which will be immediately payable to William J. Ryan as a severance payment pursuant to his existing employment contract upon consummation of the Acquisition and approximately $2.6 million of severance payments which could become payable over several years pursuant to existing employment contracts between Palmer and its other executive officers. The Company has entered into an employment contract with William J. Ryan to continue as an officer after the consummation of the Acquisition and expects to enter into a comparable employment contract with M. Wayne Wisehart and employment contracts with other key employees prior to the consummation of the Acquisition. Except for the $1.4 million payable to William J. Ryan, there can be no assurances as to the amount of payments that may be made to such officers, in recognition of such severance rights, whether or not they continue with the Company after the consummation of the Acquisition.

  If the Company were unable to borrow under the New Credit Facility and the Company also failed to find alternative sources of financing, the Company would be unable to consummate the Acquisition and would be in breach of its obligations under the Palmer Merger Agreement. Although the PCW Offering and Cellular Holdings Offering have been consummated, the notes issued thereunder are subject to mandatory redemption of 101% of the principal amount thereof, plus accrued interest thereon, if the Acquisition has not occurred by December 31, 1997 or if in the sole judgment of the Company it appears that the Acquisition will not be consummated by December 31, 1997. Pending the consummation of the Acquisition, the proceeds from these offerings, plus cash sufficient to pay principal, premium and interest through December 31, 1997, are being held in escrow by the trustee for the holders of such notes.

  Following the Acquisition, the Company's principal sources of liquidity are expected to be cash flow from operations and borrowings under the New Credit Facility. The Company's principal uses of cash will be debt service requirements, capital expenditures and working capital.

  If shareholders of the Company approve the Stock Issuance, the number of shares of Palmer common stock to be acquired in the Palmer Merger will be reduced and the aggregate cash consideration required for the Palmer Merger will be correspondingly reduced. In such event, the initial borrowings under the New Credit Facility will be reduced.

  The following table sets forth the Company's scheduled estimated payments of principal and interest on a pro forma basis as if the Acquisition had occurred on January 1, 1997, assuming (i) an Exchange Offer in which 2,239,541 shares of the Palmer common stock are purchased prior to the Palmer Merger (50% acceptance of an Exchange Offer at which the maximum amount of 4,479,082 shares of Palmer common stock could have been purchased with 10,000,000 shares of the Company's Common Stock valued at $8 1/16 per share), (ii) the entry into the New Credit Facility with an interest rate of 8.5% and (iii) the redemption of the PIK Preferred Stock with a portion of the proceeds of the Cellular Holdings Offering.

                                        1997    1998    1999    2000    2001
                                       ------- ------- ------- ------- -------
Principal(1).......................... $     0 $     0 $38,182 $42,955 $45,102
Interest (excluding amortization of
 original issue discount)(2)..........  53,017  53,017  49,772  46,125  42,287
                                       ------- ------- ------- ------- -------
                                       $53,017 $53,017 $87,954 $89,076 $87,389
                                       ======= ======= ======= ======= =======


(1) If no shares of Palmer common stock were purchased in the Exchange Offer, principal payments in 1997, 1998, 1999, 2000 and 2001 would have been $0, $0, $42.2 million, $47.5 million and $49.7 million, respectively. If 4,479,082 shares of Palmer common stock were purchased in the Exchange Offer, the principal payments in 1997, 1998, 1999, 2000 and 2001 would have been $0, $0, $34.2 million, $38.4 million and $40.3 million, respectively.

(2) If no shares of Palmer common stock were purchased in the Exchange Offer, interest payments in 1997, 1998, 1999, 2000 and 2001 would have been $56.4 million, $56.4 million, $52.4 million, $98.8 million and $39.1 million, respectively. If 4,479,082 shares of Palmer common stock were purchased in the Exchange Offer, the interest payments in 1997, 1998, 1999, 2000 and 2001 would have been $49.6 million, $49.6 million, $46.6 million, $43.4 million and $34.6 million, respectively.

  During the five years ended December 31, 1996, Palmer generated operating income (loss) of $(4.3 million), $2.16 million, $15.1 million, $26.6 million and $41.2 million in the years ended 1992, 1993, 1994, 1995 and 1996, respectively.

  The Company will be highly leveraged upon consummation of the Acquisition. The Company's ability to meet its debt service requirements, including those represented by the Notes and the New Credit Facility, will require significant and sustained growth in the Company's cash flow. Based on the historical growth in Palmer's cash flow from operations and the Company's assessment of Palmer's potential ability to increase market penetration while controlling costs, the Company believes that Palmer's cash flow from operations will be sufficient to enable the Company to meet its debt service requirements. If Palmer's cash flow from operations does not meet the Company's current expectations, the Company could seek alternative debt or equity financing. There can be no assurance, however, that the Company will be successful in improving its cash flow by a sufficient magnitude or in a timely manner or in raising additional equity or debt financing to enable the Company to meet its debt service requirements.

  Historically, Palmer met its capital requirements primarily through equity contributions, bank and intercompany debt and, to a lesser extent, through operating cash flow. The Company expects to meet its capital requirements following the Acquisition from cash from operations and borrowings under the New Credit Facility. Upon consummation of the Acquisition, the Company's only committed source of liquidity is expected to be the New Credit Facility. While the Company expects to have sufficient availability under the New Credit Facility to meet its liquidity needs, the terms of the New Credit Facility which determine the availability thereunder are still under negotiation. The Company has availability under the New Credit Facility for general corporate purposes and, if the Company's tax planning strategy is unsuccessful, to finance the $56.2 million tax payment due with respect to the Fort Myers Sale. There can be no assurances, however, that the New Credit Facility will be entered into. In addition, borrowings under the New Credit Facility will be subject to significant conditions, including compliance with certain financial ratios and the absence of any material adverse change.

  In 1996, Palmer spent approximately $38.5 million for capital expenditures. The Company expects to spend approximately $35 million and $25 million for capital expenditures for the years ended December 31, 1997 and 1998, respectively. The Company expects to use net cash provided by operating activities and borrowings available under the New Credit Facility to fund such capital expenditures.

                         INFORMATION CONCERNING PALMER

GENERAL

  Palmer is engaged in the construction, development, management and operation of cellular telephone systems in the southeastern United States. At March 31, 1997, after giving effect to the Acquisition, Palmer provided cellular telephone service to 274,498 subscribers in Georgia, Alabama, Florida and South Carolina in a total of 17 licensed service areas composed of eight Metropolitan Statistical Areas ("MSAs") and nine Rural Service Areas ("RSAs"), with an aggregate estimated population of 3.5 million. Palmer sells its cellular telephone service as well as a full line of cellular products and accessories principally through its network of retail stores. Palmer markets all of its products and services under the service mark CELLULAR ONE.

CERTAIN TERMS

  Interests in cellular markets that are licensed by the FCC are commonly measured on the basis of the population of the market served, with each person in the market area referred to as a "Pop". The number of Pops or Net Pops owned is not necessarily indicative of the number of subscribers or potential subscribers. As used in this Proxy Statement, unless otherwise indicated, the term "Pops" means the estimate of the 1996 population of an MSA or RSA as derived from the 1996 Donnelley Market Information Service. The term " Net Pops" means the estimated population with respect to a given service area multiplied by the percentage interest that Palmer owns in the entity licensed in such service area. MSAs and RSAs are also referred to as "Markets".

MARKETS AND SYSTEMS

  Palmer's cellular telephone systems serve contiguous licensed service areas in Georgia, Alabama and South Carolina. Palmer also has cellular service areas in Georgia-1 RSA and Panama City, Florida. The following table sets forth on a pro forma basis after giving effect to the Acquisition as of July 18, 1997, with respect to each service area in which Palmer owns a cellular telephone system, the estimated population, Palmer's beneficial ownership percentage, the Net Pops and the date of initial operation of such system by Palmer or a predecessor operator.

                                    ESTIMATED   OWNERSHIP            DATE SYSTEM
                                  POPULATION(2) PERCENTAGE NET POPS  OPERATIONAL
Albany, GA.......................     118,527      82.7%      98,061     4/88
Augusta, GA......................     439,116     100.0      439,116     4/87
Columbus, GA.....................     254,150      85.2      216,518    11/88
Macon, GA........................     313,686      99.2      311,234    12/88
Savannah, GA.....................     283,878      98.5      279,578     3/88
Georgia-1 RSA....................     223,098     100.0      223,098    10/92
Georgia-6 RSA....................     199,516      95.0      189,560     4/93
Georgia-7 RSA....................     134,376     100.0      134,376    10/91
Georgia-8 RSA....................     157,451     100.0      157,451    10/91
Georgia-9 RSA....................     119,410     100.0      119,410     9/92
Georgia-10 RSA...................     149,699     100.0      149,699    10/91
Georgia-12 RSA...................     211,799     100.0      211,799    10/91
Georgia-13 RSA...................     147,392      82.7      121,942      --
Dothan, AL.......................     136,160      94.4      128,535     2/89
Montgomery, AL...................     318,371      92.8      295,430     8/88
Alabama-8 RSA....................     171,993     100.0      171,993     7/93
                                    ---------              ---------
  Subtotal.......................   3,378,622              3,247,800
Panama City, FL..................     146,018      78.4      114,493     9/88
                                    ---------              ---------
  Total..........................   3,524,640              3,362,293
                                    =========              =========

---------------------
(1) Does not include Alabama-5 RSA, South Carolina-7 RSA and South Carolina-8 RSA where Palmer has interim operating authority. Palmer has no subscribers in South Carolina-7 RSA and South Carolina-8 RSA, but instead provides roaming access to its own subscribers and others when they travel in these two service areas, utilizing its existing cell sites. Construction Permits were granted to third parties for the Alabama-5 RSA and South Carolina-8 RSA on May 20, 1997. Such third parties are required to complete construction of their respective RSA within 18 months. After completing construction, such third party may give Palmer ten days prior written notice, at which point Palmer would be required to sell its subscribers to such third party at cost. The application for a construction permit for the South Carolina-7 RSA has been remanded by the FCC to the Wireless Bureau for further review.
(2) Based on population estimates for 1996 from the 1996 Donnelly Market Information Service.

OPERATIONS

 General

  Palmer has concentrated its efforts on creating an integrated network of cellular telephone systems in the southeastern United States, principally to date in Georgia, Alabama, Florida and South Carolina. At March 31, 1997, after giving effect to the Acquisition, Palmer provided cellular telephone service to 274,498 subscribers in a total of 17 licensed service areas composed of eight MSAs and nine RSAs.

  The following table sets forth information, at the dates indicated after giving effect to the Acquisition, regarding Palmer's subscribers, penetration rate, cost to add a net subscriber, average monthly churn rate and average monthly service revenue per subscriber.

                                                                        THREE MONTHS
                                  YEAR ENDED DECEMBER 31,                  ENDED
                         ---------------------------------------------   MARCH 31,
                          1992     1993     1994      1995      1996        1997
Subscribers at end of
 period (1).............  29,869   54,382   99,626   187,870   245,396     274,498
Penetration at end of
 period (2).............    2.23%    3.57%    4.54%     6.41%     7.28%       7.78%
Cost to add a net sub-
 scriber (3)............  $  272   $  198   $  247    $  275    $  434      $  474
Average monthly churn
 (4)....................    1.58%    1.32%    1.54%     1.51%     1.89%       1.87%
Average monthly service
 revenue per subscriber
 (5)....................  $59.65   $56.70   $56.64    $53.80    $50.37      $45.51

---------------------
(1) Each billable telephone number in service represents one subscriber. Amounts at December 31, 1992 and 1993 include 955 and 2,576 subscribers, respectively, in the Alabama-7 RSA where Palmer had interim operating authority from June 1991 through July 1994.
(2) Determined by dividing the aggregate number of subscribers by the estimated population.
(3) Determined for each period by dividing (i) all costs of sales and marketing, including salaries, commissions and employee benefits and all expenses incurred by sales and marketing personnel, agent commissions, credit reference expenses, losses on cellular telephone sales, rental expenses allocated to retail operations, net installation expenses and other miscellaneous sales and marketing charges for such period including fees paid for use of the CELLULAR ONE service mark, by (ii) the net subscribers added during such period.
(4) Determined for each period by dividing total subscribers discontinuing service during such period by the average number of subscribers for such period, divided by the number of months in the relevant period.
(5) Determined for each period by dividing (i) the sum of the access, airtime, roaming, long distance, features, connection, disconnection and other revenues for such period by (ii) the average number of subscribers for such period, divided by the number of months in the relevant period.

SUBSCRIBERS AND SYSTEM USAGE

  Palmer's subscribers, after giving effect to the Acquisition, have increased from 17,148 at January 1, 1992 to 274,498 at March 31, 1997. Reductions in the cost of cellular telephone services and equipment at the retail level have led to an increase in cellular telephone usage by general consumers for non-business purposes. As a result, the management of Palmer believes that there is an opportunity for significant growth in each of its existing service areas. Palmer's intention is to continue to broaden its subscriber base for basic cellular telephone services as well as to increase its offering of customized services. The sale of custom calling features typically results in increased usage of cellular telephones by subscribers, thereby further enhancing revenues. In 1996, cellular telephone service revenues represented 94.8% of Palmer's total revenues, with equipment sales and installation representing the balance.

MARKETING

  Palmer's marketing strategy is designed to generate continued net subscriber growth by focusing on subscribers who are likely to generate lower than average deactivations and delinquent accounts. Palmer's sales staff has a two-tier structure. A retail sales force handles walk-in traffic, and a targeted sales staff solicits certain industries and government subscribers. Palmer's management believes that its internal sales force is more likely than independent agents to successfully select and screen new subscribers. In addition, Palmer motivates its direct sales force to sell appropriate rate plans to subscribers, thereby reducing churn, by linking payment of commissions to subscriber retention. Palmer believes its use of an internal sales force keeps marketing costs low, both because commissions are lower and because subscriber retention is higher than if it used independent agents. For the three-month period ended March 31, 1997, Palmer's cost to add a net subscriber was $474.

  Palmer's sales force works principally out of retail stores in which Palmer offers its cellular products and services. As of March 31, 1997, Palmer maintained 30 retail stores and 4 offices. Retail stores, which range in size up to 11,000 square feet, are fully equipped to handle customer service and the sale of cellular services, telephones and accessories. Eight of the newer and larger stores are promoted by Palmer as "Superstores". Each Superstore has an authorized warranty repair center and provides cellular telephone installation and maintenance services. Most of Palmer's larger markets currently have at least one Superstore. In addition, to enhance convenience for its customers, Palmer has begun to open smaller stores in locations such as shopping malls.

  Palmer markets all of its products and services under the name CELLULAR ONE. See "--Service Marks". Palmer believes it obtains substantial marketing benefits from the name recognition associated with this widely used service mark, both with existing subscribers traveling outside Palmer's service areas and with potential new subscribers moving into Palmer's service areas. In addition, Palmer believes that travelers who subscribe to CELLULAR ONE service in other markets may be more likely to use Palmer's service when they travel in Palmer's service areas. Palmer is currently negotiating the renewal of a majority of its contracts with CELLULAR ONE. See "Risk Factors--Reliance on Use of Third Party Service Marks."

PRODUCTS AND SERVICES

  In addition to providing cellular telephone service in each of its markets, Palmer also offers various custom-calling features such as voicemail, call forwarding, call waiting, three-way conference calling and no answer and busy transfer. Several rate plans are presented to prospective subscribers so that they may choose the plan that will best fit their expected calling needs. Most rate plans combine a fixed monthly access fee, per minute usage charges and additional charges for custom-calling features in a package that offers value to the subscriber while enhancing air time use and revenues for Palmer. In general, rate plans which include a higher monthly access fee typically include a lower usage rate per minute. An ongoing review of equipment and service pricing is maintained to ensure Palmer's competitiveness. As appropriate, revisions to pricing of service plans and equipment are made to meet the demands of the local marketplace.

  The following table sets forth a breakdown of Palmer's revenues from the sale of its services and equipment for the periods indicated.

                                                                     THREE MONTHS
                                                                         ENDED
                                   YEAR ENDED DECEMBER 31,             MARCH 31
                          ----------------------------------------- ---------------
                           1992    1993    1994    1995     1996     1996    1997
                                               (IN THOUSANDS)
Service revenue:
 Access and usage (1)...  $11,821 $20,324 $37,063 $61,607 $ 105,415 $23,948 $29,001
 Roaming (2)............    2,231   3,075   5,884  11,157    13,741   3,290   4,010
 Long distance (3)......      992   1,309   2,218   3,634     6,781   1,424   1,835
 Other (4)..............      680   1,230   2,745   2,585     2,600     749     654
                          ------- ------- ------- ------- --------- ------- -------
 Total service revenue..  $15,724 $25,938 $47,870 $78,983 $ 128,537 $29,411 $35,500
Equipment sales and in-
 stallation (5).........    3,558   5,238   6,381   6,830     7,062   1,663   2,001
                          ------- ------- ------- ------- --------- ------- -------
 Total..................  $19,282 $31,176 $54,251 $85,813 $ 135,599 $31,074 $37,501
                          ======= ======= ======= ======= ========= ======= =======

---------------------
(1) Access and usage revenues include monthly access fees for providing service and usage fees based on per minute usage rates.
(2) Roaming revenues are fees charged for providing services to subscribers of other systems when such subscribers or "roamers" place or receive a telephone call within one of Palmer's service areas.
(3) Long distance revenue is derived from long distance telephone calls placed by Palmer's subscribers.
(4) Other revenue includes, among other things, connect fees charged to subscribers for initial activation on the cellular telephone system and fees for feature services such as voicemail, call forwarding and call waiting.
(5) Equipment sales and installation revenue includes revenue derived from the sale of cellular telephones and fees for the installation of such telephones.

  Reciprocal roaming agreements between each of Palmer's cellular telephone systems and the cellular telephone systems of other operators allow their respective subscribers to place calls in most cellular service areas throughout the country. Roaming revenue is a substantial source of incremental revenue for Palmer. For 1996, roaming revenues accounted for 10.7% of Palmer's service revenues and 10.1% of Palmer's total revenue.

  Palmer provides retail distribution of cellular telephones and maintains inventories of cellular telephones. Palmer negotiates volume discounts for the purchase of cellular telephones and, in many cases, passes such discounts on to its customers. Palmer believes that earning an operating profit on the sale of cellular telephones is of secondary importance to offering cellular telephones at competitive prices to potential subscribers. To respond to competition and to enhance subscriber growth, Palmer has historically sold cellular telephones below cost.

SYSTEM DEVELOPMENT AND EXPANSION

  Palmer develops its service areas by adding channels to existing cell sites and by building new cell sites. Such development is done for the purpose of increasing capacity and improving coverage in direct response to projected subscriber demand. Projected subscriber demand is calculated for each cellular service area on a cell by cell basis. These projections involve a traffic analysis of usage by existing subscribers and an estimation of the number of additional subscribers in each such area. In calculating projected subscriber demand, Palmer builds into its design assumptions a maximum call "blockage" rate of 2.0% (percentage of calls that are not connected on first attempt at peak usage time during the day).

  The following table sets forth, by market, at the dates indicated, the number of Palmer's operational cell sites.

                                     AT DECEMBER 31,
                                 ------------------------------------    AT MARCH 31,
                                 1992    1993    1994    1995    1996        1997
Georgia/Alabama.................  28(1)   39(1)   70(2)  121(3)  181(4)      192(5)
Panama City, FL.................   4       7       7       9      11          11
                                 ---     ---     ---     ---     ---         ---
  Total.........................  32(1)   46(1)   77(2)  130(3)  192(4)      203(5)
                                 ===     ===     ===     ===     ===         ===

---------------------
(1) Includes two cell sites in the Alabama-7 RSA where Palmer had interim operating authority from June 1991 through June 1994.
(2) Includes one cell site in the Alabama-5 RSA where Palmer has interim operating authority for two counties of such RSA and 17 existing cell sites that were purchased in the Georgia Acquisition.
(3) Includes two existing cell sites in the Alabama-5 RSA where Palmer has interim operating authority for two counties of such RSA and 28 existing cell sites that were purchased in the GTE Acquisition.
(4) Includes three existing cell sites in the Alabama-5 RSA where Palmer has interim operating authority for two counties of such RSA and 17 existing cell sites than were purchased in the Horizon and USCOC acquisitions.
(5) Includes two existing cell sites in Alabama-5 RSA where Palmer has interim operating authority.

  Palmer estimates that in 1996 the capacity of its existing cellular telephone systems increased 42.0%. During 1996, Palmer spent approximately $38.5 million and, based on projected growth in subscriber demand, expects to spent approximately $35 million in 1997 in order to build out its cellular service areas, install an additional microwave network and implement certain digital radio technology. Palmer has constructed 20 cell sites to date in 1997 and plans to construct 10 additional cell sites with respect to its existing cellular systems during 1997 to meet projected subscriber demand and improve the quality of service.

  Microwave networks enable Palmer to connect switching equipment and cell sites without making use of local landline telephone carriers, thereby reducing or eliminating fees paid to landline carriers. During 1996, Palmer spend $1.0 million to build additional microwave connections. In addition, in 1996 Palmer spent $2.6 million to build a fiber optic network between Dothan, Alabama and Panama City, Florida. The installation of this network resulted in savings to the Company from a reduction in fees paid to telephone companies for landline charges, as well as giving the Company the ability to lease out a significant portion of the capacity.

DIGITAL CELLULAR TECHNOLOGY

  Over the next decade, it is expected that cellular telephones will gradually convert from analog to digital technology. This conversion is due in part to capacity constraints in many of the largest cellular markets, such as Los Angeles, New York and Chicago. As carriers reach limited capacity levels, certain calls may be unable to be completed, especially during peak hours. Digital technology increases system capacity and offers other advantages over analog technology, including improved overall average signal quality, improved call security, potentially lower incremental costs for additional subscribers and the ability to provide data transmission services. The conversion from analog to digital technology is expected to be an industry-wide process that will take a number of years. The exact timing and overall costs of such conversion are not yet known.

  Palmer began offering TDMA (Time Division Multiple Access) standard digital service during 1997. This digital network allows Palmer to offer advanced cellular features and services such as caller-ID, short message paging and extended battery life. Palmer presently plans to roll out TDMA digital cellular services in the rest of its major markets during 1997. Where cell sites are not yet at their maximum capacity of radio channels, Palmer is adding digital channels to the network incrementally based on the relative demand for digital and analog channels. Where cell sites are at full capacity, analog channels are being removed and redeployed to expand capacity elsewhere within the network and replaced in such cell sites by digital channels. The implementation of digital cellular technology over a period of several years will involve modest incremental expenditures for switch software and possible significant cost reductions as a result of reduced purchases of radio channels and a reduced requirement to split existing cells. However, as indicated above, the extent of any implementation of digital radio channels and the amount of any cost savings ultimately to be derived therefrom will depend primarily on subscriber demand. In the ordinary course of business, equipment upgrades at the cell sites have involved purchasing dual mode radios capable of using both analog and digital technology.

  The benefits of digital radio channels can only be achieved if subscribers purchase cellular telephones that are capable of transmitting and receiving digital signals. Currently, such telephones are more costly than analog telephones. The widespread use of digital cellular telephones is likely to occur only over a substantial period of time and there can be no assurance that this technology will replace analog cellular telephones. In addition, since most of Palmer's existing subscribers currently have cellular telephones that exclusively utilize analog technology, it will be necessary to continue to support, and if necessary increase, the number of analog radio channels within the network for many years.

COMPETITION

  The cellular telephone service industry in the United States is highly competitive. Cellular telephone systems compete principally on the basis of service and enhancements offered, the technical quality of the cellular system, customer service, coverage capacity and price of service and equipment. Currently, Palmer's primary competition in each of its service areas is the other cellular licensee--the wireline carrier. The table below lists the wireline competitor in each of Palmer's existing service areas:

    MARKET                                 WIRELINE COMPETITOR
   Albany, GA............................. ALLTEL
   Augusta, GA............................ ALLTEL
   Columbus, GA........................... Public Service Cellular
   Macon, GA.............................. BellSouth
   Savannah, GA........................... ALLTEL
   Georgia-1 RSA.......................... BellSouth
   Georgia-6 RSA.......................... BellSouth and Intercel(1)
   Georgia-7 RSA.......................... Cellular Plus and BellSouth(1)
   Georgia-8 RSA.......................... ALLTEL
   Georgia-9 RSA.......................... ALLTEL and Public Service Cellular(1)
   Georgia-10 RSA......................... Cellular Plus and ALLTEL(1)
   Georgia-12 RSA......................... ALLTEL
   Georgia-13 RSA......................... ALLTEL
   Dothan, AL............................. BellSouth
   Montgomery, AL......................... ALLTEL
   Alabama-8 RSA.......................... ALLTEL
   Panama City, FL........................ 360(degrees) Communications Company
                                            (formerly Sprint Cellular)

---------------------
(1) The wireline service area has been subdivided into two service areas by the purchasers of the authorization for the RSA.

  Palmer also faces competition from broadband personal communications services ("PCS"). PCS is a digital, wireless communications system supported by high-density call transmitters. Broadband PCS involves a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile and portable voice and data communications. PCS subscribers communicate using digital radio handsets.

  Palmer also faces competition from other existing communications technologies such as conventional mobile telephone service, SMR and enhanced specialized mobile radio ("ESMR") systems and paging services.

  Palmer also faces competition from "resellers". The FCC requires all cellular licensees to provide service to resellers that meet certain terms and conditions. A reseller provides wireless service to customers but does not hold an FCC license or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and airtime from a licensed carrier and resells service through its own distribution network to the public.

  In addition, the FCC has licensed operators to provide mobile satellite service in which transmissions from mobile units to satellites would augment or replace transmissions to land-based stations. Although such a system is designed primarily to serve remote areas and is subject to transmission delays inherent in satellite communications, a mobile satellite system could augment or replace communications with segments of land- based cellular systems. Based on current technologies, however, satellite transmission services are not expected to be competitively priced with cellular telephone services.

SERVICE MARKS

  CELLULAR ONE is a registered service mark with the U.S. Patent and Trademark Office. The service mark is owned by Cellular One Group, a Delaware general partnership of Cellular One Marketing, Inc., a subsidiary of Southwestern Bell Mobile Systems, Inc., together with Cellular One Development, Inc., a subsidiary of AT&T and Vanguard Cellular Systems, Inc. Palmer uses the CELLULAR ONE service mark to identify and promote its cellular telephone service pursuant to licensing agreements with Cellular One Group (the "Licensor"). In 1996, Palmer paid $219,000 in licensing and advertising fees under these agreements. Licensing and advertising fees are determined based upon the population of the licensed areas. The licensing agreements require Palmer to provide cellular telephone service to its customers, and to maintain a certain minimum overall customer satisfaction rating in surveys commissioned by the Licensor. Palmer's customer satisfaction ratings have consistently far exceeded this required minimum. While the licensing agreements which Palmer has entered have historically been for five-year terms, the majority of these contracts have expired. Palmer is currently negotiating to renew these contracts and in the interim has month-to-month agreements to use the service mark. See "Risk Factors--Reliance on Use of Third Party Service Mark."

REGULATION

  As a provider of cellular telephone services, Palmer is subject to extensive regulation by the federal government.

  The licensing, construction, operation, acquisition and transfer of cellular telephone systems in the United States are regulated by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). The FCC has promulgated rules governing the construction and operation of cellular telephone systems and licensing and technical standards for the provision of cellular telephone service ("FCC Rules"). For cellular licensing purposes, the United States is divided into MSAs and RSAs. In each market, the frequencies allocated for cellular telephone use are divided into two equal blocks designated as Block A and Block B. Block A licenses were initially reserved for non-wireline companies, such as Palmer, while Block B licenses were initially reserved for entities affiliated with a local wireline telephone company. Under current FCC Rules, a Block A or Block B license may be transferred with FCC approval without restriction as to wireline affiliation, but generally, no entity may own any substantial interest in both systems in any one MSA or RSA. The FCC may prohibit or impose conditions on sales or transfers of licenses.

  Initial operating licenses are generally granted for terms of up to 10 years, renewable upon application to the FCC. Licenses may be revoked and license renewal applications denied for cause after appropriate notice and hearing. Palmer's cellular licenses expire in the following years with respect to the following number of service areas: 1997 (four); 1998 (three); 2000
(one); 2001 (five); 2002 (three) and 2006 (one). The FCC has issued a decision confirming that current licensees will be granted a renewal expectancy if they have complied with their obligations under the Communications Act during their license terms and provided substantial public service. A potential challenger will bear a heavy burden to demonstrate that a license should not be renewed if the licensee's performance merits a renewal expectancy. Palmer believes that the licenses controlled by it will be renewed in a timely manner upon application.

  Under FCC rules, each cellular licensee was given the exclusive right to construct one of two cellular telephone systems within the licensee's MSA or RSA during the initial five-year period of its authorization. At the end of such five-year period, other persons are permitted to apply to serve areas within the licensed market that are not served by the licensee and current FCC Rules provide that competing applications for these "unserved areas" are to be resolved through the auction process. Palmer has no material unserved areas in any of its cellular telephone systems that have been licensed for more than five years.

  Palmer also regularly applies for FCC authority to use additional frequencies, to modify the technical parameters of existing licenses, to expand its service territory and to provide new services. The Communications Act requires prior FCC approval for acquisitions by Palmer of other cellular telephone systems licensed by the FCC and transfers by Palmer of a controlling interest in any of its licenses or construction permits, or any rights thereunder. Although there can be no assurance that any future requests for approval or applications filed by Palmer will be approved or acted upon in a timely manner by the FCC, based upon its experience to date, Palmer has no reason to believe such requests or applications would not be approved or granted in due course.

  The Communications Act prohibits the holding of a common carrier license (such as Palmer's cellular licenses) by a corporation of which more than 20% of the capital stock is owned directly or beneficially by aliens. Where a corporation such as Palmer controls another entity that holds an FCC license, such corporation may not have more than 25% of its capital stock owned directly or beneficially by aliens, in each case, if the FCC finds that the public interest would be served by such prohibitions. Failure to comply with these requirements may result in the FCC issuing an order to Palmer requiring divestiture of alien ownership to bring Palmer into compliance with the Communications Act. In addition, fines or a denial of renewal, or revocation of the license are possible.

  From time to time, legislation which could potentially affect Palmer, either beneficially or adversely, may be proposed by federal and state legislators. On February 8, 1996, the Telecommunications Act of 1996 (the "Telecom Act") was signed into law, revising the Communications Act to eliminate unnecessary regulation and to increase competition among providers of communications services. Palmer cannot predict the future impact of this or other legislation on its operations.

  The major provisions of the Telecom Act potentially affecting Palmer are as follows:

  Interconnection. The Telecom Act requires state public utilities commissions and/or the FCC to implement policies that mandate cost-based reciprocal compensation between cellular carriers and local exchange carriers ("LEC") for interconnection services.

  On August 8, 1996, the FCC released its First Report and Order in the matter of Implementation of the Local Competition Provisions in the Telecommunications Act of 1996 ("FCC Order") establishing the rules for the costing and provisioning of interconnection services and the offering of unbundled network elements by incumbent local exchange carriers. The FCC Order established procedures for Palmer's renegotiation of interconnection agreements with the incumbent local exchange carrier in each of Palmer's markets. LEC's and state regulators filed appeals of the FCC Order, which have been consolidated in the U.S. Court of Appeals for the Eighth Circuit. The Court has temporarily stayed the effective date of the pricing rules until more permanent relief can be fashioned.

  Palmer is currently negotiating with the incumbent local exchange carriers and has already renegotiated certain inter-connection agreements with LECs in most of Palmer's markets and believes that these negotiations will result in a substantial decrease in interconnection expenses incurred by Palmer.

  Facilities siting for personal wireless services. The siting and construction of cellular transmitter towers, antennas and equipment shelters are often subject to state or local zoning, land use and other regulation. Such regulation may require zoning, environmental and building permit approvals or other state or local certification. The Telecom Act provides that state and local authority over the placement, construction and modification of personal wireless services (including cellular and other commercial mobile radio services and unlicensed wireless services) shall not prohibit or have the effect of prohibiting personal wireless services or unreasonably discriminate among providers of functionally equivalent services. In addition, local authorities must act on requests made for siting in a reasonable period of time, and any decision to deny must be in writing and supported by substantial evidence.

  Environmental effect of radio frequency emissions. The Telecom Act provides that state and local authorities cannot regulate personal wireless facilities based on the environmental effects of radio frequency emissions if those facilities comply with the federal standard.

  Universal service. The Telecom Act also provides that all communications carriers providing interstate communications services, including cellular carriers, must contribute to the federal universal service support mechanisms that the FCC will establish. The FCC implemented this provision of the Telecom Act in a Report and Order released in May 1997, which also provides that any cellular carrier is potentially eligible to receive universal service support.

  The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of cellular service.

EMPLOYEES

  At March 31, 1997 Palmer had 565 full-time employees (excluding Fort Myers), none of whom is represented by a labor organization. Management considers its relations with employees to be good.

PROPERTIES

  For each market served by Palmer's operations, Palmer maintains at least one sales or administrative office and operates a number of cell transmitter and antenna sites. As of March 31, 1997, Palmer had approximately 35 leases for retail stores used in conjunction with its operations and 3 leases for administrative offices. Palmer also had approximately 130 leases to accommodate cell transmitters and antennas as of July 8, 1997.

LEGAL PROCEEDINGS

  Palmer is not currently involved in any pending legal proceedings likely to have a material adverse impact on it.

                        MARKET FOR PALMER'S COMMON STOCK

  Palmer's common stock is traded on the NASDAQ Stock Market's National Market. The following table sets forth information regarding the high and low sales prices for the periods indicated:

                          CALENDAR YEAR 1995                       HIGH   LOW
     First Quarter (1)........................................... $15.88 $14.25
     Second Quarter.............................................. $18.88 $14.25
     Third Quarter............................................... $24.50 $16.50
     Fourth Quarter.............................................. $24.25 $19.75
                          CALENDAR YEAR 1996
     First Quarter............................................... $22.50 $16.25
     Second Quarter.............................................. $22.81 $18.75
     Third Quarter............................................... $20.38 $16.00
     Fourth Quarter.............................................. $18.00 $10.25
                          CALENDAR YEAR 1997
     First Quarter............................................... $15.25 $ 9.25
     Second Quarter.............................................. $16.75 $10.25
     Third Quarter (through August 7, 1997)...................... $16.88 $16.88

--------
(1) Trading commenced March 1995.

  Palmer has not paid any dividends on its common stock since its inception.

                  PALMER SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data for the periods and dates indicated set forth below have been derived from the audited consolidated financial statements and the unaudited condensed consolidated financial statements of Palmer. The condensed consolidated results of operations of Palmer for the three months ended March 31, 1996 and 1997 are unaudited and not necessarily indicative of Palmer's results of operations for the full year. The unaudited condensed consolidated financial data reflects all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair summary of Palmer's financial position, results of operations and cash flows for and as of the end of the periods presented.

  The following data should be read in conjunction with "Palmer Management's Discussion and Analysis of Financial Condition and Results of Operations" and Palmer's Consolidated Financial Statements and Notes thereto, included elsewhere herein.

                                                                               THREE MONTHS
                                                                                   ENDED
                                     YEAR ENDED DECEMBER 31,                     MARCH 31,
                          -------------------------------------------------  ------------------
                            1992       1993    1994(1)   1995(2)   1996(3)     1996      1997
                             (IN THOUSANDS, EXCEPT PERCENTAGE AND PER SUBSCRIBER DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
 Service................  $  23,017  $ 35,173  $ 61,021  $ 96,686  $151,119  $ 34,915  $ 42,220
 Equipment sales and
 installation...........      4,284     6,285     7,958     8,220     8,624     2,035     2,463
                          ---------  --------  --------  --------  --------  --------  --------
     Total revenue......     27,301    41,458    68,979   104,906   159,743    36,950    44,683
                          ---------  --------  --------  --------  --------  --------  --------
Engineering, technical
 and other direct
 expenses...............      5,395     7,343    12,776    18,184    28,717     7,683     7,430
Cost of equipment.......      5,071     7,379    11,546    14,146    17,944     3,931     5,807
Selling, general and
administrative
expenses................      9,458    13,886    19,757    30,990    46,892    10,924    13,360
Depreciation and
amortization............     11,687    10,689     9,817    15,004    25,013     5,898     7,553
                          ---------  --------  --------  --------  --------  --------  --------
Operating income
(loss)..................     (4,310)    2,161    15,083    26,582    41,177     8,514    10,533
                          ---------  --------  --------  --------  --------  --------  --------
Other income (expense):
 Interest, net..........     (8,290)   (9,006)  (12,715)  (21,213)  (31,462)   (7,945)   (7,872)
 Other, net.............         (5)     (590)      (70)     (687)     (429)        0        71
                          ---------  --------  --------  --------  --------  --------  --------
     Total other
     expense............     (8,295)   (9,596)  (12,785)  (21,900)  (31,891)   (7,945)   (7,801)
                          ---------  --------  --------  --------  --------  --------  --------
Minority interest share
of (income) losses......        377        83      (636)   (1,078)   (1,880)     (452)     (331)
Income taxes............          0         0         0    (2,650)   (2,724)      (41)   (1,224)
                          ---------  --------  --------  --------  --------  --------  --------
Net income (loss).......  $ (12,228) $ (7,352) $  1,662  $    954  $  4,682  $     76  $  1,177
                          =========  ========  ========  ========  ========  ========  ========
OTHER DATA:
Capital expenditures....  $   3,835  $ 13,304  $ 22,541  $ 36,564  $ 41,445  $  6,618  $ 16,987
Interest Taxes
 ("EBITDA") (4).........  $   7,377  $ 12,850  $ 24,900  $ 41,586  $ 66,190  $ 14,412  $ 18,086
EBITDA margin on service
 revenue................       32.1%     36.5%     40.8%     43.0%     43.8%     41.3%     42.8%
Penetration(5)..........       2.20%     3.48%     4.58%     6.41%     7.45%     6.84%     7.94%
Subscribers at end of
 period (6).............     37,209    65,761   117,224   211,985   279,816   227,400   310,823
Cost to add a net
subscriber (7)..........  $     283  $    203  $    247  $    276  $    407  $    357  $    476
Average monthly service
 revenue per
 subscriber(8)..........  $   68.30  $  62.69  $  60.02  $  56.68  $  52.20  $  53.73  $  47.70
Average monthly churn
(9).....................       1.69%     1.37%     1.55%     1.55%     1.84%     1.51%     1.87%
Ratio of earnings to
fixed charges (10)......                           1.17x     1.21x     1.28x     1.07x     1.33x
CONSOLIDATED BALANCE
 SHEET DATA:
Cash....................  $     443  $  1,670  $  2,998  $  3,436  $  1,698  $  4,553  $  2,091
Working capital
(deficit)...............       (740)      799     2,490    (1,435)      296    (2,542)    2,282
Property, plant and
 equipment, net.........     17,371    23,918    51,884   100,936   132,438   103,885   148,121
Licenses and other
 intangibles, net.......    103,901   114,955   199,265   332,850   387,067   333,284   411,314
Total assets............    127,867   150,054   273,020   462,871   549,942   466,041   589,566
Total debt..............    106,811   131,361   245,609   350,441   343,662   352,603   378,698
Stockholders' equity....     10,659     3,244     4,915    74,553   164,930    74,629   166,107

(Footnotes from previous page)
--------
 (1) Includes the Georgia Acquisition (as defined herein), which occurred on October 31, 1994. For the two months ended December 31, 1994, the Georgia Acquisition resulted in revenues to Palmer of $1,803 and operating loss of $645.
 (2) Includes the GTE Acquisition (as defined herein), which occurred on December 1, 1995. For the one month ended December 31, 1995, the GTE Acquisition resulted in revenues to Palmer of $2,126 and operating income of $208.
 (3) Includes the acquisition of the cellular telephone systems of USCOC (as defined herein) (Georgia-1 RSA), which occurred on June 20, 1996, and Horizon (as defined herein) (Georgia-6 RSA), which occurred on July 5, 1996. The acquisitions of USCOC and Horizon resulted in revenues to Palmer of $1,239 and $2,682, respectively, and operating (loss) income of $(278) and $743, respectively, during such year.
 (4) EBITDA should not be considered in isolation or as an alternative to net income (loss), operating income (loss) or any other measure of performance under GAAP. The Company believes that EBITDA is viewed as a relevant supplemental measure of performance in the cellular telephone industry.
 (5) Determined by dividing the aggregate number of subscribers by the estimated population.
 (6) Each billable telephone number in service represents one subscriber.
 (7) Determined for a period by dividing (i) costs of sales and marketing, including salaries, commissions and employee benefits and all expenses incurred by sales and marketing personnel, agent commissions, credit reference expenses, losses on cellular telephone sales, rental expenses allocated to retail operations, net installation expenses and other miscellaneous sales and marketing charges for such period, by (ii) the net subscribers added during such period.
 (8) Determined for a period by dividing (i) the sum of the access, airtime, roaming, long distance, features, connection, disconnection and other revenues for such period by (ii) the average number of subscribers for such period divided by the number of months in such period.
 (9) Determined for a period by dividing total subscribers discontinuing service by the average number of subscribers for such period, and dividing that result by the number of months in such period.
(10) The ratio of earnings to fixed charges is determined by dividing the sum of earnings before extraordinary items and accounting changes, interest expense, taxes and a portion of rent expense representative of interest by the sum of interest expense and a portion of rent expense representative of interest. The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the years ended December 31, 1992 and 1993 the deficit of earnings to fixed charges was $12,605 and $7,435, respectively.

           PALMER MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW OF PALMER

  Palmer's revenues consist of service revenue and equipment sales and installation. Service revenue includes access charges (generally a monthly charge), usage charges (based upon per minute usage rates), roaming charges (fees charged for providing services to subscribers of other cellular telephone systems when such subscribers or "roamers" place or receive a phone call within one of Palmer's service areas), long distance charges derived from long distance calls placed by Palmer's subscribers and other charges, including, among other things, connection charges for initial activation on the cellular telephone system, and feature services such as voice mail, call forwarding and call waiting.

  Palmer's revenues have grown primarily by increasing the number of its subscribers, both by improving its penetration rate (determined by dividing the aggregate number of subscribers by estimated population) in cellular telephone systems owned by Palmer and by acquiring or constructing new cellular telephone systems. Palmer's subscribers increased from 22,536 at the beginning of 1992 to 310,823 as of March 31, 1997. During the same period, Palmer's penetration rate in its cellular telephone systems increased from 1.45% at the beginning of 1992 to 7.94% as of March 31, 1997. Palmer also made several acquisitions between 1992 and 1996, as later described.

  On average, new subscribers use less air time and generate less revenue per subscriber than existing subscribers. Therefore, air time usage and service revenue generally do not increase proportionately with increases in numbers of subscribers over the same period. As a result, although Palmer's total revenue has increased each year, its average minutes of usage per subscriber and its average monthly revenue per subscriber have decreased over time as new subscribers have been added. Palmer expects these trends to continue in its existing cellular telephone systems as its penetration rate increases.

  Palmer believes that its cost to add a net subscriber will continue to be among the lowest in the cellular telephone industry, primarily because of its in-house direct sales and marketing staff. Although much of the cellular telephone industry markets through third-party agents, since 1992, Palmer has sold its products and services almost exclusively through an internal sales force that works principally out of retail stores in which Palmer offers a full line of cellular telephone products and services. Palmer's shift to nearly exclusive use of an internal sales force resulted in significant decreases in its cost to add a net subscriber during 1992-1993. Starting in 1994, increased losses from Palmer's sales of cellular telephones caused this downward trend in cost to add a net subscriber to slowly reverse itself. Palmer anticipates that its cost to add a net subscriber will continue to increase at a modest rate as savings associated with its nearly exclusive use of an internal sales force are fully realized, while other components of its calculation of cost to add a net subscriber continue to increase. In addition to sales and marketing expenses, Palmer's computation of its cost to add a net subscriber includes losses on cellular telephone sales, installation services, credit reference services and an allocation of rental expenses related to Palmer's retail stores.

  Prior to 1994, Palmer's customer billing was performed by a third-party vendor. In January 1994, Palmer began performing billing functions in-house, which significantly reduced customer service costs. The conversion to the in-house customer billing system reduced annual billing costs per subscriber from approximately $39 in 1993 to approximately $22 in 1994, $19 in 1995, and $19 in 1996. Since 1993, Palmer spent approximately $2.0 million in capital expenditures for its in-house billing system. The software utilized for in-house billing is leased from its previous third-party vendor. Therefore, no change has occurred in billing function or operation.

PALMER HISTORICAL RESULTS OF OPERATIONS

  The following table sets forth the percentage which certain amounts bear to Palmer's total revenue.

                                                             THREE MONTHS ENDED
                           YEARS ENDED DECEMBER 31,               MARCH 31,
                         ----------------------------------  --------------------
                         1992    1993   1994   1995   1996     1996       1997
Revenue:
  Service...............  84.3%   84.8%  88.5%  92.2%  94.6%      94.5%      94.5%
  Equipment Sales and
   Installation.........  15.7    15.2   11.5    7.8    5.4        5.5        5.5
                         -----   -----  -----  -----  -----  ---------  ---------
    Total Revenue....... 100.0   100.0  100.0  100.0  100.0      100.0      100.0
                         -----   -----  -----  -----  -----  ---------  ---------
Operating Expenses:
  Engineering, technical
   and other direct:
    Engineering and
     technical (1)......  10.3     8.8    8.1    7.6    7.9        9.0        7.9
    Other direct costs
     of services (2)....   9.4     8.9   10.5    9.7   10.1       11.8        8.7
  Cost of equipment
   (3)..................  18.6    17.8   16.7   13.5   11.2       10.6       13.0
  Selling, general and
   administrative:
    Sales and marketing
     (4)................  10.3     9.4    8.8    8.7    8.6        8.6        8.6
    Customer service
     (5)................   7.0     7.2    5.6    6.0    5.9        5.8        6.7
    General and adminis-
     trative (6)........  17.4    16.9   14.2   14.9   14.9       15.2       14.6
  Depreciation and amor-
   tization.............  42.8    25.8   14.2   14.3   15.7       16.0       16.9
                         -----   -----  -----  -----  -----  ---------  ---------
    Total operating ex-
     penses............. 115.8    94.8   78.1   74.7   74.3       77.0       76.4
                         -----   -----  -----  -----  -----  ---------  ---------
Operating income
 (loss)................. (15.8)%   5.2%  21.9%  25.3%  25.7%      23.0%      23.6%
                         =====   =====  =====  =====  =====  =========  =========
Operating income before
 depreciation and
 amortization (7).......  27.0%   31.0%  36.1%  39.6%  41.4%      39.0%      40.5%
                         =====   =====  =====  =====  =====  =========  =========

---------------------
(1) Consists of costs of cellular telephone network, including inter-trunk costs, span-line costs, cell site repairs and maintenance, cell site utilities, cell site rent, engineers' salaries and benefits and other operational costs.
(2) Consists of net costs of roaming, costs of long distance, costs of interconnection with wireline telephone companies and other costs of services.
(3) Consists primarily of the costs of the cellular telephones and accessories sold.
(4) Consists primarily of salaries and benefits of sales and marketing personnel, employee and agent commissions and advertising and promotional expenses.
(5) Consists primarily of salaries and benefits for customer service personnel, costs of printing and mailing billings generated in-house in 1994, 1995, and 1996, and for the three months ended March 31, 1996 and 1997, and fees paid to a third-party vendor of customer service billing prior to 1994.
(6) Includes salaries and benefits of general and administrative personnel and other overhead expenses.
(7) Operating income before depreciation and amortization should not be considered in isolation, or as an alternative to net income (loss), operating income (loss) or any other measure of performance under generally accepted accounting principles. Palmer believes that operating income before depreciation and amortization is viewed as a relevant supplemental measure of performance in the cellular telephone industry.

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31,
1996

  REVENUE. Service revenues totaled $42.2 million for the first quarter of 1997, an increase of 20.9% over $34.9 million for the first quarter of 1996. This increase was primarily due to a 34.4% increase in the average number of subscribers to 295,320 for the first quarter of 1997 versus 219,693 for the first quarter of 1996. The increase in subscribers is the result of internal growth, which Palmer attributes primarily to its strong sales and marketing efforts, and recent acquisitions.

  Average monthly revenue per subscriber decreased 11.2% to $47.70 for the first quarter of 1997 from $53.73 for the first quarter of 1996. This is in part due to the trend, common in the cellular telephone industry, where, on average, new subscribers are using less air time than existing subscribers. Therefore, service revenues generally do not increase proportionately with the increase in subscribers. In addition, the decline reflects more competitive rate plans introduced into Palmer's markets.

  Equipment sales and installation revenue, which consists primarily of cellular subscriber equipment sales, increased by 21.0% to $2.5 million for the first quarter of 1997 compared to $2.0 million for the first quarter of 1996. The increase is due to the 28.8% increase in gross subscriber activations in the first quarter of 1997 compared to 1996. As a percentage of revenue, equipment sales and installation revenue remained flat at 5.5% for the first quarter of 1997 and 1996.

  OPERATING EXPENSES. Engineering and technical expenses increased by 7.1% to $3.5 million for the first quarter of 1997 from $3.3 million in the first quarter of 1996, due primarily to the increase in subscribers and recent acquisitions. As a percentage of revenue, engineering and technical expenses decreased to 7.9% from 9.0% for the first quarter of 1997 and 1996, respectively. Palmer expects engineering and technical expenses to decrease as a percentage of revenue due to its large component of fixed costs. There can be no assurance, however, that this forward-looking statement will not differ materially from actual results due to unforeseen engineering and technical expenses.

  Other direct costs of services decreased to $3.9 million for the first quarter of 1997 from $4.4 million for the first quarter of 1996 reflecting the decrease in interconnection costs as a result of Palmer's renegotiation of interconnection agreements with the local exchange carriers ("LECs") in most of Palmer's markets. As a percentage of revenue, these costs of services declined to 8.7% from 11.8% reflecting improved interconnection agreements with LECs, as well as efficiencies gained from the growing subscriber base.

  The cost of equipment increased 47.7% to $5.8 million of the first quarter of 1997 from $3.9 million for the first quarter of 1996, due primarily to the increase in gross subscriber activations for the same period. The equipment sales margin decreased to (135.8%) for the first quarter of 1997 from (93.2%) for the first quarter of 1996. In an effort to address market competition and improve market share, Palmer sold more telephones below cost in the first quarter of 1997, on average, than in the same period of 1996.

  Sales and marketing costs increased 21.1% to $3.9 million for the first quarter of 1997 from $3.2 million for the same period in 1996. This increase is primarily due to the 28.8% increase in gross subscriber activations and the resulting increase in commissions. As a percentage of total revenue, sales and marketing costs remained flat at 8.6% for the first quarter of 1997 and 1996. Palmer's cost to add a net subscriber, including loss on telephone sales, increased to $476 for the first quarter of 1997 from $357 for the first quarter of 1996. This increase in cost to add a net subscriber was caused primarily by increased losses from Palmer's sales of cellular telephones and an increase in commissions.

  Customer service costs increased 40.2% to $3.0 million for the first quarter of 1997 from $2.1 million for the first quarter of 1996. As a percentage of revenue, customer service costs increased to 6.7% from 5.8% for the first quarter of 1997 and 1996, respectively. The increase was due primarily to higher costs for billing support services.

  General and administrative expenditures increased 16.2% to $6.5 million for the first quarter of 1997 from $5.6 million for the first quarter of 1996, due primarily to the increase in the costs associated with supporting recent acquisitions. General and administrative expenses decreased as a percentage of revenue to 14.6% in the first quarter of 1997 from 15.2% in the first quarter of 1996. As Palmer continues to add more subscribers, and generates associated revenue, general and administrative expenses should decrease as a percentage of total revenues. There can be no assurance, however, that this forward-looking statement will not differ materially from actual results due to unforeseen general and administrative expenses and other factors.

  Depreciation and amortization increased 28.1% to $7.6 million for the first quarter of 1997 from $5.9 million for the first quarter of 1996. This increase was primarily due to the depreciation and amortization associated with recent acquisitions and additional capital expenditures. As a percentage of revenue, depreciation and amortization remained flat at 16.9% and 16.0% for the first quarter of 1997 and 1996, respectively.

  Operating income increased 23.7% to $10.5 million in the first quarter of 1997, from $8.5 million for the first quarter of 1996. This improvement in operating results is attributable primarily to increases in revenue which exceeded increases in operating expenses.

  Net Interest Expense, Income Taxes and Net Income. Net interest expense remained flat at $7.9 million for the first quarter of 1997 and 1996.

  Income tax expense was $1.2 million in the first quarter of 1997 due primarily to the increase in income before income taxes. Income tax expense was immaterial in the first quarter of 1996.

  Net income for the first quarter of 1997 was $1.2 million, or $0.04 per share, compared to net income of $0.1 million, or $0.00 per share, for the first quarter of 1996. The increase in net income is primarily attributable to increases in revenue which exceeded increases in operating expenses and income tax expense.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Revenue. Service revenue totaled $151.l million for l996, an increase of $54.4 million or 56.3% over $96.7 million for 1995. This increase was due primarily to a 69.7% increase in the average number of subscribers to 241,255 in 1996 from 142,147 in 1995. The increase in subscribers is the result of internal growth, which Palmer attributes primarily to its sales and marketing efforts, and recent acquisitions. The GTE Acquisition (as defined herein) accounted for 41,163 subscribers at December 31, 1996. Service revenue attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $24.6 million for 1996 as compared to $2.0 million for the one month ended December 31, 1995.

  Average monthly service revenue per subscriber decreased to $52.20 for 1996 from $56.68 for 1995. This decrease occurred because, on average, new subscribers use less air time and generate less revenue per subscriber than existing subscribers as is customary in the cellular telephone industry. Therefore, air time usage and service revenue did not increase in proportion to the increase in subscribers. In addition, Palmer entered into revised roaming agreements with certain of its neighboring carriers. These agreements provide for reciprocal lower roaming rates per minute of use. This resulted in lower roaming revenue for Palmer, but also resulted in offsetting lower direct costs of services when Palmer's subscribers were roaming on these neighboring systems.

  Equipment sales and installation revenue, which consists primarily of cellular subscriber equipment sales, increased to $8.6 million for 1996 from $8.2 million for 1995, a 4.9% increase, due primarily to the increase in gross subscriber activations offset by lower cellular phone prices. While equipment sales and installation revenue increased slightly for 1996 from 1995, it decreased as a percentage of total cellular revenue to 5.4% for 1996 from 7.8% for 1995, reflecting the increased annual revenue base as well as lower cellular equipment prices charged to customers. Equipment sales and installation revenue attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $1.0 million for 1996 as compared to $0.1 million for the one month ended December 31, 1995.

  Operating Expenses. Engineering and technical expenses increased by 57.5% to $12.6 million for 1996 from $8.0 million for 1995, due primarily to the increase in the number of subscribers. As a percentage of revenue, engineering and technical expenses increased to 7.9% for 1996 from 7.6% for 1995 due to additional costs incurred for the recent acquisitions and recurring costs associated with Palmer's system development and expansion. Such development is done for the purpose of increasing capacity and improving coverage. Engineering and technical expenses attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $2.8 million for 1996 as compared to $0.2 million for the one month ended December 31, 1995.

  Other direct costs of services increased 58.3% to $16.1 million for 1996 from $10.2 million for 1995. As a percentage of revenue, other direct costs of services increased to 10.1% for 1996 from 9.7% for 1995. This increase in other direct costs of services as a percentage of revenue was due primarily to Palmer subsidizing more roaming costs for competitive reasons. Other direct costs of service attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $1.6 million for 1996 as compared to $0.2 million for the one month ended December 31, 1995.

  Cost of equipment increased 26.8% to $17.9 million for 1996 from $14.1 million for 1995, due primarily to the increase in gross subscriber activations for the same period. The equipment sales margin decreased to (108.1%) for 1996 from (72.1%) for 1995. In an effort to address market competition and improve market share, Palmer sold more telephones below cost in 1996 than in 1995. The cost of equipment attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $3.1 million for 1996 as compared to $0.2 million for the one month ended December 31, 1995.

  Sales and marketing costs increased 50.2% to $13.7 million for 1996 from $9.1 million for 1995. This increase is primarily due to the 28.1% increase in gross subscriber activations and the resulting increase in salaries and commissions. Sales and marketing costs as a percentage of total revenue remained relatively flat at 8.6% for 1996 and 8.7% for 1995. Palmer's cost to add a net subscriber, including losses on cellular telephone sales, increased to $407 for 1996 from $276 for 1995. This increase in cost to add a net subscriber was caused primarily by additional advertising and fixed marketing overhead associated with the systems acquired in the GTE Acquisition, which are not yet generating the offsetting gains in net subscribers. In addition, there were increased losses from Palmer's sales of cellular telephones. Sales and marketing costs attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $2.8 million in 1996 as compared to $0.2 million for the one month ended December 31, 1995.

  Customer service costs increased 49.9% to $9.4 million for 1996 from $6.3 million for 1995. As a percentage of revenue, customer service costs remained relatively flat at 5.9% and 6.0% for 1996 and 1995, respectively. Customer service costs attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $1.9 million in 1996 as compared to $0.2 million for the one month ended December 31, 1995.

  General and administrative expenses increased 52.5% to $23.8 million for 1996 from $15.6 million for 1995 and remained flat as a percentage of revenue at 14.9% for 1996 and 1995. As the Company continues to add more subscribers and generate associated revenue, general and administrative expenses should decrease as a percentage of total revenues. The general and administrative costs attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $3.4 million for 1996 as compared to $0.4 million for the one month ended December 31, 1995.

  Depreciation and amortization increased 66.7% to $25.0 million for 1996 from $15.0 million for 1995. This increase is primarily due to the depreciation and amortization associated with the recent acquisitions and additional capital expenditures. Depreciation and amortization attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $6.2 million for 1996 as compared to $0.5 million for the one month ended December 31, 1995.

  Operating income for 1996 in 54.9% to $41.2 million, an increase of $14.6 million over operating income for 1995. This improvement in operating results is attributed primarily to increases in revenue which exceeded increases in operating expenses. Operating income attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $3.8 million for 1996 as compared to $0.2 million for the one month ended December 31, 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Revenue. Service revenue totaled $96.7 million for 1995, an increase of $35.7 million or 58.4% over $61.0 million for 1994. This increase was due primarily to a 67.8% increase in the average number of subscribers to 142,147 in 1995 from 84,718 in 1994. The increase in subscribers was the result of internal growth, which Palmer attributes primarily to its sales and marketing efforts, and the Georgia Acquisition (as defined herein).

During 1995, Palmer added 13,098 net subscribers in the Georgia Acquisition, bringing the total subscribers served by those systems to 25,238 at December 31, 1995. Service revenue attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $12.3 million for 1995 as compared to $1.6 million for the two months ended December 31, 1994. The GTE Acquisition increased Palmer's subscribers by 34,904 at December 31, 1995. Service revenue attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $2.0 million for the one month ended December 31, 1995, and is included in Palmer's 1995 results of operations.

  Average monthly service revenue per subscriber decreased to $56.68 for 1995 from $60.02 for 1994. This decrease occurred because, on average, new subscribers use less air time and generate less revenue per subscriber than existing subscribers as is customary in the cellular telephone industry. Therefore, air time usage and service revenue did not increase in proportion to the increase in subscribers.

  Equipment sales and installation revenue, which consists primarily of cellular subscriber equipment sales, increased to $8.2 million for 1995 from $8.0 million for 1994, a 3.3% increase, due primarily to the increase in subscriber activations offset by lower cellular phone prices. While equipment sales and installation revenue increased slightly for 1995 from 1994, it decreased as a percentage of total cellular revenue to 7.8% for 1995 from 11.5% for 1994, reflecting the increased recurring annual revenue base as well as lower cellular equipment prices charged to customers. Equipment sales and installation revenue attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $1.1 million for 1995 as compared to $0.2 million for the two months ended December 31, 1994. Equipment sales and installation revenue attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.1 million for the one month ended December 31, 1995 and is included in Palmer's results of operations for 1995.

  Operating Expenses. Engineering and technical expenses increased by 43.2% to $8.0 million for 1995 from $5.6 million for 1994, due primarily to the increase in subscribers. As a percentage of revenue, engineering and technical expenses decreased to 7.6% for 1995 from 8.1% for 1994. Engineering and technical expenses attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $2.4 million for 1995 as compared to $0.3 million for the two months ended December 31, 1994. Engineering and technical expenses attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.2 million for the one month ended December 31, 1995 and are included in Palmer's results of operations for 1995.

  Other direct costs of services increased 41.7% to $10.2 million for 1995 from $7.2 million for 1994. As a percentage of revenue, other direct costs of services decreased to 9.7% for 1995 from 10.5% for 1994. This decrease in other direct costs of services as a percentage of revenue was due primarily to Palmer improving its roaming agreements with neighboring cellular service providers, spreading its fixed charges over a larger revenue base, and bringing its intramarket roaming settlements in-house. Other direct costs of service attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $1.1 million for 1995 as compared to $0.2 million for the two months ended December 31, 1994. Other direct costs of service attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.2 million for the one month ended December 31, 1995 and are included in Palmer's results of operations for 1995.

  Cost of equipment increased 22.5% to $14.1 million for 1995 from $11.5 million for 1994, due primarily to the increase in gross subscriber activations for the same period. The equipment sales margin decreased to (72.1%) for 1995 from (45.1%) for 1994. In an effort to address market competition and improve market share, Palmer sold more telephones below cost in 1995 than in 1994. The cost of equipment attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $2.4 million for 1995 as compared to $0.3 million for the two months ended December 31, 1994. The cost of equipment attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.2 million for the one month ended December 31, 1995 and is included in Palmer's results of operations for 1995.

  Sales and marketing costs increased 51.5% to $9.1 million for 1995 from $6.0 million for 1994. This increase is primarily due to the 49.1% increase in gross subscriber activations and the resulting increase in salaries and commissions. Sales and marketing costs as a percentage of total revenue remained relatively flat at 8.7% for 1995 and 8.8% for 1994. Palmer's cost to add a net subscriber, including losses on cellular telephone sales, increased to $276 for 1995 from $247 for 1994. This increase in cost to add a net subscriber was caused primarily by increased losses from Palmer's sales of cellular telephones. Sales and marketing costs attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $1.7 million for 1995 as compared to $0.3 million for the two months ended December 31, 1994. Sales and marketing costs attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.2 million for the one month ended December 31, 1995 and are included in Palmer's results of operations for 1995.

  Customer service costs increased 62.0% to $6.3 million for 1995 from $3.9 million for 1994 and increased as a percentage of total revenue to 6.0% for 1995 from 5.6% for 1994. This increase is primarily due to an increase in subscribers, to operating costs associated with the newly established regional customer service call centers in Montgomery, Alabama and Savannah, Georgia and to non-recurring expenditures incurred in connection with the implementation of new area codes in Palmer's Alabama and Fort Myers, Florida service areas. Customer service costs attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $0.9 million for 1995 as compared to $0.2 million for the two months ended December 31, 1994. Customer service costs attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.2 million for the one month ended December 31, 1995 and are included in Palmer's results of operations for 1995.

  General and administrative expenses increased 58.2% to $15.6 million for 1995 from $9.8 million for 1994 and increased as a percentage of total revenue to 14.9% for 1995 from 14.2% for 1994 due primarily to the increase in the number of subscribers, as well as the Georgia and GTE Acquisitions. Fixed general and administrative costs attributable to the acquisitions are incurred prior to the development of the subscriber base and the generation of associated revenue. As Palmer continues to add more subscribers and generate associated revenue, general and administrative expenses should decrease as a percentage of total revenues. The general and administrative costs attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $3.2 million for 1995 as compared to $0.4 million for the two months ended December 31, 1994. The general and administrative costs attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.4 million for the one month ended December 31, 1995 and are included in Palmer's results of operations for 1995.

  Depreciation and amortization increased 52.8% to $15.0 million for 1995 from $9.8 million for 1994. This increase is primarily due to the depreciation and amortization associated with the acquisitions and additional capital expenditures. Depreciation and amortization attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $3.6 million for 1995 as compared to the $0.7 million for the two months ended December 31, 1994. Depreciation and amortization attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.5 million for the one month ended December 31, 1995 and are included in Palmer's results of operations for 1995.

  Operating income for 1995 increased 76.2% to $26.6 million, an increase of $11.5 million over operating income for 1994. This improvement in operating results is attributed primarily to increases in revenue which exceeded increases in operating expenses. Operating income (loss) attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $(2.0) million for 1995 as compared to $(0.6) million for the two months ended December 31, 1994. Operating income attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.2 million for the one month ended December 31, 1995 and is included in Palmer's results of operations for 1995.

NET INTEREST EXPENSE, OTHER EXPENSE, INCOME TAX EXPENSE, AND NET INCOME

  Net interest expense increased 48.3% to $31.5 million for 1996 from $21.2 million for 1995 due primarily to debt incurred for the recent acquisitions and the amortization of deferred financing fees related to Palmer's credit facility. For 1995, net interest expense increased 66.8% to $21.2 million from $12.7 million for 1994 due primarily to debt incurred for the Georgia Acquisition and GTE Acquisition, the amortization of deferred financing fees related to Palmer's credit facility, and increased interest rates.

  Other expense was $0.4 million in 1996, $0.7 million in 1995 and $0.1 million in 1994. Other expense consists primarily of the disposal of certain assets by Palmer and other non-operating expenses.

  Income tax expense was $2.7 million for both 1996 and 1995 compared to none in 1994. The $2.7 million income tax expense in 1995 was a non-recurring deferred income tax charge related to the difference between the financial statement and income tax return bases of certain assets and liabilities of Palmer Cellular Partnership (the "Partnership"), predecessor of Palmer. In connection with Palmer's initial public offering of securities in March, 1995, all of the assets and liabilities of the Partnership were exchanged for stock in Palmer. Due to the exchange, a deferred tax liability was recorded to reflect the difference between the financial statement and income tax return basis in these assets and liabilities. See notes 2 and 5 to Palmer's consolidated financial statements.

  Net income for 1996 was $4.7 million, or $0.18 per share of common stock, compared to net income of $1.0 million, or $0.04 per share of common stock for 1995. The increase in net income is primarily attributable to increases in revenue which exceeded increases in expenses. Net income for 1994 was $1.7 million, or $0.09 per share of common stock. The decrease in net income between 1995 and 1994 is primarily attributable to interest expense on debt incurred for the Georgia Acquisition and the GTE Acquisition, and income tax expense.

LIQUIDITY AND CAPITAL RESOURCES

  Palmer's long-term capital requirements consist of funds for capital expenditures, acquisitions and debt service. Historically, Palmer has met its capital requirements primarily through equity contributions, bank and intercompany debt and, to a lesser extent, through operating cash flow.

  In 1996, Palmer spent approximately $41.4 million for capital expenditures. Palmer expects to spend $50 million and $25 million to $30 million for capital expenditures for the years ended December 31, 1997 and 1998, respectively. Palmer expects to use net cash provided by operating activities and borrowings available under the New Credit Facility to fund such capital expenditures.

ACCOUNTING POLICIES

  For financial reporting purposes, Palmer reports 100% of revenues and expenses for the markets for which it provides cellular telephone service. However, in several of its markets, Palmer holds less than 100% of the equity ownership. The minority stockholders' and partners' shares of income or losses in those markets are reflected in the consolidated financial statements as "minority interest share of (income) losses", except for losses in excess of their capital accounts and cash call provisions which are not eliminated in consolidation. For financial reporting purposes, Palmer consolidates each subsidiary and partnership in which it has a controlling interest (greater than 50.0%). From 1992 through 1996, Palmer had controlling interests in each of its subsidiaries and partnerships.

INFLATION

  Palmer believes that inflation affects its business no more than it generally affects other similar businesses.

RECENT DEVELOPMENTS

  On July 28, 1997 Palmer reported preliminary unaudited operating results for the three months ended June 30, 1997 (which include results of Palmer's Fort Myers, Florida MSA). Palmer reported service revenue of $45.9 million for the second quarter of 1997, an increase of 21.4% over service revenue of $37.8 million for the second quarter of 1996. Palmer reported operating cash flow of $21.3 million for the second quarter of 1997, an increase of 23.6% over operating cash flow of $17.3 million for the second quarter of 1996. Palmer reported net income of $2.5 million for the second quarter of 1997, an increase of 47.0% over $1.7 million for the second quarter of 1996.

                                 LEGAL MATTERS

  The legality of the issuance of the Holdings Common Stock to be issued in the Merger and pursuant to the Stock Issuance will be passed on by Proskauer Rose LLP, New York, New York.

                                    EXPERTS

  The Consolidated Financial Statements and Schedule of Price Communications Corporation as of and for the years ended December 31, 1995 and 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The consolidated statements of operations, cash flows, and shareholders' equity of Price Communications Corporation and subsidiaries for the year ended December 31, 1994, have been included in this Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Palmer Wireless, Inc and subsidiaries as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company and Holdings have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the Holdings Common Stock offered hereby. This Proxy Statement does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and Holdings, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Proxy Statement concerning the provisions or contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material or any part thereof may be obtained from such office upon payment of the fees prescribed by the Commission. Documents can also be retrieved from the Commission's Web site at http://www.sec.gov.

                                 OTHER MATTERS

  It is not anticipated that any matter other than the approval of the Stock Issuance will be brought before the Special Meeting. If other matters are properly brought before the meeting, proxies for shares of Common Stock will be voted in accordance with the best judgment of the proxy holders.

  Representatives of Arthur Andersen LLP, the Company's independent auditors, are expected to be present at the Special Meeting and available to respond to appropriate questions, and will also have the opportunity to make a statement if they so desire.

                                          BY ORDER OF THE BOARD
                                          OF DIRECTORS

                                          ASHLEY B. DIXON
                                          Vice President and Corporate
                                           Secretary

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
  Auditors' Reports.......................................................  F-2
  Consolidated Balance Sheets at December 31, 1996 and 1995...............  F-4
  Consolidated Statements of Operations for the Years Ended December 31,
   1996, 1995 and 1994....................................................  F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1996, 1995 and 1994....................................................  F-6
  Consolidated Statements of Shareholders' Equity for the Years Ended
   December 31, 1996, 1995
   and 1994...............................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8
  Consolidated Balance Sheets at December 31, 1996 and March 31, 1997
   (Unaudited)............................................................ F-18
  Condensed Consolidated Statements of Operations for the Three Months
   Ended March 31, 1996 and 1997 (Unaudited).............................. F-19
  Condensed Consolidated Statements of Cash Flows for the Three Months
   Ended March 31, 1996 and 1997 (Unaudited).............................. F-20
  Notes to Consolidated Financial Statements (unaudited) for the Three
   Months Ended March 31, 1996 and 1997 (Unaudited)....................... F-21
PALMER WIRELESS, INC. AND SUBSIDIARIES
  Independent Auditors' Report............................................ F-23
  Consolidated Balance Sheets, December 31, 1995 and 1996 ................ F-24
  Consolidated Statements of Operations, Years Ended December 31, 1994,
   1995 and 1996 ......................................................... F-25
  Consolidated Statements of Stockholders' Equity, Years Ended December
   31, 1994, 1995
   and 1996 .............................................................. F-26
  Consolidated Statements of Cash Flows, Years Ended December 31, 1994,
   1995 and 1996 ......................................................... F-27
  Notes to Consolidated Financial Statements ............................. F-29
  Condensed Consolidated Balance Sheets, December 31, 1996 and March 31,
   1997 (Unaudited) ...................................................... F-38
  Condensed Consolidated Statements of Operations, Three Months Ended
   March 31, 1996 and 1997 (Unaudited) ................................... F-42
  Condensed Consolidated Statements of Stockholders' Equity, Year Ended
   December 31, 1996 and Three Months Ended March 31, 1997 (Unaudited) ... F-43
  Condensed Consolidated Statements of Cash Flows, Three Months Ended
   March 31, 1996 and 1997 (Unaudited) ................................... F-44
  Notes to Condensed Consolidated Financial Statements (Unaudited) ....... F-45

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Price Communications Corporation:

  We have audited the accompanying consolidated balance sheets of Price Communications Corporation (a New York corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Price Communications Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

New York, New York
February 24, 1997

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Price Communications Corporation:

  We have audited the accompanying consolidated statements of operations, cash flows, and shareholders' equity of Price Communications Corporation and subsidiaries for the year ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Price Communications Corporation and subsidiaries for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

New York, New York
January 20, 1995

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                           1996        1995
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents............................ $ 83,356,748 $ 1,206,557
 Investment securities (Note 2):
  Trading securities..................................    4,045,628     237,975
  Available-for-sale securities.......................    8,694,966         --
 Accounts receivable, net of allowance for doubtful
  accounts of $473,579 in 1996 and $294,554 in 1995...      488,882   6,096,446
 Film broadcast rights................................          --    1,764,468
 Prepaid expenses and other current assets............       18,672     741,307
                                                       ------------ -----------
    Total current assets..............................   96,604,896  10,046,753
                                                       ------------ -----------
PROPERTY AND EQUIPMENT, AT COST LESS ACCUMULATED
 DEPRECIATION (Note 7)................................      159,000  11,308,808
BROADCAST LICENSES AND OTHER INTANGIBLES, less
 accumulated amortization of $2,559,354 in 1995 (Note
 2)...................................................          --   65,434,705
FILM BROADCAST RIGHTS.................................          --      231,225
LONG-TERM INVESTMENTS (Note 6)........................   18,204,429   8,350,000
DEFERRED TAX ASSET (Note 10)..........................      350,000         --
NOTES RECEIVABLE (Note 5).............................      540,000     540,000
OTHER ASSETS..........................................       29,500      73,907
                                                       ------------ -----------
    Total assets......................................  115,887,825 $95,985,398
                                                       ============ ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued expenses................ $  2,755,497 $ 3,197,471
 Accrued interest.....................................          --      510,119
 Current portion of long-term debt (Note 9)...........          --   28,000,000
 Deferred tax liability (Note 10).....................    1,042,862         --
 Other current liabilities (Note 8)...................    3,310,774   4,601,409
                                                       ------------ -----------
    Total current liabilities.........................    7,109,133  36,308,999
                                                       ------------ -----------
DEFERRED TAX EFFECT OF BASIS DIFFERENCE ARISING ON
 ACQUISITION (Note 10)................................          --   17,971,028
OTHER LIABILITIES (Note 8)............................          --      829,689
COMMITMENTS AND CONTINGENCIES (Note 15)
SHAREHOLDERS' EQUITY (Notes 13 and 14):
 Preferred Stock, par value $.01 per share; authorized
  20,000,000, no shares outstanding...................          --          --
 Common Stock, par value $.01 per share; authorized
  40,000,000 shares; outstanding 9,038,808 shares in
  1996 and 9,579,842 shares in 1995...................       90,388      95,798
 Additional paid-in capital...........................   12,240,133  16,935,009
 Unrealized gain on marketable equity securities, net
  of tax effect (Note 2)..............................    1,936,743         --
 Retained earnings....................................   94,511,428  23,844,875
                                                       ------------ -----------
    Total shareholders' equity........................  108,778,692  40,875,682
                                                       ------------ -----------
    Total liabilities and shareholders' equity........ $115,887,825 $95,985,398
                                                       ============ ===========

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                          1996         1995          1994
Revenue.............................. $  3,491,441  $34,377,543  $ 28,053,341
Agency and representatives' commis-
 sions...............................      529,577    5,222,273     4,014,209
                                      ------------  -----------  ------------
    Net revenue......................    2,961,864   29,155,270    24,039,132
                                      ------------  -----------  ------------
Operating expenses...................    2,233,347   16,684,608    14,961,399
Corporate expenses...................    2,373,045    2,687,064     4,474,787
Other income, net (Notes 4, 5 and
 11).................................  (98,372,359)  (7,280,215)  (16,244,568)
Interest expense.....................      216,389    2,099,365       813,493
Amortization of debt discount and
 deferred debt expense...............          --       460,000       645,835
Depreciation and amortization........      467,413    3,459,320     3,312,049
Realized loss on marketable securi-
 ties, net...........................      793,641      166,211           --
                                      ------------  -----------  ------------
Income before income taxes...........   95,250,388   10,878,917    16,076,137
Income tax (expense) benefit (Note
 10).................................  (24,583,835)     247,000    (1,652,588)
                                      ------------  -----------  ------------
    Net income....................... $ 70,666,553  $11,125,917  $ 14,423,549
                                      ============  ===========  ============
Net income per share (Note 2)........ $       7.45  $      1.06  $       1.15
                                      ============  ===========  ============


  The accompanying notes to consolidated financial statements are an integral part of these statements.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                           1996          1995          1994
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income..........................  $ 70,666,553  $ 11,125,917  $ 14,423,549
                                       ------------  ------------  ------------
 Adjustments to reconcile net income
  to net cash (used in) provided by
  operating activities:
 Items not affecting cash--
  Amortization of debt discount and
   deferred debt expense.............           --        100,000       645,835
  Depreciation and amortization......       467,413     3,459,320     3,312,049
  Loss on disposition of equipment...           --            --         47,529
  Loss on mark-down of long-term
   investment, net of tax effect.....       650,000           --            --
 Change in assets and liabilities,
  net of effects of reorganization--
  Decrease (increase) in net
   accounts receivable...............     3,191,494    (1,022,996)      307,979
  Decrease in prepaid expenses and
   other assets......................       392,243        83,180     1,581,117
  Decrease in film broadcast
   rights............................       333,800     1,862,277       536,910
  Decrease in goodwill...............           --        295,477           --
  (Decrease) increase in accounts
   payable and accrued expenses......      (936,802)     (405,263)    1,563,455
  (Decrease) increase in accrued
   interest payable, net of
   forgiveness.......................      (510,119)      510,119    (1,023,932)
  Increase (decrease) in other
   liabilities.......................       402,825    (2,267,942)    1,013,375
 Reclassification of transactions to
  investing and financing
  activities--
  Gain on sale of properties, net....   (94,998,417)          --    (17,219,231)
  Loss on purchase of common stock...           --      1,185,662           --
  Gain on sale of trading
   securities........................    (2,121,897)          --            --
  Loss on sale of trading
   securities........................     2,915,538       166,211           --
  Purchase of trading securities,
   net...............................    (4,601,295)          --            --
  (Recovery) reserve on notes
   receivable, net...................           --     (7,884,884)      737,500
                                       ------------  ------------  ------------
   Total adjustments.................   (94,815,217)   (3,918,839)   (8,497,414)
                                       ------------  ------------  ------------
   Net cash (used in) provided by
    operating activities.............   (24,148,664)    7,207,078     5,926,135
                                       ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Sale of businesses and equipment,
  net of cash retained...............   155,706,330           --     32,451,283
 Investment in businesses, net of
  cash acquired......................           --            --    (50,270,793)
 Capital expenditures................      (137,399)   (1,469,505)     (751,965)
 Purchase of available-for-sale
  securities and long-term
  investments........................   (16,569,790)  (10,567,300)          --
 Proceeds from sale of marketable
  securities.........................           --      1,813,115           --
 Proceeds from (disbursements of)
  notes receivable, net..............           --      8,202,384      (390,000)
                                       ------------  ------------  ------------
   Net cash provided by (used in)
    investing activities.............   138,999,141    (2,021,306)  (18,961,475)
                                       ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Short-term borrowings...............           --      1,000,000           --
 Payment of short-term borrowings....           --     (1,000,000)          --
 Repurchases and payments of long-
  term debt..........................   (28,000,000)          --            --
 Payment of line of credit
  origination fee....................           --       (100,000)     (475,000)
 Borrowings under line of credit
  agreements.........................           --      6,360,000    45,000,000
 Repayments under line of credit
  agreements.........................           --       (860,000)  (25,700,000)
 Repurchase of Company common stock..    (5,102,742)  (10,659,200)   (6,271,064)
 Stock options exercised.............       402,456       143,975       222,312
                                       ------------  ------------  ------------
   Net cash (used in) provided by
    financing activities.............   (32,700,286)   (5,115,225)   12,776,248
                                       ------------  ------------  ------------
   Net increase (decrease) in cash
    and cash equivalents.............    82,150,191        70,547      (259,092)
CASH AND CASH EQUIVALENTS, beginning
 of year.............................     1,206,557     1,136,010     1,395,102
                                       ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, end of
 year................................  $ 83,356,748  $  1,206,557  $  1,136,010
                                       ============  ============  ============

  The accompanying notes to consolidated financial statements are an integral part of these statements.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                            UNREALIZED
                                                             GAIN ON
                                                            MARKETABLE
                            COMMON STOCK                      EQUITY
                         --------------------  ADDITIONAL   SECURITIES,
                           NUMBER                PAID-IN      NET OF     RETAINED
                         OF SHARES    VALUE      CAPITAL    TAX EFFECT   EARNINGS       TOTAL
BALANCE, December 31,
 1993................... 12,354,646  $123,546  $32,285,576  $      --   $(1,704,591) $ 30,704,531
  Net Income............        --        --           --          --    14,423,549    14,423,549
  Purchase and
   retirement of common
   stock................ (1,245,115)  (12,451)  (6,258,613)        --           --     (6,271,064)
  Stock options
   exercised............    104,079     1,041      221,271         --           --        222,312
                         ----------  --------  -----------  ----------  -----------  ------------
BALANCE, December 31,
 1994................... 11,213,610   112,136   26,248,234         --    12,718,958    39,079,328
  Net income............        --        --           --          --    11,125,917    11,125,917
  Purchase and
   retirement of common
   stock................ (1,691,028)  (16,910)  (9,456,628)        --           --     (9,473,538)
  Stock options
   exercised............     57,260       572      143,403         --           --        143,975
                         ----------  --------  -----------  ----------  -----------  ------------
BALANCE, December 31,
 1995...................  9,579,842    95,798   16,935,009         --    23,844,875    40,875,682
  Net Income............        --        --           --          --    70,666,553    70,666,553
  Unrealized gain on
   marketable equity
   securities, net of
   tax effect...........        --        --           --    1,936,743          --      1,936,743
  Purchase and
   retirement of common
   stock................   (643,700)   (6,437)  (5,096,305)        --           --     (5,102,742)
  Stock options
   exercised............    102,666     1,027      401,429         --           --        402,456
                         ----------  --------  -----------  ----------  -----------  ------------
BALANCE, December 31,
 1996...................  9,038,808  $ 90,388  $12,240,133  $1,936,743  $94,511,428  $108,778,692
                         ==========  ========  ===========  ==========  ===========  ============


  The accompanying notes to consolidated financial statements are an integral part of these statements.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995 AND 1994

1. OPERATIONS

  Price Communications Corporation ("Price" or the "Company") is a nationwide communications company. Until consummation of their sale in March and February 1996, the Company owned an ABC affiliate, WHTM-TV (which was acquired by the Company during 1994) (See Note 3), serving Harrisburg/Lancaster/Lebanon/York, Pennsylvania; and three NBC affiliated television stations, KSNF-TV, serving Joplin, Missouri/Pittsburg, Kansas; KJAC-TV, serving Beaumont/Port Arthur, Texas; and KFDX-TV, serving Wichita Falls, Texas/Lawton, Oklahoma (see Note
4), respectively. Prior to 1995 the Company owned a number of television, radio, newspaper and other media and related properties which were disposed of pursuant to the Company's long-standing policy of buying and selling media properties at times deemed advantageous by the Company's Board of Directors. The Company intends to continue to investigate and pursue potential media and other acquisitions such as television and radio properties and, possibly, outdoor advertising and newspaper properties.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The consolidated financial statements include the accounts of Price and its subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

  Certain prior year amounts have been reclassified to conform with current year presentation.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments, including Treasury bills, purchased with maturities of three months or less at the time of purchase to be cash equivalents.

 Investment Securities

  The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") effective January 1, 1994. At December 31, 1996, the Company's Investment Securities were in marketable equity securities, and classified as "Trading Securities" as well as "Available-for-Sale Securities" under the provisions of SFAS No. 115. At December 31, 1995, the Company's Investment Securities were in marketable equity securities and classified as Trading Securities. Unrealized holding gains and losses for Available-for-Sale Securities are excluded from earnings and reported, net of taxes, as a separate component of shareholders' equity. Net unrealized holding gains and losses for Trading Securities are included in net income.

  Trading Securities are carried at fair value which approximates cost. Available-for-Sale Securities are shown at fair value, which is based on quoted market prices for these investments.

  As of December 31, 1996 and 1995, the Company had unrealized gains of $2,979,605 and $0, respectively, on available-for-sale securities, and unrealized gains of $0 and $0, respectively, on trading securities. Realized gains and losses are determined principally on a specific indentification basis.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994
 Property and Equipment

  Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives, as follows:

  Buildings--15 to 25 years
  Broadcasting equipment--10 to 12 years
  Leasehold improvements--the life of the underlying lease
  Furniture and fixtures--3 to 10 years
  Transportation equipment--3 years

 Broadcast Licenses and Other Intangibles

  Excess of purchase price over the fair value of net assets acquired includes FCC licenses, station call letters, and goodwill. These assets are integral determinants of a communications property's economic value and have long and productive lives. The Company amortized such assets over a 40-year life commencing from the original date of acquisition.

  Deferred expenses associated with debt instruments were amortized under the straight-line method over the respective life of such debt instruments. Debt discounts were amortized using the effective interest method.

 Film Broadcast Rights

  The cost of film broadcast rights is stated at the lower of cost or estimated net realizable value. The total cost of the rights is recorded as an asset and a liability when the program becomes available for broadcast. The cost of film broadcast rights is charged to operations on the basis of the estimated number of showings or, if unlimited showings are permitted, over the terms of the broadcast license agreements. The current portion of film broadcast rights represent those rights that will be amortized in the succeeding year. Amortization of film broadcast rights included in operating expenses amounted to approximately $333,800, $1,831,300, and $1,077,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

 Revenue Recognition

  Advertising revenue is recognized as income when the advertisements are broadcast.

  Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast, and merchandise or services received are charged to expense when received or used.

 Credit Risk

  The Company provides an allowance for doubtful accounts based on reviews of its customers' accounts. Included in operating expenses is bad debt expense of approximately $179,000, $84,000, and $319,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

 Per Share Data

  Net income per share is based on net income for the period divided by the weighted average number of shares of common stock and common stock equivalents outstanding, which were approximately 9.5, 10.4, and 12.4 million shares for 1996, 1995, and 1994, respectively. All presentations of shares outstanding and amounts for 1995 and 1994 have been restated to reflect the five-for-four common stock split in April, 1995 (Note 13).

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994

 Fair Market Value of Stock Options

  During 1996, Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") became effective. SFAS 123 requires all companies to change what they disclose about their employee stock-based compensation plans. This statement requires that companies either (1) record, as compensation expense, the fair market value, as defined, of stock options issued to employees, or (2) if the company elects to not record the fair market value of stock options granted as compensation expense, to disclose the pro forma impact on net income and earnings per share as if such compensation expense was recorded. The Company has elected to adopt the disclosure requirements.

  The impact of adopting these disclosure requirements was immaterial to the Company in 1995 and 1996.

 Income Taxes

  The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

3. ACQUISITION OF WHTM-TV

  On September 16, 1994, the Company acquired all of the outstanding shares of the corporation which owns all of the assets of WHTM-TV, the ABC affiliate serving the Harrisburg-York-Lancaster-Lebanon, Pennsylvania television market for approximately $47 million plus a working capital adjustment of approximately $4 million. The acquisition was accounted for under the purchase method, and accordingly, the operating results of WHTM-TV have been included in the consolidated operating results since the date of acquisition. Funds for the acquisition were provided by cash on hand and a credit facility from the Bank of Montreal ("BMO") of $45 million (Note 9), which was reduced to $22.5 million upon the sale of the Company's radio properties in West Palm Beach during October of 1994 (Note 4). The acquisition resulted in intangible assets, primarily broadcast licenses of approximately $44.2 million and goodwill of approximately $18.6 million, both of which were being amortized over a forty year period.

4. DISPOSITIONS

  In February 1994, the Company sold its outdoor advertising business for a total of $875,000 in cash and notes receivable (Note 5). This disposition resulted in a pretax loss of $350,000.

  In April 1994, the Company sold substantially all of the assets of its radio properties, WWKB-AM and WKSE-FM in Buffalo, New York, for $5 million in cash. The Company realized a pretax gain of approximately $3.2 million on this transaction.

  In May 1994, the Company sold all of the stock of Eimar Realty Corporation, its then wholly owned subsidiary, which held a building in Nashville, Tennessee, to TLM Corporation, a former subsidiary of the Company. The purchase price was $815,000 including a note from the purchaser of $540,000 (Note 5). The Company's pretax gain on the transaction was deminimis.

  In October 1994, the Company sold substantially all of the assets, together with certain liabilities of radio stations WBZT-AM and WIRK-FM, West Palm Beach, Florida, for approximately $23 million in cash. The

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994
Company realized a pretax gain of approximately $13.5 million on this transaction. The net proceeds were used to retire $22.5 million under the BMO credit facility (Note 9).

  In October 1994, the Company sold its building in Red Bank, New Jersey for $1.7 million in cash. The Company realized a deminimis gain on the sale.

  In November 1994, the Company sold substantially all of the assets of radio stations WOWO-AM and WOWO-FM in Fort Wayne and Huntington, Indiana, respectively, for $2.3 million in cash. The Company recognized a pretax gain on the sale of approximately $.8 million.

  On February 2, 1996, the Company sold substantially all of the assets, except cash and accounts receivable, together with certain liabilities, of its three NBC affiliates, for approximately $40.7 million in cash. Of the sale proceeds, approximately $28.7 million was used to repay the principal and interest due under the BMO term loan agreement. The Company recognized a pretax gain of approximately $29.4 million.

  On March 1, 1996, the Company sold substantially all of the assets except cash and accounts receivable, together with certain liabilities of WHTM-TV, its ABC affiliate serving the Harrisburg-Lancaster-Lebanon-York, Pennsylvania, television market, for $115 million in cash to Allbritton Communications Company. The Company recognized a pretax gain of approximately $65.6 million.

  The gains and losses on the dispositions outlined above have been included in other (income) expense, net on the Company's statement of operations.

5. NOTES RECEIVABLE

  Investments in notes receivable include the following:

  During 1996, the Company loaned $1,000,000 to the Hamilton Group LLC ("Hamilton") in the form of a Promissory Note bearing interest at the rate of 6% and payable on December 31, 1999. The maturity date is extendible at the Maker's option until December 31, 2001. A Director of the Company is a participant in Hamilton.

  In 1995 the Company received a $655,000 payment on a note receivable originating from the sale of its outdoor advertising business in 1994. During 1994, the Company set up a reserve of $337,500 against this note receivable. Since this note receivable was collected in full, the previously established reserve was reversed and treated as income and included in other (income) expense, net on the Company's consolidated statement of operations.

  During 1994, in connection with the sale of Eimar Realty Corporation, the Company received a note from the buyer, TLM Corporation (a former subsidiary of the Company) (Note 4), in the amount of $540,000. The note bears interest at the rate of 5% per annum, payable quarterly, with principal payable on May 20, 1998.

  In connection with the sale in 1987 of seven radio stations to Fairmont Communications Corporation ("Fairmont") for an aggregate sale price of $120 million, the Company loaned $50 million to Fairmont (the "Fairmont Notes") and acquired a 27% equity interest in Fairmont. The Fairmont Notes were issued in three series of 12 1/2% increasing rate subordinated notes due in 1992, extendible at Fairmont's option to 1994. Interest on the notes was payable quarterly in cash or additional notes at Fairmont's election.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994
  During 1992, Fairmont filed for voluntary relief under Chapter 11 of the U.S. Bankruptcy Code. At that time the Company ceased to record additional notes related to interest paid in kind since it was not entitled to interest after that date under the Bankruptcy Code.

  During 1993, the United States Bankruptcy Court for the Southern District of New York confirmed the Chapter 11 Plan of Reorganization (the "Fairmont Plan") for Fairmont and its subsidiaries. Essentially, the Fairmont Plan provided for the orderly liquidation of the assets of Fairmont and its subsidiaries, and the distribution of the proceeds derived therefrom according to the relative priorities of the parties asserting interests therein. In 1996 and 1995, the Company received net cash payments totaling approximately $62.5 thousand and $7.9 million from the proceeds of the liquidation of Fairmont, respectively. This amount has been treated as income and included in other (income) expense, net on the Company's consolidated statement of operations.

6. INVESTMENT IN PARTIALLY OWNED COMPANIES

  On December 21, 1995, the Company acquired warrants for $8,350,000 to purchase 1,819,610 shares of PriCellular Corporation's ("PriCellular") Class B Common Stock. The exercise price at December 31, 1996 was approximately $4.77 per share of Class B Common Stock, and escalates over the next three years to $6.29. During 1996, the Company purchased 1,726,250 shares of PriCellular Class A Common Stock for approximately $13.1 million.

  The President of PriCellular is the President of the Company.

7. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                              DECEMBER 31
                                                          ---------------------
                                                            1996       1995
   Land.................................................. $    --   $   685,000
   Buildings.............................................      --     2,403,409
   Broadcasting equipment................................      --    10,783,560
   Leasehold improvements................................  257,236      119,836
   Furniture and fixtures................................      --       551,332
   Transportation equipment..............................      --       596,829
                                                          --------  -----------
                                                           257,236   15,139,966
   Less--Accumulated depreciation and amortization.......  (98,236)  (3,831,158)
                                                          --------  -----------
   Net property and equipment............................ $159,000  $11,308,808
                                                          ========  ===========

8. OTHER LIABILITIES

  Other liabilities consist of:

                                                               DECEMBER 31
                                                          ---------------------
                                                             1996       1995
   Liability for broadcast rights........................ $      --  $2,722,343
   Income and franchise taxes payable....................  3,310,774  1,461,995
   Other.................................................        --   1,246,760
                                                          ---------- ----------
                                                           3,310,774  5,431,098
   Less--Amounts due currently...........................  3,310,774  4,601,409
                                                          ---------- ----------
                                                          $      --  $  829,689
                                                          ========== ==========

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994
9. LONG-TERM DEBT

  Long-term debt consists of the following notes payable by wholly-owned subsidiaries of the Company at December 31, 1995:

                                                                     1995
   Atlantic Broadcasting Corporation, Federal Broadcasting
    Corporation, Southeast Texas Broadcasting Corporation and
    Tri-State Broadcasting Corporation:
     Note payable to BMO under term loan agreement............... $28,000,000
                                                                  -----------
       Total debt................................................  28,000,000
   Less--Amount due currently....................................  28,000,000
                                                                  -----------
       Total long-term debt...................................... $       --
                                                                  ===========

  On December 12, 1995, the Company entered into an amended line of credit agreement ("Credit Agreement") with The Bank of Montreal ("BMO"). The Credit Agreement created a line of credit for $28 million. Borrowings under the Credit Agreement were subject to base interest at the BMO base rate, as defined, plus a maximum of .75% and were secured by the assets of the subsidiaries. Additionally, there was a commitment fee of .5% on the unused portion of the Credit Agreement. On December 31, 1995, the effective interest rate was 8.5%.

  On February 2, 1996, the Company sold its three NBC affiliates and used a portion of the proceeds to pay $28 million plus interest to BMO to terminate the Credit Agreement.

10. INCOME TAXES

  Provision (benefit) for income taxes is approximately:

                                                   YEAR ENDED DECEMBER 31
                                              ---------------------------------
                                                 1996       1995        1994
   Current:
     Federal................................. $13,673,000 $     --   $  300,000
     State and local.........................  10,219,000   447,000   1,489,000
                                              ----------- ---------  ----------
                                               23,892,000   447,000   1,789,000
                                              ----------- ---------  ----------
   Deferred:
     Federal.................................     692,000  (560,000)    (97,000)
     State and local.........................         --   (134,000)    (39,000)
                                              ----------- ---------  ----------
                                                  692,000  (694,000)   (136,000)
                                              ----------- ---------  ----------
   Tax provision (benefit)................... $24,584,000 $(247,000) $1,653,000
                                              =========== =========  ==========

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994
  For the years ended December 31, 1996 and 1995, the provision for income taxes differs from the amount computed by applying the federal income tax rate (35%) because of the effect of the following items:

                                              YEAR ENDED DECEMBER 31
                                       --------------------------------------
                                           1996         1995         1994
   Tax at federal income tax rate..... $ 33,338,000  $ 3,808,000  $ 5,627,000
   State taxes, net of federal income
    tax benefit.......................    7,487,000      291,000      942,000
   Benefits of utilization of
    operating loss carryforwards......  (33,729,000)  (4,975,000)  (5,120,000)
   Amortization of goodwill and other
    intangibles.......................      117,000      217,000      309,000
   Basis difference and Goodwill on
    sold Properties...................   17,088,000          --           --
   Other..............................      283,000      412,000     (105,000)
                                       ------------  -----------  -----------
                                       $ 24,584,000  $  (247,000) $ 1,653,000
                                       ============  ===========  ===========

  The Company had, as of December 31, 1996 and 1995, deferred tax assets of $516,000 and $34,295,000 which were subject to a valuation allowance of approximately $166,000 and $31,925,000, respectively. The allowance has been recognized to offset the related tax asset due to the uncertainty of the realization of benefit of such amount. These deferred tax assets and liabilities consist of the following:

                                                               DECEMBER 31
                                                          ----------------------
                                                             1996       1995
   Deferred tax assets:
     Accounts receivable, principally due to allowance
      for doubtful accounts.............................  $  166,000 $   100,000
     Notes from and investment in partially owned compa-
      nies..............................................         --          --
     Minimum tax credit carryforward....................         --      642,000
     Capital loss carryforwards.........................         --   10,681,000
     Net operating loss carryforwards...................         --   22,406,000
     Investment tax credit carryforwards................         --      100,000
     Notes receivable, principally due to reserves......         --      136,000
     Reserve on long-term investments...................     350,000         --
     Other..............................................         --      230,000
                                                          ---------- -----------
                                                             516,000  34,295,000
                                                          ---------- -----------
   Deferred tax liabilities:
     Unrealized gain on available-for-sale securities
      times the estimated tax rate of 35%...............   1,043,000         --
     Property and equipment, principally due to
      differences in depreciation and the effect of
      Fresh Start Reporting.............................         --    2,370,000
     Intangible asset FCC license.......................         --   17,971,000
                                                          ---------- -----------
                                                          $1,043,000 $20,341,000
                                                          ========== ===========

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994

11. OTHER INCOME, NET

  Other income, net, consists of:

                                              YEAR ENDED DECEMBER 31
                                       ---------------------------------------
                                           1996         1995          1994
   Gains on sales of properties,
    net..............................  $(94,998,417) $       --   $(17,219,231)
   Interest income...................    (4,583,297)         --       (201,896)
   Loss on disposition of equipment..           --           --         47,529
   (Recovery) reserve for losses on
    notes receivable, net (Note 5)...       (62,500)  (7,884,884)      737,500
   Loss on write-down of long-term
    investment.......................     1,000,000          --            --
   Loss on purchase of common stock
    (Note 13)........................           --     1,185,662           --
   Other, net........................       271,855     (580,993)      391,530
                                       ------------  -----------  ------------
                                       $(98,372,359) $(7,280,215) $(16,244,568)
                                       ============  ===========  ============

12. SEGMENT DATA

  The Company's business operations were previously classified into two segments: Television and Radio Broadcasting and Other. The Company sold its radio stations and outdoor advertising business during 1994 and accordingly operated in only one segment in 1996 and 1995. The segment data for 1994 is as follows:

                                        YEAR ENDED DECEMBER 31, 1994
                                ----------------------------------------------
                                     BROADCASTING
                                ----------------------
                                TELEVISION    RADIO      OTHER    CONSOLIDATED
   Net revenue................. $16,756,288 $7,233,424 $  49,420  $24,039,132
   Operating expenses..........   9,651,752  5,250,629    59,018   14,961,399
   Depreciation and amortiza-
    tion.......................   2,464,785    577,430   269,834    3,312,049
                                ----------- ---------- ---------  -----------
   Operating income (loss)*.... $ 4,639,751 $1,405,365 $(279,432) $ 5,765,684
                                =========== ========== =========  ===========

---------------------
* Operating income (loss) is before corporate expenses, other income-net, interest expense, amortization of debt discount and deferred debt expense, share of loss of partially owned companies, reorganization items, income taxes and extraordinary items.

13. SHAREHOLDERS' EQUITY

  The Company currently has outstanding warrants on its common stock exercisable for approximately 124,000 shares at an exercise price of $4.23 per share during the five-year period ending September 30, 1998.

  In October 1994, the Company's Board of Directors enacted a Stockholders' Rights Plan (the "Plan") designed to protect the interests of the Company's shareholders in the event of a potential takeover for a price which does not reflect the Company's full value or which is conducted in a manner or on terms not approved by the Board as being in the best interests of the Company and its shareholders. The Board has declared a dividend distribution of One Common Stock Purchase Right on each outstanding share of Common Stock of the Company. The Rights provide, in substance, that should any person or group acquire 20% or more of the Company's Common Stock, each Right, other than Rights held by the acquiring person or group, would entitle its holder to purchase a specified number of Price Communications Corporation common shares for 50% of their then current market value. In addition, the Rights may be exercised at the holders option, at a purchase price of $22.50 per

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994
share at any time prior to the termination of the Plan. Unless a 20% acquisition has occurred, the Rights may be redeemed by the Company at any time prior to the termination date of the Plan.

  On February 10, 1994, the Company's Board of Directors authorized the repurchase by the Company of up to 2,500,000 shares of its Common Stock. The Company is authorized to make such purchases from time to time in the market or in privately negotiated transactions when it is legally permissible to do so or believed to be in the best interests of its shareholders. During the year ended December 31, 1994, the Company repurchased and retired approximately 1,245,000 shares pursuant to that authorization.

  On February 1, 1995, Price purchased 1,077,875 shares of its common stock from S.A.C. Capital Management, L.P. for approximately $6.6 million. This transaction was approved by the Company's Board of Directors. The Company paid a premium over the daily quoted market price of approximately $1.2 million that is recorded as other (income) expense on the Company's consolidated statement of operations.

  In March 1995, at the Company's Annual Meeting, the shareholders authorized the creation of 20 million shares of undesignated Preferred Stock for acquisitions and other purposes. No preferred stock had been issued as of December 31, 1996.

  On April 8, 1995, the Company's Board of Directors approved a five-for-four stock split of the Company's Common Stock to shareholders of record as of the close of business on March 27, 1995. The Company issued approximately 2 million shares of Common Stock. The stated par value of each share was not changed from $.01. All presentations of shares outstanding and amounts per share in years prior to 1995 have been restated to reflect the 1995 stock split.

  In March 1995, the Company's Board of Directors authorized the purchase of up to 1.3 million shares of its Common Stock in the open market or in privately negotiated transactions when it is legally permissible to do so or believed to be in the best interest of Price's shareholders, in addition to previous authorizations. Approximately 644,000 and 1.7 million shares were purchased and retired in 1996 and 1995, respectively, under this new authorization and previous authorizations.

14. STOCK OPTION PLAN

  The Company has a long-term incentive plan, (the "1992 Long Term Incentive Plan") which provides for granting incentive stock options, as defined under current tax law, and other stock-based incentives to key employees and officers. The maximum number of shares of the Company that are subject to awards granted under the 1992 Long Term Incentive Plan is 1,250,000. The exercise of such options, other than those granted on December 10, 1992, will be exercisable at a price not less than the fair market value on the date of the grant, for a period up to ten years.

  The following table sets forth information with respect to the Company's stock options for the years ended December 31, 1996 and 1995:

                                                  NUMBER OF SHARES UNDER OPTION
                                                  -----------------------------
                                                                       OPTION
                                                    1996     1995   PRICE RANGE
   Exercised.....................................  102,666   57,260 $2.15
   Canceled......................................   39,094      --   2.15-3.00
   Granted.......................................   22,000  145,750  3.00-7.88
   Outstanding...................................  704,750  824,510  2.15-7.88
   Reserved for issuance.........................  240,759  262,759

  The above has been restated to reflect the April, 1995 five-for-four common stock split.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995 AND 1994

15. COMMITMENTS AND CONTINGENCIES

  The Company is involved in various claims and litigation in the ordinary course of business. In the opinion of legal counsel and management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial condition.

  The Company has an employment agreement with Robert Price covering base salary and incentive compensation. The agreement is for a term of three years commencing October 1994, at a base salary of $300,000 and is extendible for periods of three years at the Company's option. Cash performance bonuses and stock option awards are determined solely at the discretion of the Board of Directors or the Stock Option Committee, respectively.

  The Company and its subsidiaries lease a variety of assets used in their operations, including office space. Renewal options are available in the majority of leases. The following is a schedule of the Company's minimum rental commitment for operating leases of real and personal property for each of the five years subsequent to 1996 and in the aggregate:

                                                                OPERATING LEASES
   Year:
     1997......................................................     $268,009
     1998......................................................      268,009
     1999......................................................      268,009
     2000......................................................      281,905
     2001......................................................      281,905
     Thereafter................................................      536,810

  Rental expense, net of sublease income, for operating leases was approximately $158,000, $187,250 and $312,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

16. SUBSEQUENT EVENTS

  In January and February 1997, the Company purchased 50,000 shares of PriCellular's Class A Common Stock for approximately $478,000.

  In January and February 1997, the Company repurchased 1.9 million shares of its Common Stock in the open market and in privately negotiated transactions for approximately $18.1 million.

17. SUPPLEMENTAL CASH FLOW INFORMATION

  The following is supplemental disclosure cash flow information for the years ended December 31, 1996, 1995, and 1994:

                                                 1996        1995       1994
    Cash paid for:
      Income taxes paid, net of refunds.....  $23,275,000 $  339,862 $  240,102
      Interest paid.........................      712,855  1,534,245    813,493
    Non-cash operating activities:
      Trade/barter revenue..................          --   1,439,760  1,117,218
      Trade/barter expense..................          --   1,439,760    962,356

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                       MARCH 31,   DECEMBER 31,
                                                      -----------  ------------
                                                         1997          1996
                                                      -----------  ------------
                                                      (UNAUDITED)
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................... $41,202,174  $ 83,356,748
  Investment securities:
    Trading securities...............................   4,789,761     4,045,628
    Available-for-sale securities....................  20,656,608     8,694,966
    Securities fair value adjustment.................    (985,349)          --
  Accounts receivable, net of allowance for doubtful
   accounts of $0 in 1997 and $473,579 in 1996.......      79,367       488,882
  Prepaid expenses and other current assets..........      17,486        18,672
                                                      -----------  ------------
      Total current assets...........................  65,760,047    96,604,896
                                                      -----------  ------------
PROPERTY AND EQUIPMENT, AT COST LESS ACCUMULATED
 DEPRECIATION........................................     146,472       159,000
LONG-TERM INVESTMENTS................................  23,947,207    18,204,429
DEFERRED TAX ASSET...................................     580,331       350,000
NOTES RECEIVABLE.....................................     540,000       540,000
OTHER ASSETS.........................................      29,500        29,500
                                                      -----------  ------------
      Total assets................................... $91,003,557  $115,887,825
                                                      ===========  ============
        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.............. $ 2,028,537  $  2,755,497
  Deferred tax liability.............................         --      1,042,862
  Other current liabilities..........................   3,265,793     3,310,774
                                                      -----------  ------------
      Total current liabilities......................   5,294,330     7,109,133
SHAREHOLDERS' EQUITY:
  Preferred Stock, par value $.01 per share;
   authorized 20,000,000, no shares outstanding......
  Common Stock, par value $.01 per share; authorized
   40,000,000 shares, outstanding 6,861,814 shares in
   1997 and 9,038,808 shares in 1996.................      68,618        90,388
  Additional paid-in capital.........................         --     12,240,133
  Unrealized gain (loss) on marketable equity
   securities, net of tax effect.....................    (427,757)    1,936,743
  Retained earnings..................................  86,068,366    94,511,428
                                                      -----------  ------------
      Total shareholders' equity.....................  85,709,227   108,778,692
                                                      -----------  ------------
      Total liabilities and shareholders' equity..... $91,003,557  $115,887,825
                                                      ===========  ============

          See accompanying notes to consolidated financial statements

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                      THREE MONTHS ENDED MARCH
                                                                31,
                                                      -------------------------
                                                         1997          1996
                                                      -----------  ------------
Revenue.............................................. $       --   $  3,491,441
Agency and representatives' commissions..............         --        529,577
                                                      -----------  ------------
Net revenue..........................................         --      2,961,864
                                                      -----------  ------------
Operating expenses...................................         --      2,131,801
Corporate expenses...................................     908,888       727,109
Other income, net....................................  (1,111,251)     (426,918)
Gain on sale of media properties.....................         --    (95,451,878)
Interest expense.....................................      17,648       212,376
Depreciation and amortization........................      12,528       430,409
                                                      -----------  ------------
                                                         (172,187)  (92,377,101)
                                                      -----------  ------------
Income before income taxes...........................     172,187    95,338,965
Income tax expense...................................         --     25,021,067
                                                      -----------  ------------
Net income........................................... $   172,187  $ 70,317,898
                                                      ===========  ============
Income per share..................................... $       .02  $       7.08
                                                      ===========  ============


          See accompanying notes to consolidated financial statements

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                THREE MONTHS ENDED MARCH 31,
                                                ------------------------------
                                                     1997            1996
                                                --------------  --------------
Net cash provided by operating activities...... $   (4,055,642) $   25,602,315
Cash flows provided by (used in) investing ac-
 tivities:
  Proceeds from sale of media properties.......            --      156,007,011
  Gain on sale of media properties.............            --      (71,662,104)
  Purchase of available-for-sale securities and
   long-term investments.......................    (22,580,667)            --
  Sale of available-for-sale securities and
   long-term investments.......................      5,358,887             --
  Long-term investment in equity securities ...            --       (2,000,000)
  Capital expenditures.........................            --         (100,619)
                                                --------------  --------------
Net cash provided by (used in) investing
 activities....................................    (17,221,780)     82,244,288
                                                --------------  --------------
Cash flows used in financing activities:
  Repayment of long-term debt..................            --      (28,000,000)
  Purchase of Company common stock.............    (20,877,152)       (903,009)
  Proceeds from stock options exercised........            --          271,405
                                                --------------  --------------
Net cash used in financing activities..........    (20,877,152)    (28,631,604)
                                                --------------  --------------
Net increase (decrease) in cash and cash
 equivalents...................................    (42,154,574)     79,214,999
Cash and cash equivalents at beginning of
 quarter.......................................     83,356,748       1,206,557
                                                --------------  --------------
Cash and cash equivalents at end of quarter.... $   41,202,174  $   80,421,556
                                                ==============  ==============
Supplemental information:
  Income taxes paid, net of refunds............ $       53,289  $    1,901,500
                                                ==============  ==============
  Interest paid................................ $       17,648  $      712,855
                                                ==============  ==============


          See accompanying notes to consolidated financial statements

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of Price Communications Corporation (the "Company" or "Price") and its subsidiaries. All significant intercompany items and transactions have been eliminated.

  The consolidated financial statements have been prepared by the Company without audit, in accordance with rules and regulations of the Securities and Exchange Commission. In the opinion of management, the statements reflect all adjustments necessary for a fair presentation of the results for the interim periods. All such adjustments are of a normal, recurring nature. The results of operations for any interim period are not necessarily indicative of the results for a full year.

2. PER SHARE DATA

  Primary income per common share is based on income for the period divided by the weighted average number of shares of common stock and common stock equivalents outstanding, which was 7,851,606 and 9,931,015 for the quarter ended March 31, 1997 and 1996, respectively.

3. REPURCHASE OF COMMON STOCK

  During the quarter ended March 31, 1997, the Company repurchased approximately 2,177,000 shares of its common stock at an average price of $9.59 per share.

4. SUBSEQUENT EVENTS

  On April 21, 1997, Robert Price, President of the Company, exercised 625,000 employee stock options with an exercise price of $3 per share.

  In May 1997, the Company's Board of Directors and Compensation Committee authorized the issuance to Mr. Price of approximately 728,000 shares of the Company's newly authorized Series A Preferred Stock ("Preferred Stock"), in respect of which, in the event of (i) a merger of the Company, the sale or exchange of all or substantially all of the Company's assets or the occurrence of any other transaction or event as a result of which the holders of Common Stock receive at least $22.00 per share or (ii) the acquisition of more than 50% of the voting power of the securities of the Company then outstanding by any person, entity or group, provided the market value of the Common Stock of the Company at such time is at least $22.00 per share (the amount per share received by holders of Common Stock or the market price per share of Common Stock described above being referred to as the "Transaction Price"), Mr. Price would receive a payment per each share of the Preferred Stock equal to the sum of 25% of the excess of the Transaction Price per share (up to $32.00) over $9.125, 50% of the excess of the Transaction Price per share (up to $42.00) over $32.00, 100% of the excess of the Transaction Price per share (up to $52.00) over $42.00, and 125% of the excess of the Transaction Price per share over $52.00. Each share of Preferred Stock is entitled to one vote per share, and to receive dividends and liquidation distributions (other than in a transaction resulting in a payment as described above) at the rate of 1% of the dividends and liquidation distributions payable with respect to a share of Common Stock.

  The shares of Preferred Stock will be repurchased by the Company in the event of Mr. Price's death or termination of employment prior to a transaction resulting in a payment as aforesaid, as follows:

    (i) If his employment with the company terminates because of death or disability or termination by the Company not for cause, or his retirement subsequent to the Company's Common Stock trading for an

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. SUBSEQUENT EVENTS (CONTINUED)

  average of at least $22.00 per share over a period of 10 consecutive trading days, the Company will repurchase the Preferred Stock at its then fair market value, as determined by appraisal.

    (ii) If his employment terminates for any reason except as aforesaid, the Company will repurchase the Preferred Stock at the lower of the price paid by him for such stock or its then fair market value, as determined by appraisal.

  The foregoing provisions with respect to the Preferred Stock are subject to appropriate adjustment in the event of a stock split, stock dividend or similar event affecting the Company's Common Stock.

  In May 1997, the Company's Board of Directors and Compensation Committee authorized the issuance to Mr. Price of approximately 364,000 shares of the Company's newly authorized Series B Preferred Stock, in respect of which, in the event of (i) a merger of the Company, the sale or exchange of all or substantially all of the Company's assets of the occurrence of any other transaction or event as a result of which the holders of Common Stock receive at least $15.00 per share or (ii) the acquisition of more than 50% of the voting power of the securities of the Company then outstanding by any person, entity or group, provided that the market value of the Common Stock of the Company at such time is at least $15.00 per share (the amount per share received by holders of Common Stock or the market price per share of Common Stock described above being referred to as "Series B Transaction Price"), Mr. Price would receive a payment per each share of Series B Preferred Stock equal to the Series B Transaction Price per share over $10.00. Each share of the Series B Preferred Stock is entitled to one vote per share, and to receive dividends and liquidation distributions (other than in a transaction resulting in the payment as described above) at a rate of 1% of the dividends and liquidation distributions payable with respect to a share of the common stock.

  The shares of the Series B Preferred Stock will be repurchased by the Company upon Mr. Price's request, provided that the trading price of the Company's Common Stock during any period of 10 consecutive trading days prior to such request was at least $15.00 per share, for a purchase price equal to its then fair market value, as determined by appraisal. In addition, the shares of Series B Preferred Stock will be repurchased by the Company in the event Mr. Price's death or termination of employment prior to the transaction resulting in the payment as set forth in the preceding paragraph, as follows:

    (i) If his employment with the Company terminated because of death or disability or termination by the Company not for cause, or his retirement subsequent to the Company's Common Stock trading for an average of at least $15.00 per share over a period of 10 consecutive trading days, the Company will repurchase the series B Preferred Stock at its then fair market value, as determined by appraisal.

    (ii) If his employment terminates for any reason as aforesaid, the Company will repurchase the Series B Preferred Stock at the lower of the price paid by him for such stock or its then fair market value, as determined by appraisal.

  The foregoing provisions with respect to the Series B Preferred Stock are subject to appropriate adjustment in the event of a stock split, stock dividend or similar event effecting the Company's Common Stock.

  In June and July, 1997, the Company issued 1,129 Units (the "Units") each consisting of 1,000 shares of PIK Preferred Stock and Warrants to purchase
515.6 shares to NatWest, the holder of 2,291,953 Shares of Common Stock, in exchange for such shares of Common Stock.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Palmer Wireless, Inc.:

  We have audited the accompanying consolidated balance sheets of Palmer Wireless, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Palmer Wireless, Inc. and subsidiaries at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Kpmg Peat Marwick LLP

                                          KPMG Peat Marwick LLP

Des Moines, Iowa
January 30, 1997,
except for Note 10 which is as of
February 1, 1997

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          DECEMBER 31,
                                                  -----------------------------
                                                       1995           1996
                                                  (DOLLAR AMOUNTS IN THOUSANDS)
ASSETS (NOTE 4)
 Current assets:
  Cash and cash equivalents...................... $        3,436 $        1,698
  Trade accounts receivable, net of allowance for
   doubtful accounts of $1,880 in 1995 and $1,791
   in 1996.......................................         17,347         18,784
  Receivable from other cellular carriers........          3,936          1,706
  Prepaid expenses and deposits..................          1,111          2,313
  Inventory......................................          2,434          5,106
  Deferred income taxes (note 5).................            821            830
                                                  -------------- --------------
   Total current assets.......................... $       29,085 $       30,437
                                                  -------------- --------------
 Property, plant and equipment:
  Land and improvements..........................          3,796          5,238
  Buildings and improvements.....................          5,120          7,685
  Equipment, communication systems, and
   furnishings...................................        127,140        166,735
                                                  -------------- --------------
                                                  $      136,056 $      179,658
  Less accumulated depreciation and
   amortization..................................         35,120         47,220
                                                  -------------- --------------
  Net property, plant and equipment.............. $      100,936 $      132,438
                                                  -------------- --------------
 Licenses and goodwill, at cost less accumulated
  amortization of $20,828 in 1995 and $30,188 in
  1996 (note 3)..................................        321,053        375,808
 Other intangible assets and other assets, at
  cost less accumulated amortization of $4,471 in
  1995 and $7,311 in 1996........................         11,797         11,259
                                                  -------------- --------------
   Total assets.................................. $      462,871 $      549,942
                                                  ============== ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Current installments of long-term debt (note
   4)............................................ $        7,441 $        5,296
  Notes payable (note 4).........................            --           1,366
  Accounts payable...............................         10,795         10,394
  Accrued interest payable.......................          2,508          2,341
  Accrued salaries and employee benefits.........          2,267          2,432
  Other accrued liabilities......................          4,058          3,626
  Deferred revenue...............................          2,860          3,929
  Customer deposits..............................            591            757
                                                  -------------- --------------
   Total current liabilities..................... $       30,520 $       30,141
 Long-term debt, excluding current installments
  (note 4).......................................        343,000        337,000
 Deferred income taxes (note 5)..................          9,636         11,500
 Minority interests..............................          5,162          6,371
                                                  -------------- --------------
   Total liabilities............................. $      388,318 $      385,012
                                                  -------------- --------------
 Stockholders' equity (note 7):
  Preferred stock par value $.01 per share;
   10,000,000 shares authorized; none issued.....            --             --
  Class A Common Stock par value $.01 per share;
   73,000,000 shares authorized; 6,095,772 shares
   issued in 1995 and 11,119,681 shares issued in
   1996 including shares in treasury and Class B
   Common Stock par value $.01 per share;
   18,000,000 shares authorized; 17,293,578
   shares issued in 1995 and 1996................            234            284
  Additional paid-in capital.....................         72,466        166,975
  Retained earnings..............................          1,853          6,535
                                                  -------------- --------------
                                                  $       74,553 $      173,794
 Less Class A Common Stock in treasury at cost--
  600,000 shares in 1996.........................            --           8,864
                                                  -------------- --------------
   Total stockholders' equity.................... $       74,553 $      164,930
 Commitments and contingencies (note 8).
                                                  -------------- --------------
   Total liabilities and stockholders' equity.... $      462,871 $      549,942
                                                  ============== ==============

          See accompanying notes to consolidated financial statements.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                          YEARS ENDED DECEMBER 31,
                          ----------------------------------------------------------
                                 1994                1995                1996
                          (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenue:
  Service...............  $           61,021  $           96,686  $          151,119
  Equipment sales and
   installation.........               7,958               8,220               8,624
                          ------------------  ------------------  ------------------
      Total revenue.....  $           68,979  $          104,906  $          159,743
                          ------------------  ------------------  ------------------
Operating expenses:
  Engineering,
   technical, and other
   direct...............              12,776              18,184              28,717
  Cost of equipment.....              11,546              14,146              17,944
  Selling, general, and
   administrative:
    Related party, net
     (note 6)...........                (442)               (408)               (414)
    Other...............              20,199              31,398              47,306
  Depreciation and
   amortization.........               9,817              15,004              25,013
                          ------------------  ------------------  ------------------
      Total operating
       expenses.........  $           53,896  $           78,324  $          118,566
                          ------------------  ------------------  ------------------
Operating income........  $           15,083  $           26,582  $           41,177
                          ------------------  ------------------  ------------------
Other income (expense):
  Interest income:
    Investment..........                  93                 211                  62
    Related party (note
     6).................                  78                 --                  --
  Interest expense:
    Long-term debt......             (11,158)            (21,424)            (31,524)
    Related party (note
     6).................              (1,728)                --                  --
                          ------------------  ------------------  ------------------
    Interest expense,
     net................  $          (12,715) $          (21,213) $          (31,462)
  Other expense, net....                 (70)               (687)               (429)
                          ------------------  ------------------  ------------------
      Total other
       expense..........  $          (12,785) $          (21,900) $          (31,891)
                          ------------------  ------------------  ------------------
Income before minority
 interest share of
 income and income tax
 expense................  $            2,298  $            4,682  $            9,286
Minority interest share
 of income..............                 636               1,078               1,880
                          ------------------  ------------------  ------------------
Income before income tax
 expense................  $            1,662  $            3,604  $            7,406
Income tax expense (note
 5).....................                 --                2,650               2,724
                          ------------------  ------------------  ------------------
Net income..............  $            1,662  $              954  $            4,682
                          ==================  ==================  ==================
Net income per share of
 common stock...........  $             0.09  $             0.04  $             0.18
                          ==================  ==================  ==================
Average shares outstand-
 ing....................          18,000,000          22,326,613          26,132,455
                          ==================  ==================  ==================

          See accompanying notes to consolidated financial statements.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                            COMMON STOCK      COMMON STOCK               (ACCUMULATED
                               CLASS A           CLASS B      ADDITIONAL   DEFICIT)   TREASURY STOCK       TOTAL
                          ----------------- -----------------  PAID-IN     RETAINED   ---------------  STOCKHOLDERS'
                            SHARES   AMOUNT   SHARES   AMOUNT  CAPITAL     EARNINGS   SHARES  AMOUNT      EQUITY
                                             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE AMOUNTS)
Balances at December 31,
 1993...................     706,422  $  7  17,293,578  $173   $  3,064     $  --         --  $   --     $  3,244
Partnership earnings
 before business
 combination............         --    --          --    --       1,829        --         --      --        1,829
Net loss................         --    --          --    --         --        (167)       --      --         (167)
Capital contribution,
 net before business
 combination............         --    --          --    --           9        --         --      --            9
                          ----------  ----  ----------  ----   --------     ------    ------- -------    --------
Balances at December 31,
 1994...................     706,422  $  7  17,293,578  $173   $  4,902     $ (167)       --  $   --     $  4,915
Partnership loss before
 business combination...         --    --          --    --      (1,066)       --         --      --       (1,066)
Public offering, net of
 issuance costs of
 $8,114.................   5,369,350    54         --    --      68,345        --         --      --       68,399
Exercise of stock op-
 tions..................      20,000   --          --    --         285        --         --      --          285
Net income..............         --    --          --    --         --       2,020        --      --        2,020
                          ----------  ----  ----------  ----   --------     ------    ------- -------    --------
Balances at December 31,
 1995...................   6,095,772  $ 61  17,293,578  $173   $ 72,466     $1,853        --  $   --     $ 74,553
Public offering, net of
 issuance costs of
 $5,826.................   5,000,000    50         --    --      94,124        --         --      --       94,174
Exercise of stock op-
 tions..................       6,666   --          --    --          95        --         --      --           95
Employee and non-
 employee director stock
 purchase plans.........      17,243   --          --    --         290        --         --      --          290
Treasury shares pur-
 chased.................         --    --          --    --         --         --     600,000  (8,864)     (8,864)
Net income..............         --    --          --    --         --       4,682        --      --        4,682
                          ----------  ----  ----------  ----   --------     ------    ------- -------    --------
Balances at December 31,
 1996...................  11,119,681  $111  17,293,578  $173   $166,975     $6,535    600,000 $(8,864)   $164,930
                          ==========  ====  ==========  ====   ========     ======    ======= =======    ========


          See accompanying notes to consolidated financial statements.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 YEARS ENDED DECEMBER 31,
                                               -------------------------------
                                                 1994       1995       1996
                                               (DOLLAR AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
Net income.................................... $   1,662  $     954  $   4,682
                                               ---------  ---------  ---------
Adjustments to reconcile net income to net
 cash provided by operating activities:
 Depreciation and amortization................     9,817     15,004     25,013
 Minority interest share of income............       636      1,078      1,880
 Deferred income taxes........................       --       2,650      1,855
 Increase in trade accounts receivable........    (4,195)    (2,741)    (1,561)
 (Increase) decrease in inventory.............    (3,672)     4,076     (2,595)
 Increase (decrease) in accounts payable......     2,508      2,623       (841)
 Increase (decrease) in accrued interest
 payable......................................     1,184        (14)      (167)
 Interest deferred and added to related party
 borrowings...................................     1,611        --         --
 Deferred interest paid to related party......    (6,475)       --         --
 Interest deferred and added to other debt....       537        607        355
 Payment of deferred interest.................       --         --      (1,080)
 Increase in accrued salaries and employee
 benefits.....................................       466        241        165
 Increase (decrease) in other accrued
 liabilities..................................       895        583       (507)
 Increase in deferred revenue.................     1,163        658        912
 Increase (decrease) in customer deposits.....       191        (53)       134
 Change in other accounts.....................       910      1,994      1,885
                                               ---------  ---------  ---------
   Total adjustments.......................... $   5,576  $  26,706  $  25,448
                                               ---------  ---------  ---------
   Net cash provided by operating activities.. $   7,238  $  27,660  $  30,130
                                               ---------  ---------  ---------
Cash flows from investing activities:
 Cash payment for purchases of non-wireline
 cellular telephone systems and licenses
 (note 3).....................................   (91,720)  (158,397)   (67,588)
 Purchases of minority interests..............    (3,097)    (1,543)    (1,854)
 Capital expenditures.........................   (22,541)   (36,564)   (41,445)
 Proceeds from sales of property, plant and
 equipment....................................       150         38          5
 Decrease (increase) in other intangible
 assets and other assets......................       358       (310)    (2,180)
 Collection of purchase price adjustment......       --         --       2,452
                                               ---------  ---------  ---------
   Net cash used in investing activities...... $(116,850) $(196,776) $(110,610)
                                               ---------  ---------  ---------
Cash flows from financing activities:
 Advances from Palmer Communications
 Incorporated.................................     4,176        --         --
 Payments on advances from Palmer
  Communications Incorporated.................    (2,359)    (1,650)       --
 Increase in notes payable....................       --         --       1,366
 Proceeds from long-term debt.................   137,000    171,000    100,000
 Repayment of long-term debt..................       (75)   (65,125)  (108,319)
 Repayment of related party borrowings........   (20,000)       --         --
 Payment of debt issuance costs...............    (6,454)    (4,803)       --
 Public offering proceeds, net................       --      71,144     95,000
 Proceeds from stock options exercised........       --         285         95
 Payment of deferred offering costs...........    (1,448)    (1,297)      (826)
 Collection of common stock subscriptions
 receivable...................................       100        --         --
 Purchase of treasury stock...................       --         --      (8,864)
 Proceeds from sales under stock purchase
 plans........................................       --         --         290
                                               ---------  ---------  ---------
   Net cash provided by financing activities.. $ 110,940  $ 169,554  $  78,742
                                               ---------  ---------  ---------
   Net increase (decrease) in cash and cash
   equivalents................................ $   1,328  $     438  $  (1,738)
Cash and cash equivalents at beginning of
year..........................................     1,670      2,998      3,436
                                               ---------  ---------  ---------
Cash and cash equivalents at end of year...... $   2,998  $   3,436  $   1,698
                                               =========  =========  =========

          See accompanying notes to consolidated financial statements.

                    PALMER WIRELESS, INC. AND SUBSIDIARIES

                         (DOLLAR AMOUNTS IN THOUSANDS)

      SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

  During 1994, certain assets net of certain liabilities were transferred between Palmer Wireless, Inc. and Palmer Communications Incorporated. These transfers were treated as contributions to and distributions from equity and amounted to a net contribution of $9 for the year ended December 31, 1994.

  During 1994, Palmer Wireless, Inc. accrued $188 for unpaid deferred offering costs.

  During 1995, Palmer Wireless, Inc. committed to purchase certain minority interests in 1996. This commitment totaling $451 was accrued in 1995 and paid in 1996.

  During 1996, the Company increased the purchase obligations related to the final purchase price adjustment for the controlling interest in a non-wireline cellular telephone system purchased in 1991. This increase amounted to $899 and resulted in an increase in licenses.

  Acquisitions of non-wireline cellular telephone systems in 1994, 1995 and 1996 (note 3):

                                                       1994     1995     1996
   Cash payment...................................... $91,720 $158,397  $67,588
                                                      ======= ========  =======
   Allocated to:
     Fixed assets.................................... $11,332 $ 22,846  $ 5,678
     Licenses........................................  79,383  136,940   61,433
     Deferred income taxes...........................     --    (6,165)     --
     Current assets and liabilities, net.............   1,005    4,776      477
                                                      ------- --------  -------
                                                      $91,720 $158,397  $67,588
                                                      ======= ========  =======

               SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                         YEARS ENDED DECEMBER
                                                                  31,
                                                        -----------------------
                                                         1994    1995    1996
   Cash paid for interest.............................. $15,199 $18,435 $29,733
   Cash paid for income taxes..........................     --      --  $ 1,591

         See accompanying notes to consolidated financial statements.

                    PALMER WIRELESS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of Palmer Wireless, Inc. and its subsidiaries (the "Company"), all of which the Company has an ownership interest in greater than 50 percent.

  Palmer Wireless, Inc. ("Wireless") is a Delaware corporation and was incorporated on December 15, 1993 to effect an initial public offering of its Class A Common Stock. At December 31, 1996, Palmer Communications Incorporated ("PCI") owned 61 percent of Wireless' outstanding common stock and had 75 percent of Wireless' voting rights and therefore Wireless is a subsidiary of PCI.

  In March of 1995, Wireless issued common stock for 100 percent of the partnership interests of Palmer Cellular Partnership (the "Partnership") (see note 2). Since this exchange was between related parties it has been accounted for in a manner similar to a pooling of interests. Therefore, the statements of operations, stockholders' equity and cash flows for the year ended December 31, 1994 have been restated to include the accounts of the Partnership.

  Losses in subsidiaries, attributable to minority stockholders and partners, in excess of their capital accounts and cash capital call provisions are not eliminated in consolidation.

  Significant intercompany accounts and transactions have been eliminated in the consolidation.

OPERATIONS

  The Company has majority ownership in corporations and partnerships which operate the non-wireline cellular telephone systems in nine Metropolitan Statistical Areas ("MSA") in three states: Florida (two), Georgia (five) and Alabama (two). The Company's ownership percentages in these entities range from approximately 78 percent to 100 percent. The Company owns directly and operates eight non-wireline cellular telephone systems in Rural Service Areas ("RSA") in Georgia (seven) and Alabama (one).

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

  For purposes of the statements of cash flows the Company considers repurchase agreements with a maturity of three months or less to be cash equivalents.

TRADE ACCOUNTS RECEIVABLE

  The Company grants credit to its customers. Substantially all of the customers are residents of the local areas served by the Company. Generally, the Company discontinues service to customers whose accounts are 60 days past due. The activity in the Company's allowance for doubtful accounts for the years ended December 31, 1994, 1995, and 1996 consisted of the following:

                                               ADDITIONS--
                         BALANCE AT ADDITIONS  ALLOWANCE AT                BALANCE
                         BEGINNING  CHARGED TO   DATES OF   DEDUCTIONS NET AT END
                          OF YEAR    EXPENSES  ACQUISITIONS OF RECOVERIES  OF YEAR
Year ended December 31,
 1994...................   $  681     $1,453      $  211        $  778     $1,567
                           ======     ======      ======        ======     ======
Year ended December 31,
 1995...................   $1,567     $2,078      $  432        $2,197     $1,880
                           ======     ======      ======        ======     ======
Year ended December 31,
 1996...................   $1,880     $3,946      $1,270        $5,305     $1,791
                           ======     ======      ======        ======     ======

                    PALMER WIRELESS, INC. AND SUBSIDIARIES

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INVENTORY

  Inventory consisting primarily of cellular telephones and telephone parts is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost. Depreciation is provided principally by the straight-line method over the estimated useful lives, ranging from 5 to 20 years for buildings and improvements and 5 to 10 years for equipment, communications systems and furnishings.

ACQUISITIONS AND LICENSES

  The cost of acquired companies is allocated first to the identifiable assets, including licenses, based on the fair market value of such assets at the date of acquisition (as determined by independent appraisers or management of the Company). The excess of the total consideration over the amounts assigned to identifiable assets is recorded as goodwill.

  Also included in licenses are expenditures related directly to acquiring licenses which were not developed or operating at the time of purchase. Licenses and goodwill are being amortized from the date of commencement of service to customers (with applicable interest capitalized from acquisition date to this date) on a straight-line basis over a 40-year period.

  Subsequent to the acquisition of the licenses, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of licenses may warrant revision or that the remaining balance of the license rights may not be recoverable. The Company has undergone an annual independent appraisal of its licenses' value. The Company utilizes projected undiscounted cash flows over the remaining life of the licenses and sales of comparable businesses to evaluate the recorded value of licenses. The assessment of the recoverability of the remaining balance of the license rights will be impacted if projected cash flows are not achieved.

OTHER INTANGIBLE ASSETS AND OTHER ASSETS

  Other intangibles and other assets consist primarily of deferred financing costs, covenants not to compete, subscriber base, and other items. These costs are being amortized by the interest or straight-line method over their respective useful lives, which range from 5 to 10 years.

INCOME TAXES

  The Company accounts for income taxes under the asset and liability method of accounting for deferred income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  The 1994 consolidated financial statements made no provision for income taxes, due to the fact that the losses of the Partnership were included in the income tax returns of the individual partners. Also, the consolidated financial statements made no provision for income taxes of subsidiary corporations of the Company since those

                    PALMER WIRELESS, INC. AND SUBSIDIARIES

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) corporations had approximately $16,182 of net operating loss carryforwards at December 31, 1994 for federal income tax purposes. In addition, the 1994 consolidated financial statements made no provision for income taxes on the loss of Wireless due to the non-utilization of Wireless' net operating loss for the year.

INTEREST RATE SWAP AND CAP AGREEMENTS

  The differential to be paid or received in connection with interest rate swap agreements is accrued as interest rates change and is recognized over the life of the agreements.

  Premiums paid for purchased interest rate cap agreements are amortized to interest expense over the term of the caps. Unamortized premiums are included in other assets in the consolidated balance sheet. Amounts receivable under cap agreements are accrued as a reduction of interest expense.

REVENUE RECOGNITION

  Service revenue includes local subscriber revenue and roamer revenue.

  The Company earns local subscriber revenue by providing access to the cellular network (access revenue) or, as applicable, for usage of the cellular network (airtime revenue). Access revenue is billed one month in advance and is recognized when earned. Airtime revenue is recognized when the service is rendered.

  Roamer revenue represents revenue earned by the Company for usage of its cellular network by subscribers of other cellular carriers. Roamer revenue is recognized when the services are rendered.

  Equipment sales and installation revenue is recognized upon delivery or installation of the equipment to the customer.

OPERATING EXPENSES--ENGINEERING, TECHNICAL AND OTHER DIRECT

  Engineering, technical and other direct operating expenses represent certain costs of providing cellular telephone service to customers. These costs include cost of incollect roaming service. Incollect roaming is the result of the Company's subscribers using cellular networks of other cellular carriers. Incollect roaming revenue is netted against the cost of incollect roaming service to determine net incollect roaming expense.

STOCK OPTION PLANS

  Prior to January 1, 1996, the Company accounted for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                    PALMER WIRELESS, INC. AND SUBSIDIARIES

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Fair value estimates, methods and assumptions used to estimate the fair value of the Company's financial instruments are set forth below:

  For cash and cash equivalents, trade accounts receivable, receivable from other cellular carriers, notes payable, accounts payable and accrued expenses, the carrying amount approximates the estimated fair value due to the short-term nature of those instruments.

  Rates currently available to the Company for long-term debt with similar terms and remaining maturities are used to discount the future cash flows to estimate the fair value for long-term debt. Note 4 presents the fair value for long-term debt and the related interest rate cap and swap agreements.

  Fair value estimates are made as of a specific point in time, based upon the relevant market information about the financial instruments. Because no market exists for a majority of the Company's financial instruments, fair value estimates are based on judgements regarding current economic conditions and other factors. These estimates are subjective in nature and involve uncertainties and matters of judgement and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

COMPUTATION OF NET INCOME PER SHARE

  The computation of net income per share is based on the weighted average number of common and dilutive common equivalent shares (common stock options using the treasury stock method) outstanding during the periods presented. Average shares of common stock outstanding has been computed assuming that the 704,755 shares of Class A Common Stock and 17,288,578 shares of Class B Common Stock issued in the Exchange (as defined in note 2) have been outstanding since January 1, 1994 and the 1,667 shares of Class A Common Stock and the 5,000 shares of Class B Common Stock issued in the initial capitalization of Wireless have been outstanding since January 1, 1994.

(2) OFFERING AND EXCHANGE

  On March 21, 1995 and April 18, 1995, Wireless issued 5,000,000 and 369,350 shares, respectively, of Class A Common Stock in an initial public offering (the "Offering") for net proceeds of $68,399. In connection with the Offering, on March 21, 1995, Wireless issued 704,755 shares of Class A Common Stock and 17,288,578 shares of Class B Common Stock in exchange for 100 percent of the Partnership interests of the Partnership (the "Exchange"). The assets and liabilities received in the Exchange were recorded at their historical cost to the Partnership and not revalued at fair value on the date of transfer. Since the Exchange was between related parties it has been accounted for in a manner similar to a pooling of interests (see note 1).

(3) ACQUISITIONS AND PURCHASE OF LICENSES

  On October 31, 1994, the Company acquired the assets of and the licenses to operate the non-wireline cellular telephone systems serving the Georgia Rural Service Area Market Nos. 377, 378, 380 and 382, otherwise known as Georgia-7 RSA, Georgia-8 RSA, Georgia-10 RSA and Georgia-12 RSA, respectively, for an aggregate purchase price of $91,720. The acquisition was accounted for by the purchase method of accounting. In connection with this acquisition, $79,383 of the purchase price was allocated to licenses. From the date of acquisition to December 31, 1994, revenue, depreciation and amortization, operating loss and net loss before interest expense related to the purchase price of the non-wireline cellular telephone systems purchased were $1,803, $744, $(645) and $(644), respectively.

  On December 1, 1995, the Company purchased all of the outstanding stock of Augusta Metronet, Inc. and Georgia Metronet, Inc., which owned either directly (or in the case of Georgia Metronet, Inc., through its 97.9 percent interest in the Savannah Cellular Limited Partnership) the licenses to operate the non-wireline cellular

                    PALMER WIRELESS, INC. AND SUBSIDIARIES

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

telephone systems in the Savannah and Augusta, Georgia MSAs, respectively, for an aggregate purchase price of $158,397. The acquisition was accounted for by the purchase method of accounting. In connection with this acquisition, $136,940 of the purchase was allocated to licenses. From the date of acquisition to December 31, 1995, revenue, depreciation and amortization, operating income and net income before interest expense related to the purchase price of the non-wireline cellular telephone systems were $2,126, $508, $208 and $202, respectively.

  On June 20, 1996, the Company acquired the assets of and the license to operate the non-wireline cellular telephone system serving the Georgia Rural Service Area Market No. 371, otherwise known as Georgia-1 RSA for an aggregate purchase price of $31,616. The acquisition was accounted for by the purchase method of accounting. In connection with the acquisition, $27,942 of the purchase price was allocated to licenses. From the date of acquisition to December 31, 1996, revenue, depreciation and amortization, operating loss and net loss before interest expense related to the purchase of the non-wireline cellular telephone system were $1,239, $556, $(278), and $(278), respectively.

  On July 5, 1996, two of the Company's majority-owned subsidiaries acquired the assets of and the license to operate the non-wireline cellular telephone system serving the Georgia Rural Service Area Market No. 376, otherwise known as Georgia-6 RSA for an aggregate purchase price of $35,972. The acquisition was accounted for by the purchase method of accounting. In connection with the acquisition, $33,491 of the purchase price was allocated to licenses. From the date of acquisition to December 31, 1996, revenue, depreciation and amortization, operating income, and net income before interest expense related to the purchase of the non-wireline cellular telephone system were $2,682, $578, $743, and $743, respectively.

  Assuming the 1995 and 1996 acquisitions had occurred on January 1, 1995, unaudited pro forma revenue, net (loss) income and net (loss) income per share for the year ended December 31, 1995 would have been $132,958, $(12,437), and $(.56), respectively, and for the year ended December 31, 1996, would have been $163,393, $3,840, and $.15, respectively. These pro forma amounts assume that the financing requirements were met by the incurrence of bank debt and are not necessarily indicative of what the actual consolidated results of operation might have been if the acquisition had been effective on January 1, 1995.

(4) NOTES PAYABLE AND LONG-TERM DEBT

  On December 1, 1995, the Company entered into a loan agreement with a bank which provides for a revolving line of credit of up to $5,000 to facilitate day-to-day cash management needs. The loan agreement provides for interest at the bank's prime rate and matures November 30, 1997.

  Long-term debt consists of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1996
   Credit agreement (a)...................................... $343,000 $337,000
   Purchase obligations (b)..................................    7,441    5,296
                                                              -------- --------
                                                              $350,441 $342,296
   Less current installments.................................    7,441    5,296
                                                              -------- --------
   Long-term debt, excluding current installments............ $343,000 $337,000
                                                              ======== ========

---------------------
  (a) On December 1, 1995, the Company entered into an amended and restated credit agreement with 21 banks which provides for a revolving line of credit of up to $500,000, subject to certain limitations through June 30, 2004. This credit agreement increased the Company's previously existing $275,000 revolving line of credit. The credit agreement provides for quarterly commitment reductions commencing September 30, 1998 and commitment reductions of 25 to 50 percent of Excess Cash Flow (as defined in the credit agreement), if any, are

                    PALMER WIRELESS, INC. AND SUBSIDIARIES

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

required on April 15, 1998 and annually thereafter. Interest is payable at variable rates and under various interest rate options. The interest rate at December 31, 1996 ranged from 7.42 to 8.88 percent before the effect of the interest rate swap and cap agreements outlined below. The credit agreement also provides for a commitment fee of .5 percent per year on any unused amounts of the credit agreement. Amounts outstanding are secured by the assets of the Company.

  The credit agreement provides for various compliance covenants and restrictions, including items related to mergers or acquisition transactions, the declaration or payment of dividends or other payments to stockholders, capital expenditures and maintenance of certain financial ratios. At December 31, 1996, the Company was in compliance with all but one financial ratio covenant. This covenant was based upon operating results for the year ended December 31, 1996. The Company obtained a waiver of the noncompliance with this 1996 financial ratio covenant.

  The Company has entered into interest rate swap and cap agreements to reduce the impact of changes in interest rates on its floating debt and thus were entered into for purposes other than trading. At December 31, 1996, the Company had outstanding ten interest rate swap agreements and four interest rate cap agreements having a total notional value of $295,000. These interest rate swap and cap agreements effectively change the Company's interest rate exposure on a quarterly basis on $295,000 of credit.

  The cap and swap agreements are summarized as follows:

                                                             MAXIMUM   NOTIONAL
     TYPE OF AGREEMENT                          MATURITY     LIBOR (1)  VALUE
     Cap..................................... Nov. 17, 1997      8.00  $ 10,000
     Swap.................................... Nov. 17, 1997      8.10    10,000
     Swap.................................... Nov. 17, 1997      7.48    20,000
     Participating Cap (2)................... Nov. 23, 1997      8.75    15,000
     Participating Swap (3).................. Nov. 24, 1997      8.29    15,000
     Trigger Cap (4)......................... Nov. 28, 1997 7.50/8.50    15,000
     Pay Later Cap (5)....................... Jan. 12, 1998      8.50    20,000
     Swap....................................  Aug. 3, 1998      5.26    25,000
     Participating Swap (6).................. Aug. 10, 1998      5.98    15,000
     Swap....................................  Aug. 6, 1999      6.36    25,000
     Swap....................................  Aug. 7, 2000      6.04    50,000
     Swap.................................... Aug. 20, 2000      6.07    25,000
     Swap.................................... Oct. 10, 2000      6.03    25,000
     Swap.................................... Oct. 11, 2000      5.99    25,000
                                                                       --------
                                                                       $295,000
                                                                       ========

---------------------
(1) The maximum interest rate is 2.5 percent over the LIBOR stated in the table below. The 2.5 percent interest rate over such LIBOR decreases if certain leverage ratios are met by the Company.
(2) On 36 percent ($5,400) the interest rate is set at 8.75 percent, the balance is set at the three-month LIBOR up to a maximum 8.75 percent.
(3) When the three-month LIBOR is less than 8.29 percent the Company participates in 50 percent of the difference.
(4) When LIBOR is below 8.5 percent the rate is 7.5 percent, when LIBOR is 8.5 percent or above the rate is 8.5 percent.
(5) When the three-month LIBOR rate is 8.5 percent or higher the Company receives a quarterly payment of $98.
(6) When the six-month LIBOR is less than 5.98 percent the Company participates in 45 percent of the difference.

                    PALMER WIRELESS, INC. AND SUBSIDIARIES

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Fees in the amount of $240 were incurred in connection with certain of the cap agreements and are being amortized over the lives of the respective cap agreements.

  The market value of the swap and cap agreements above, which has not been reflected in the consolidated financial statements as of December 31, 1996, is a loss of $1,545.

  The Company is exposed to interest rate risk in the event of nonperformance by the other party to the interest rate swap and cap agreements. However, the Company does not anticipate nonperformance by any of the banks.

  (b) In connection with the purchase of controlling interest in a non-wireline cellular telephone system in 1991, the Company incurred certain purchase obligations. The obligations, were retired in July 1996 and January 1997.

  Based upon current borrowing rates the fair value approximates the carrying value of the long-term debt outstanding under the credit agreement described in (a) above and the purchase obligations described in (b) above.

  The aggregate maturities of long-term debt are as follows:

            DECEMBER 31,                     AMOUNT
            1997........................... $  5,296
            1998...........................      --
            1999...........................      --
            2000...........................      --
            2001...........................   72,000
            Thereafter.....................  265,000
                                            --------
                                            $342,296
                                            ======== ===

(5) INCOME TAXES

  Components of income tax expense consist of the following:

                                                           FEDERAL STATE TOTAL
     Year ended December 31, 1995:
     Current.............................................  $  --   $--   $  --
     Deferred............................................   2,550   100   2,650
                                                           ------  ----  ------
                                                           $2,550  $100  $2,650
                                                           ======  ====  ======
     Year ended December 31, 1996:
     Current.............................................  $  --   $869  $  869
     Deferred............................................   1,795    60   1,855
                                                           ------  ----  ------
                                                           $1,795  $929  $2,724
                                                           ======  ====  ======

                    PALMER WIRELESS, INC. AND SUBSIDIARIES

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The consolidated effective tax rate differs from the statutory United States federal tax rate for the following reasons and by the following percentages:

                                                                 YEARS ENDED
                                                                  DECEMBER
                                                                     31,
                                                                 ------------
                                                                 1995   1996
Statutory United States federal tax rate........................  34.0%  34.0%
Partnership loss prior to corporate status......................  10.1    --
License amortization not deductible for tax.....................   7.7   32.5
Net operating loss carryforwards................................ (59.0) (42.8)
State taxes.....................................................   --     8.3
Recognition of deferred income taxes related to the difference between financial statement and income tax bases of certain
 assets and liabilities in connection with the Exchange.........  73.5    --
Other...........................................................   7.2    4.8
                                                                 -----  -----
Consolidated effective tax rate.................................  73.5%  36.8%
                                                                 =====  =====

  The components of the deferred income tax assets and liabilities are as follows:

                                                              DECEMBER 31,
                                                            ------------------
                                                              1995      1996
     Deferred tax assets:
       Allowance for doubtful accounts..................... $    658  $    609
       Nondeductible accruals..............................      163       221
       Net operating loss carryforwards....................    4,314     4,100
                                                            --------  --------
         Total deferred tax assets......................... $  5,135  $  4,930
       Valuation allowance.................................   (3,898)      --
                                                            --------  --------
                                                            $  1,237  $  4,930
                                                            --------  --------
     Deferred tax liabilities:
       Property, plant and equipment.......................   (7,323)   (7,415)
       Licenses............................................   (2,729)   (8,185)
                                                            --------  --------
         Total deferred tax liabilities.................... $(10,052) $(15,600)
                                                            --------  --------
       Deferred tax liability, net......................... $ (8,815) $(10,670)
                                                            ========  ========

  The net change in the total valuation allowance for the year ended December 31, 1996 was a decrease of $3,898. A valuation allowance had been recorded primarily to offset the gross deferred tax assets created by net operating loss carryforwards until such time as earnings of the Company or alternative tax planning strategies warranted full recognition. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize that portion of the deferred tax asset related to the net operating loss carryforwards. The net operating loss carryforwards totaled approximately $11,700 at December 31, 1996 and expire in amounts ranging from approximately $400 to $4,100 through 2011. For carryforwards of approximately $10,900, generated in periods prior to the Exchange, utilization is limited to the subsidiary that generated the carryforwards, unless the Company utilizes alternative tax planning strategies.

                    PALMER WIRELESS, INC. AND SUBSIDIARIES

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(6) RELATED PARTY TRANSACTIONS

  During 1994, the Company had a subordinated demand note of $20,000 with Palmer Broadcasting Limited Partnership, a majority-owned subsidiary of PCI. Interest expense under the note was $1,611 for the year ended December 31, 1994. The note was paid off in 1994.

  PCI had previously extended the Company a line of credit in the amount of $3,000 that was used for the initial operations of the Company, to pay organization expenses and to pay expenses of the Offering. The line of credit bore interest at 2 percent above the prime rate. Interest expense on the line of credit amounted to $117 for the year ended December 31, 1994. The borrowings totaling $1,615 were repaid with the proceeds of the Offering.

  During 1994, the Company earned $78 of interest income from advances to PCI.

  During 1994, the Company performed certain management functions for PCI. These functions included general management, human resources administration, accounting, and computer services. PCI was charged a fee based on the Company's estimate of its time spent managing PCI and usage of its computer. Concurrently with the Offering and the Exchange, the Company and PCI entered into both a transitional management and administrative services agreement and a computer services agreement that extend each December 31 for additional one-year periods unless and until either party notifies the other. The fees from these arrangements amounted to a total of $509, $492, and $534 for the years ended December 31, 1994, 1995, and 1996, respectively, and are included as a reduction of selling, general and administrative expenses.

  During 1994, PCI provided certain tax consulting services to the Company. Concurrently with the Offering and the Exchange, the Company and PCI entered into a tax consulting agreement that extends each December 31 for additional one-year periods unless and until either party notifies the other. The fees for tax consulting services amounted to a total of $67, $84, and $120 for the years ended December 31, 1994, 1995, and 1996, respectively, and are included in selling, general and administrative expenses.

  PCI has a 401(k) plan with a noncontributory retirement feature and a matching provision for employees who meet length of service and other requirements. The Company participates in this plan and was allocated 401(k) retirement and matching expense of $305, $493, and $696 for the years ended December 31, 1994, 1995, and 1996, respectively.

(7) COMMON STOCK AND STOCK PLANS

  During 1994, the Company amended its certificate of incorporation to increase the number of authorized shares of common stock from 60,000,000 to 91,000,000 and to provide for Class A Common Stock and Class B Common Stock. The Class A Common Stock has one vote per share. The Class B Common Stock, which may be owned only by PCI or certain successors of PCI and of which no shares may be issued subsequent to the Offering, has five votes per share, provided, however, that, so long as any Class A Common Stock is issued and outstanding, at no time will the total outstanding Class B Common Stock have the right to cast votes having more than 75 percent of the total voting power of the common stock in the aggregate. Shares of Class B Common Stock shall be converted into Class A Common Stock on a share-for-share basis: (i) at any time at the option of the holder; (ii) immediately upon the transfer of shares of Class B Common Stock to any holder other than a successor of PCI; (iii) immediately if the shares of Class B Common Stock held by PCI or its successors constitute 33 percent or less of the outstanding shares of the Company; (iv) at the end of 20 years from original issuance of those shares of Class B Common Stock; or (v) if more than 50 percent of the equity interests in PCI become beneficially owned by persons other than: (i) beneficial owners of PCI as of December 29, 1994 ("Current PCI Beneficial Owners"); (ii) affiliates of Current PCI Beneficial Owners; (iii) heirs or devisees of

                    PALMER WIRELESS, INC. AND SUBSIDIARIES

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

any individual Current PCI Beneficial Owner, successors of any corporation or partnership which is a Current PCI Beneficial Owner and beneficiaries of any trust which is a Current PCI Beneficial Owner; and (iv) any relative, spouse or relative of a spouse of any Current PCI Beneficial Owner.

  The Company adopted a Stock Option Plan in connection with the Offering, under which options for an aggregate of 1,600,000 shares of Class A Common Stock are available for grants to key employees. The Company also adopted a Director's Stock Option Plan in connection with the Offering, under which options for an aggregate of 300,000 shares of Class A Common Stock are available for grants to directors who are not officers or employees of the Company. Stock options under both plans are granted with an exercise price equal to the stock's fair value at the date of grant. The stock options granted under the Stock Option Plan have 10-year terms and vest and become exercisable ratably over three years from the date of grant. The stock options granted under the Director's Stock Option Plan are vested and become fully exercisable upon the date of the grant. At December 31, 1996, there were options with respect to 693,334 and 45,000 shares of Class A Common Stock outstanding under the Stock Option Plan and the Director's Stock Option Plan, respectively. At December 31, 1996, there were 880,000 and 255,000 additional shares available for grant under the Stock Option Plan and the Director's Stock Option Plan, respectively.

  The Company applies APB Opinion No. 25 in accounting for its Stock Option Plan and Director's Stock Option Plan ("the Plans") and accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No.123, the Company's net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below:

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                                  -------------
                                                                  1995    1996
     Net income-as reported...................................... $ 954  $4,682
     Net (loss) income-pro forma................................. $(777) $2,850
     Net income per share-as reported............................ $ .04  $  .18
     Net (loss) income per share-pro forma....................... $(.03) $  .11

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the weighted-average assumptions as follows: dividend yield of 0.0%; expected volatility of 101%; risk-free interest rate of 5.5%; and expected lives of five years. The fair value of the option grants in 1995 and 1996 were $11.04 and $13.36 per share, respectively.

  Stock option activity during the periods indicated is as follows:

                                                                     WEIGHTED
                                                        NUMBER OF    AVERAGE
                                                         SHARES   EXERCISE PRICE
     Balance December 31, 1994                               --          --
       Granted.........................................  692,500      $14.25
       Exercised.......................................  (20,000)      14.25
                                                         -------
     Balance December 31, 1995.........................  672,500       14.25
       Granted.........................................   72,500       17.25
       Exercised.......................................   (6,666)      14.25
                                                         -------
     Balance December 31, 1996.........................  738,334       14.54
                                                         =======

  At December 31, 1996, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $14.25--$17.25 and 8.3 years, respectively.

                    PALMER WIRELESS, INC. AND SUBSIDIARIES

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  At December 31, 1995 and 1996, the number of options exercisable was 37,500 and 250,000, respectively, and the weighted average exercise price of those options was $14.25 and $14.34, respectively.

  The Company adopted a stock purchase plan for employees (the "Employee Stock Purchase Plan") and a stock purchase plan for non-employee directors (the "Non-Employee Director Stock Purchase Plan"). Under the Employee Stock Purchase Plan, 160,000 shares of Class A Common Stock are available for purchase by eligible employees of the Company or any of its subsidiaries. Under the Non-Employee Director Stock Purchase Plan, 25,000 shares of Class A Common Stock are available for purchase by non-employee directors of the Company. The purchase price of each share of Class A Common Stock purchased under the Employee Stock Purchase Plan or the Non-Employee Director Stock Purchase Plan will be the lesser of 90 percent of the fair market value of the Class A Common Stock on the first trading day of the plan year or on the last day of such plan year; provided, however, that in no event shall the purchase price be less than the par value of the stock. Both plans will terminate in 2005, unless terminated at an earlier date by the board of directors. During the year ended December 31, 1996, 15,541 shares were issued under the Employee Stock Purchase Plan and 1,702 shares were issued under the Non-Employee Director Stock Purchase Plan at a purchase price of $16.85. Compensation cost computed under the provisions of SFAS No. 123 related to the shares issued under the Employee Stock Purchase Plan and the Non-Employee Director Stock Purchase Plan is immaterial to the consolidated financial statements.

(8) COMMITMENTS AND CONTINGENCIES

LEASES

  The Company occupies certain buildings and uses certain tower sites, cell sites and equipment under noncancellable operating leases which expire through 2014. The operating leases for a building and certain tower sites and cell sites are with related parties.

  Future minimum lease payments under noncancellable operating leases as of December 31, 1996 are as follows:

                                                        RELATED PARTIES OTHERS
      1997.............................................      $285       $ 3,429
      1998.............................................       285         2,899
      1999.............................................        52         2,507
      2000.............................................        14         2,011
      2001.............................................       --          1,348
      Later years through 2014.........................       --          4,522
                                                             ----       -------
        Total minimum lease payments...................      $636       $16,716
                                                             ====       =======

  Rental expense was $1,609, $2,487, and $3,551 for the years ended December 31, 1994, 1995 and 1996, respectively, of which $253, $269, and $278 was paid to related parties for 1994, 1995 and 1996, respectively.

CONTINGENCIES

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial statements.

                    PALMER WIRELESS, INC. AND SUBSIDIARIES

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

EMPLOYMENT AGREEMENTS

  The Company has employment agreements with six officers of the Company. The agreements have terms of two or three years and provide for aggregate annual salaries of $1,181 in 1997. Each employment agreement provides that if the officer is terminated by the Company without cause (as defined therein) or terminates the agreement for good reason (as defined therein), the Company will pay the officer the full base salary and benefits which would have been paid to such officer during the remaining term of the agreement.

(9) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

YEAR ENDED DECEMBER 31,
1995                     FIRST QUARTER(A)    SECOND QUARTER    THIRD QUARTER    FOURTH QUARTER  TOTAL
Total Revenue...........      $22,374           $25,931           $26,055          $30,546     $104,906
                              =======           =======           =======          =======     ========
Operating Income........      $ 4,872           $ 6,892           $ 8,152          $ 6,666     $ 26,582
                              =======           =======           =======          =======     ========
Net (Loss) Income.......      $(3,958)          $ 1,620           $ 2,801          $   491     $    954
                              =======           =======           =======          =======     ========
Net (Loss) Income Per
 Share*.................      $  (.21)          $   .07           $   .12          $   .02     $    .04
                              =======           =======           =======          =======     ========
YEAR ENDED DECEMBER 31,
1996                     FIRST QUARTER (B) SECOND QUARTER (B) THIRD QUARTER (B) FOURTH QUARTER  TOTAL
Total Revenue...........      $36,950           $40,031           $41,171          $41,591     $159,743
                              =======           =======           =======          =======     ========
Operating Income........      $ 8,514           $11,281           $11,977          $ 9,405     $ 41,177
                              =======           =======           =======          =======     ========
Net Income (Loss).......      $    76           $ 1,684           $ 2,976          $   (54)    $  4,682
                              =======           =======           =======          =======     ========
Net Income (Loss) Per
 Share*.................      $   .00           $   .07           $   .10          $  (.00)    $    .18
                              =======           =======           =======          =======     ========

---------------------
(a) First quarter loss was increased by $2,650 due to the recognition of deferred income taxes relating to the difference between financial statement and income tax return bases of certain assets and liabilities in connection with the Exchange.
(b) Certain reclassifications have been made to conform to the fourth quarter presentation.
 * Weighted average shares outstanding for the quarters are calculated independent of the weighted average shares outstanding for the year; therefore, quarterly net income (loss) per share may not total to annual net income per share.

(10) SUBSEQUENT EVENT

  On February 1, 1997, one of the Company's majority-owned subsidiaries acquired the assets of and license to operate the non-wireline cellular telephone system serving the Georgia Rural Service Area Market No. 383, otherwise known as Georgia-13 RSA for a total purchase price of $30,000, subject to certain adjustments.

                    PALMER WIRELESS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                  DECEMBER 31,     MARCH 31,
                                                      1996           1997
                                                (DOLLAR AMOUNTS IN THOUSANDS)
                                                         (UNAUDITED)
ASSETS
  Current Assets:
    Cash and Cash Equivalents..................   $        1,698 $        2,091
    Trade Accounts Receivable, Net of Allowance
     for Doubtful Accounts.....................           18,784         17,819
    Receivable from Other Cellular Carriers....            1,706          3,194
    Deferred Income Taxes......................              830          1,044
    Prepaid Expenses and Deposits..............            2,313          1,940
    Inventory..................................            5,106          4,043
                                                  -------------- --------------
      Total Current Assets.....................   $       30,437 $       30,131
  Net Property, Plant and Equipment............          132,438        148,121
  Licenses, Net of Amortization................          375,808        400,620
  Other Intangible Assets and Other Assets, at
   Cost Less Accumulated Amortization..........           11,259         10,694
                                                  -------------- --------------
                                                  $      549,942 $      589,566
                                                  ============== ==============
LIABILITIES AND EQUITY
  Current Liabilities:
    Notes Payable..............................   $        1,366 $        2,698
    Current Installments of Long-Term Debt.....            5,296             --
    Accounts Payable...........................           10,394         10,510
    Accrued Expenses...........................            8,399          9,871
    Other Liabilities..........................            4,686          4,770
                                                  -------------- --------------
      Total Current Liabilities................   $       30,141 $       27,849
  Long-Term Debt, Excluding Current Install-
   ments.......................................          337,000        376,000
  Deferred Income Taxes........................           11,500         12,938
  Minority Interests...........................            6,371          6,672
                                                  -------------- --------------
      Total Liabilities........................   $      385,012 $      423,459
                                                  -------------- --------------
  Stockholders' Equity.........................          164,930        166,107
                                                  -------------- --------------
                                                  $      549,942 $      589,566
                                                  ============== ==============

---------------------
Note: The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

    See accompanying notes to condensed consolidated financial statements.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                               THREE MONTHS ENDED MARCH 31,
                                               ------------------------------
                                                    1996            1997
                                               (DOLLAR AMOUNTS IN THOUSANDS
                                                   EXCEPT SHARE AMOUNTS)
                                                        (UNAUDITED)
Revenue:
  Service..................................... $       34,915  $       42,220
  Equipment Sales and Installation............          2,035           2,463
                                               --------------  --------------
    Total Revenue............................. $       36,950  $       44,683
                                               --------------  --------------
Operating Expenses:
  Engineering, Technical and Other Direct.....          7,683           7,430
  Cost of Equipment...........................          3,931           5,807
  Selling, General and Administrative.........         10,924          13,360
  Depreciation and Amortization...............          5,898           7,553
                                               --------------  --------------
    Total Operating Expenses.................. $       28,436  $       34,150
                                               --------------  --------------
    Operating Income.......................... $        8,514  $       10,533
                                               --------------  --------------
Other Income (Expense):
  Interest Expense, Net.......................         (7,945)         (7,872)
  Other Income, Net...........................            --               71
                                               --------------  --------------
    Total Other Expense....................... $       (7,945) $       (7,801)
                                               --------------  --------------
Income Before Minority Interest Share of
 Income and Income Taxes...................... $          569  $        2,732
Minority Interest Share of Income.............           (452)           (331)
                                               --------------  --------------
Income Before Income Taxes.................... $          117  $        2,401
Income Taxes..................................            (41)         (1,224)
                                               --------------  --------------
    Net Income................................ $           76  $        1,177
                                               ==============  ==============
Net Income Per Share of Common Stock.......... $         0.00  $         0.04
                                               ==============  ==============
Average Shares Outstanding....................     23,561,923      27,813,259
                                               ==============  ==============


     See accompanying notes to condensed consolidated financial statements.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                            COMMON STOCK      COMMON STOCK
                               CLASS A           CLASS B                          TREASURY STOCK
                          ----------------- -----------------                     ---------------
                                                              ADDITIONAL                               TOTAL
                                                               PAID-IN   RETAINED                  STOCKHOLDERS'
                            SHARES   AMOUNT   SHARES   AMOUNT  CAPITAL   EARNINGS SHARES  AMOUNT      EQUITY
                                       (DOLLAR AMOUNTS IN THOUSANDS)
                                                (UNAUDITED)
Balances at  December
31,  1995...............   6,095,772  $ 61  17,293,578  $173   $ 72,466   $1,853      --  $   --     $ 74,553
Public offering, net of
 issuance costs
 of $5,826..............   5,000,000    50         --    --      94,124      --       --      --       94,174
Exercise of stock
 options................       6,666   --          --    --          95      --       --      --           95
Employee and non-
 employee director stock
 purchase plans.........      17,243   --          --    --         290      --       --      --          290
Treasury shares
 purchased..............         --    --          --    --                  --   600,000  (8,864)     (8,864)
Net income..............         --    --          --    --         --     4,682      --      --        4,682
                          ----------  ----  ----------  ----   --------   ------  ------- -------    --------
Balances at December 31,
 1996...................  11,119,681  $111  17,293,578  $173   $166,975   $6,535  600,000 $(8,864)   $164,930
Net income..............         --    --          --    --         --     1,177      --      --        1,177
                          ----------  ----  ----------  ----   --------   ------  ------- -------    --------
Balances at March 31,
 1997...................  11,119,681  $111  17,293,578  $173   $166,975   $7,712  600,000 $(8,864)   $166,107
                          ==========  ====  ==========  ====   ========   ======  ======= =======    ========





     See accompanying notes to condensed consolidated financial statements.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                THREE MONTHS ENDED MARCH 31,
                                                ----------------------------
                                                    1996            1997
                                               (DOLLAR AMOUNTS IN THOUSANDS)
                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income.................................. $           76  $         1,177
                                               --------------  ---------------
  Adjustments to reconcile net income to net
   cash provided by operating
   activities:
    Depreciation and amortization.............          5,898            7,553
    Minority interest share of income.........            452              331
    Deferred income taxes.....................             41            1,224
    Loss on disposal of property..............            --                 5
    Interest deferred and added to long-term
    debt......................................            187              --
    Payment of deferred interest..............            --            (1,514)
    Decrease in trade accounts receivable.....             50            1,730
    Decrease in inventory.....................            378            1,223
    Increase in accounts payable and accrued
    expenses..................................             40            1,252
    Change in other accounts..................           (343)            (651)
                                               --------------  ---------------
      Total adjustments....................... $        6,703  $        11,153
                                               --------------  ---------------
      Net cash provided by operating
      activities.............................. $        6,779  $        12,330
                                               --------------  ---------------
Cash flows from investing activities:
  Capital expenditures........................         (6,618)         (16,987)
  Proceeds from sales of property and
  equipment...................................            --                12
  Purchase of cellular systems................            --           (31,096)
  Collection of purchase price adjustment.....          2,452              --
  Purchases of minority interests.............         (1,224)            (368)
  Increase in other intangible assets and
  other assets................................         (2,247)             (48)
                                               --------------  ---------------
    Net cash used in investing activities..... $       (7,637) $       (48,487)
                                               --------------  ---------------
Cash flows from financing activities:
  Increase in short-term notes payable........            --             1,332
  Repayment of long-term debt.................            (25)          (3,782)
  Proceeds from long-term debt................          2,000           39,000
                                               --------------  ---------------
    Net cash provided by financing
    activities................................ $        1,975  $        36,550
                                               --------------  ---------------
    Net increase in cash and cash
    equivalents............................... $        1,117  $           393
Cash and cash equivalents at the beginning of
period........................................          3,436            1,698
                                               --------------  ---------------
Cash and cash equivalents at the end of
period........................................ $        4,553  $         2,091
                                               ==============  ===============
Supplemental disclosure of cash flow
information:
  Income taxes paid (received), net........... $           67  $          (648)
                                               ==============  ===============
  Interest paid............................... $        7,033  $         8,615
                                               ==============  ===============

     See accompanying notes to condensed consolidated financial statements.

                    PALMER WIRELESS, INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The accompanying condensed consolidated financial statements of Palmer Wireless, Inc. and subsidiaries (the "Company") have been prepared without audit pursuant to Rule 10-01 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financials. In the opinion of management, all adjustments (none of which were other than normal recurring items) considered necessary for a fair presentation have been included. The results of operations for the interim periods reported are not necessarily indicative of results to be expected for the year.

  The computation of net income per share is based on the weighted average number of common and, as appropriate, dilutive common equivalent shares (common stock options using the treasury stock method) outstanding during the periods presented.

RECLASSIFICATIONS

  Certain reclassifications have been made to the 1996 Statement of Operations to conform to the 1997 presentation.

(2) ACQUISITION AND PURCHASE OF LICENSE

  On February 1, 1997, one of the Company's majority-owned subsidiaries acquired the assets of and license to operate the non-wireline cellular telephone system serving the Georgia Rural Service Area Market No. 383, otherwise known as Georgia-13 RSA, for a total purchase price of $31,096.

(3) SUBSEQUENT EVENT

  On May 23, 1997, the Company entered into an agreement to sell its outstanding shares of common stock to Price Communications Corporation for a purchase price of $17.50 per share, for an aggregate purchase price of approximately $489,000. In addition, Price Communications Corporation has also agreed to repay up to $389,000 of outstanding indebtedness of the Company.

                                                                        ANNEX I

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into this 23rd day of May, 1997, by and among PALMER WIRELESS, INC., a Delaware corporation (the "Company"), PRICE COMMUNICATIONS CORPORATION, a New York corporation ("Acquiror"), and PRICE COMMUNICATIONS CELLULAR MERGER CORP., a Delaware corporation ("Merger Sub").

  WHEREAS, the Boards of Directors of the Company, Acquiror and Merger Sub have each determined that it is fair to, and in the best interests of their respective stockholders that Merger Sub, a wholly-owned subsidiary of Acquiror, merge with and into the Company, pursuant to and subject to the terms and conditions of this Agreement and the Delaware General Corporation Law ("Delaware Law"); and

  WHEREAS, concurrently with the execution of this Agreement and as an inducement to Acquiror to enter into this Agreement, Palmer Communications Incorporated, a Delaware corporation ("PCI"), has entered into a voting agreement with Acquiror (the "Voting Agreement") pursuant to which, among other things, PCI has agreed to vote its shares of common stock of the Company in favor of this Agreement, the Merger (as defined below) and the other transactions contemplated by this Agreement.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agrees as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1. The Merger.

  Upon the terms and subject to the conditions set forth in this Agreement (including approval of the Federal Communications Commission (the "FCC")), and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.2) Merger Sub shall be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and a wholly-owned subsidiary of Acquiror. The name of the Company shall continue as the name of the Surviving Corporation.

  Section 1.2. Effective Time.

  At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law and in such form as approved by the Company and Acquiror prior to such filing (the date and time of the filing of the Certificate of Merger or the time specified therein being the "Effective Time").

  Section 1.3. Effect of the Merger.

  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the rights, privileges, powers and franchises of Merger Sub and the Company, shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

  Section 1.4. Certificate of Incorporation; Bylaws.

  At the Effective Time, subject to the terms and conditions of Section 7.8 hereof, (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time and as amended by the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation, and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

  Section 1.5. Directors and Officers.

  The directors of Merger Sub (or such other or additional individuals as Acquiror may designate prior to Closing) shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation; and the officers of the Company shall continue as the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

  Section 1.6. Closing.

  Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place as promptly as practicable after satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in Article VIII hereof (the "Closing Date"), at the offices of Hogan & Hartson L.L.P., Columbia Square, 555 13th Street, N.W., Washington, D.C. 20004, unless another date or place is agreed to in writing by the parties hereto.

  Section 1.7. Subsequent Actions.

  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE II

              Conversion of Securities; Exchange of Certificates

  Section 2.1. Conversion of Securities.

  At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any of the following securities:

    (a) Company Common Stock. Subject to the other provisions of this Section 2.1, each share of (i) Class A common stock, par value $.01 per share, of the Company ("Class A Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding any shares described in Sections 2.1(b) and (c) and any Dissenting Shares (as hereinafter defined)), and
  (ii) Class B common stock, par value $.01 per share, of the Company ("Class B Common Stock"; together with the Class A Common Stock, the "Common Stock"), shall be converted into the right to receive Seventeen Dollars and Fifty Cents ($17.50) in cash, without interest (the "Per Share Amount"). All such shares of Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger

  Consideration as described below. The holders of certificates previously evidencing such shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided herein or by law. Each such certificate previously evidencing such shares of Common Stock shall be exchanged for the Per Share Amount multiplied by the number of shares previously evidenced by the canceled certificate upon the surrender of such certificate in accordance with the provisions of Section 2.2, without interest;

    (b) Acquiror-Owned Shares. All shares of capital stock of the Company owned, directly or indirectly, by Acquiror, Merger Sub or any Acquiror Subsidiary (as defined in Section 5.1) shall be canceled and extinguished without any conversion thereof and no cash shall be delivered or deliverable in exchange therefor;

    (c) Treasury Stock. All shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no cash shall be delivered or deliverable in exchange therefor; and

    (d) Merger Sub Stock. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

  Section 2.2. Payment.

  (a) Paying Agent. As of the Effective Time, Acquiror shall, on behalf of Merger Sub, deposit with a bank theretofore designated by the Company and Acquiror (the "Paying Agent"), for the benefit of the holders of shares of Common Stock (excluding any shares described in Sections 2.1(b) and (c) and any Dissenting Shares), for payment in accordance with this Article II, through the Paying Agent, cash in an amount equal to the Per Share Amount multiplied by the number of shares of Common Stock outstanding immediately prior to the Effective Time (excluding any shares described in Sections 2.1(b) and (c) and any Dissenting Shares) (such cash being hereinafter referred to as the "Payment Fund"). Acquiror shall cause the Paying Agent, pursuant to irrevocable instructions, to deliver the cash contemplated to be paid pursuant to Section 2.1(a) out of the Payment Fund. The Payment Fund shall not be used for any other purpose.

  (b) Payment Procedures. Promptly after the Effective Time, Acquiror shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate (each a "Certificate" and collectively, the "Certificates") that immediately prior to the Effective Time evidenced outstanding shares of Common Stock (excluding any shares described in Sections 2.1(b) and (c) and any Dissenting Shares), a form letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Section 2.1(a) (the "Merger Consideration"), and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. Until surrendered in accordance with the provisions of this
Section 2.2, each Certificate shall represent for all purposes only the right to receive the consideration set forth in Section 2.1(a), without any interest thereon.

  (c) No Further Rights in Common Stock. All cash paid upon conversion of the shares of Common Stock in accordance with the terms of this Article II, and all cash paid pursuant to Section 2.5, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Common Stock.

  (d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Common Stock for one hundred eighty
(180) days after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Common Stock that have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Acquiror for the Merger Consideration to which they are entitled.

  (e) No Liability. Neither Acquiror nor the Surviving Corporation shall be liable to any holder of shares of Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing shares of Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the person claiming such lost, stolen or destroyed Certificate(s) and granting a reasonable indemnity against any claim that may be made against Acquiror or the Paying Agent with respect to such Certificate(s), Acquiror shall cause the Paying Agent to pay to such person the Merger Consideration with respect to such lost, stolen or destroyed Certificate(s).

  Section 2.3. Company Options; Stock Purchase Plan.

  (a) Company Options. Immediately prior to the Effective Time, (i) each outstanding stock option to purchase shares of Class A Common Stock (a "Plan Option") granted under the Company's 1995 Stock Option Plan and 1995 Directors' Stock Option Plan, each as amended to the date of this Agreement (collectively, the "Company Stock Option Plans"), and (ii) each phantom option to purchase shares of Class A Common Stock described on Schedule 3.3 hereto (a "Phantom Option"; together with the Plan Options, the "Options"), whether or not any such Options are exercisable, shall be terminated by the Company, and Acquiror shall, on behalf of Merger Sub, pay to the holder thereof at the Effective Time, in consideration for such termination, an amount in cash equal to the excess, if any, of the Per Share Amount over the per share exercise price of such Option, multiplied by the number of shares of Class A Common Stock into which the Option remains unexercised. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. The Company shall terminate the Company Stock Option Plans as of the Effective Time, and take all such action as is necessary to terminate the Options as of the Effective Time, so that on and after the Effective Time no holder of an Option shall have any option to purchase shares of Class A Common Stock or any other equity interest in the Company under the Company Stock Option Plans or the Phantom Option agreements.

  (b) Employee Stock Purchase Plan. Effective as of the Effective Time, the Company's 1995 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") shall be terminated and the then applicable Payroll Deduction Period (as defined in the Employee Stock Purchase Plan) shall be deemed to have ended on the last trading day of the Class A Common Stock immediately prior to the Effective Time. At the Effective Time, Acquiror shall, on behalf of Merger Sub, pay to each Company employee who is a participant in the Employee Stock Purchase Plan as of the Effective Time, an amount in cash equal to the Per Share Amount multiplied by the number of shares of Class A Common Stock which the accumulated funds in such employee's account would have been entitled to purchase under the terms of the Employee Stock Purchase Plan as of the end of such Payroll Deduction Period. Such payments shall be deemed to satisfy all obligations of the Company and the Surviving Corporation to the participants in the Employee Stock Purchase Plan. Such payments shall be subject to all applicable federal, state and local tax withholding requirements. All funds in the accounts of the participants as of the Effective Time after such payments, shall belong to and be disbursed in accordance with the instructions of Acquiror. The Company shall terminate the Employee Stock Purchase Plan as of the Effective Time so that on and after the Effective Time no former participant in the Employee Stock Purchase Plan shall have any right to purchase shares of Class A Common Stock or any other equity interest in the Company under the Employee Stock Purchase Plan.

  (c) Non-Employee Director Stock Purchase Plan. Effective as of the Effective Time, the Company's 1995 Non-Employee Director Stock Purchase Plan (the "Director Stock Purchase Plan"; together with the Employee Stock Purchase Plan, the "Company Stock Purchase Plans"), shall be terminated and the then applicable Accumulation Period (as defined in the Director Stock Purchase
Plan) shall be deemed to have ended on the last trading day of the Class A Common Stock immediately prior to the Effective Time. At the Effective Time, Acquiror shall, on behalf of Merger Sub, pay to each member of the Company's Board of Directors who is a participant in the Director Stock Purchase Plan as of the Effective Time, an amount in cash equal to the Per Share Amount multiplied by the number of shares of Class A Common Stock which the accumulated funds in such director's account would have been entitled to purchase under the terms of the Director Stock Purchase Plan as of the end of such Accumulation Period. Such payments shall be deemed to satisfy all obligations of the Company and the Surviving Corporation to the participants in the Director Stock Purchase Plan. Such payments shall be subject to all applicable federal, state and local tax withholding requirements. All funds in the accounts of the participants as of the Effective Time after such payments, shall belong to and be disbursed in accordance with the instructions of Acquiror. The Company shall terminate the Director Stock Purchase Plan as of the Effective Time so that on and after the Effective Time no former participant in the Director Stock Purchase Plan shall have any right to purchase shares of Class A Common Stock or any other equity interest in the Company under the Director Stock Purchase Plan.

  Section 2.4. Stock Transfer Books.

  At the Effective Time, the stock transfer books of the Company with respect to all shares of capital stock of the Company shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of the Company. On or after the Effective Time, any Certificates for shares of Common Stock (excluding any shares described in Sections 2.1(b) and (c) and Dissenting Shares) presented to the Paying Agent, the Surviving Corporation or Acquiror for any reason shall be converted into the Merger Consideration.

  Section 2.5. Dissenting Shares.

  Notwithstanding any other provisions of this Agreement to the contrary, shares of Class A Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Class A Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Class A Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 2.2, of the certificate or certificates that formerly evidenced such shares of Class A Common Stock.

                                  ARTICLE III

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to Acquiror and Merger Sub as follows:

  Section 3.1. Organization and Qualification; Subsidiaries.

  (a) The Company and each Subsidiary (as defined below) of the Company (each a "Company Subsidiary" and collectively, the "Company Subsidiaries") is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company and each Company Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which would not have a Company Material Adverse Effect (as defined below). The Company and each Company Subsidiary has the requisite power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on the businesses as now being conducted, except for such failures which would not in the aggregate have a Company Material Adverse Effect. The Company has no Subsidiaries (as defined below) or any equity or similar interest in any entity other than those listed in Schedule 3.1. As used herein, the term "Company Material Adverse Effect" means any material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole.

  (b) For purposes of this Agreement, a "Subsidiary" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, fifty percent (50%) or more of the stock, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity; or (ii) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise).

  Section 3.2. Certificate of Incorporation and Bylaws.

  The Company has heretofore made available to Acquiror a complete and correct copy of the certificate or articles of incorporation and the bylaws of the Company and each Company Subsidiary that is a corporation, and a correct copy of the partnership agreement for each Company Subsidiary that is a partnership, each as amended to date. Each such certificate or articles of incorporation, bylaws and partnership agreement is in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws, partnership agreement or other organizational document.

  Section 3.3. Capitalization.

  The authorized capital stock of the Company consists, as of the date of this Agreement, of: (a) seventy-three million (73,000,000) shares of Class A Common Stock, of which ten million five hundred nineteen thousand six hundred and eighty-one (10,519,681) shares are issued and outstanding; (b) eighteen million (18,000,000) shares of Class B Common Stock, of which seventeen million two hundred ninety-three thousand five hundred and seventy-eight (17,293,578) shares are issued and outstanding; and (c) ten million (10,000,000) shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding. One million nine hundred thousand (1,900,000) shares of Class A Common Stock have been reserved for issuance upon the exercise of Plan Options granted under the Company Stock Option Plans, of which seven hundred forty-five thousand eight hundred and thirty-four (745,834) shares are issuable upon the exercise of Plan Options outstanding under the Company Stock Option Plans as of the date hereof. The Phantom Options assume the issuance of twenty thousand (20,000) shares of Class A Common Stock upon exercise thereof. One hundred sixty thousand (160,000) shares of Class A Common Stock are reserved for issuance under the Company's 1995 Employee Stock Purchase Plan and twenty-five thousand (25,000) shares of Class A Common Stock are reserved for issuance under the Company's 1995 Non-Employee Director Stock Purchase Plan. Seventeen million two hundred ninety-three thousand five hundred and seventy-eight (17,293,578) shares of Class A Common Stock are reserved for purposes of effecting conversions of Class B Common Stock into Class A Common Stock. Since December 31, 1996, no shares of Class A Common Stock or Class B Common Stock have been issued, except for shares of Class A Common Stock issued upon the exercise of options granted under the Company's Stock Option Plans and shares of Class A Common Stock issued pursuant to the Company's Stock Purchase Plan. Except as set forth in Schedule 3.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in the Company or any Company Subsidiary. Except as set forth in Schedule 3.3, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any material investment (in the form of a loan, capital contribution or otherwise) in any other person. All of the issued and outstanding shares of Class A Common Stock and Class B Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights. Except as set forth in
Schedule 3.3, with respect to each Company Subsidiary that is a corporation, all of the outstanding shares of capital stock of such Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 3.3, with respect to each Company Subsidiary that is a partnership, all of the partnership interests owned by the Company, and with respect to each Company Subsidiary that is a corporation, all of the outstanding shares of capital stock owned by the Company, are owned by the Company free and clear of any liens, security interests, pledges, agreements, options, rights, claims, charges or encumbrances (the "Encumbrances"). As of the date hereof, the only outstanding indebtedness for borrowed money of the Company and the Company Subsidiaries is as set forth in Schedule 3.3 and all such indebtedness is prepayable in full without premium or penalty in accordance with its terms.

  Section 3.4. Authority.

  The Company has the necessary corporate power and authority to enter into this Agreement and subject to obtaining any necessary stockholder approval of the Merger, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement by the stockholders of the Company in accordance with Delaware Law. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

  Section 3.5. No Conflict; Required Filings and Consents.

  (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement will not, subject to compliance with the requirements set forth in Section 3.5(b) below, (i) conflict with or violate the certificate or articles of incorporation, bylaws, partnership agreement or other organizational document of the Company or any Company Subsidiary, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties or assets is bound or affected, or (iv) result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) or give rise to any material rights to other parties under any Material Contract described in Section 3.12(a)(i), except, in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other alterations or occurrences that in the aggregate (A) would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and (B) would not have a Company Material Adverse Effect.

  (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), state takeover laws, the exchange on which the Company's securities are traded, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Communications Act of 1934, as amended, together with the rules, regulations and published decisions of the FCC (collectively, the "Communications Act"), (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 3.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not in the aggregate prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not in the aggregate have a Company Material Adverse Effect.

  Section 3.6. SEC Filings; Financial Statements.

  (a) The Company has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") since March 21, 1995, and has heretofore made available to Acquiror, in the form filed with the SEC since such date, together with any amendments thereto, its (i) Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q,
(iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all reports on Form 8-K, and (v) all other reports or registration statements filed by the Company (collectively, the "Company SEC Reports"). As of their respective filing dates the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act") and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) The financial statements, including all related notes and schedules, contained in the Company SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

  Section 3.7. Absence of Certain Changes or Events.

  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 3.7, since December 31, 1996, the Company and the Company Subsidiaries have not incurred any material liability, except in the ordinary course of the businesses consistent with their past practices, and there has not been any change in the business, financial condition or results of operations of the Company or any of the Company Subsidiaries or the occurrence of any other event, which has had, or is reasonably likely to have, a Company Material Adverse Effect, and the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

  Section 3.8. Absence of Litigation.

  Except as set forth in Schedule 3.8, as of the date hereof there are (a) no claims, actions, suits, investigations, or proceedings pending or, to the Company's knowledge, threatened against the Company or any of the Company Subsidiaries before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that (i) if adversely determined would individually involve the payment of more than One Hundred Thousand Dollars ($100,000) by the Company or any Company Subsidiary,
(ii) if adversely determined would individually or in the aggregate be reasonably likely to have a Company Material Adverse Effect, (iii) challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, or (iv) seek material injunctive relief against the Company or any Company Subsidiary, and (b) no material judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary.

  Section 3.9. Licenses and Permits; Compliance with Laws.

  The Company and the Company Subsidiaries hold all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all Governmental Entities (collectively, the "Permits") necessary for the Company and the Company Subsidiaries to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted, except for the Permits for which the failure to obtain would not have a Company Material Adverse Effect. The businesses of the Company and the Company Subsidiaries are not being conducted in violation of any applicable law, statute, ordinance, regulation, judgment, Permits, order, decree, concession, grant or other authorization of any Governmental Entity, except for violations that would not be reasonably likely to have a Company Material Adverse Effect.

  Section 3.10. Taxes.

  Except as set forth in Schedule 3.10, the Company and the Company Subsidiaries have prepared and filed on a timely basis with all appropriate Governmental Entities all material returns in respect of taxes that they are required to file on or prior to the Effective Time or by the date therefor including extensions, and all such returns are correct and complete in all material respects. Except as set forth in Schedule 3.10, the Company and the Company Subsidiaries have paid in full all taxes due on or before the Effective Time and, in the case of taxes accruing on or before the Effective Time that are not due on or before the Effective Time, the Company has made adequate provision in its books and records and financial statements for such payment. Except as set forth in Schedule 3.10, the Company and the Company Subsidiaries have withheld from each payment made to any of its present or former employees, officers and directors all amounts required by law to be withheld and has, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, except as set forth in Schedule 3.10, (a) there are no assessments of the Company or any Company Subsidiary with respect to taxes that have been issued and are outstanding; (b) no Governmental Entity has examined or audited the Company or any Company Subsidiary in respect of taxes; (c) neither the Company nor any Company Subsidiary has executed or filed any agreement extending the period of assessment or collection of any taxes; and (d) neither the Company nor any Company Subsidiary has received written notification from any Governmental Entity of its intention to commence any audit or investigation. Except as set forth in Schedule 3.10, neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any tax sharing or tax indemnification agreement, provision or arrangement, whether formal or informal, and no power of attorney, which is currently in effect, has been granted with respect to any matter relating to taxes of the Company or any Company Subsidiary. Except as set forth in Schedule 3.10, neither the Company nor any Company Subsidiary is presently required or will be required to include any adjustment in taxable income under Section 481 of the Internal Revenue Code of 1986, as amended (the "Code"), (or any similar provision of the tax laws of any jurisdiction) as a result of any change in method of accounting or otherwise. Except as set forth in Schedule 3.10, neither the Company nor any Company Subsidiary has entered into any "intercompany transaction" as to which any item of deferred gain or loss has not been restored, and no "excess loss account" exists with respect to the stock of any Company Subsidiary, as those terms are defined in the Treasury Regulations issued under Section 1504 of the Code. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

  Section 3.11. Intellectual Property.

  Except as set forth in Schedule 3.11, the Company or one of the Company Subsidiaries owns or possesses all rights to use of the service marks, copyrights, franchises, trademarks, trade names, jingles, slogans, logotypes and other similar intangible assets (the "Intellectual Property") maintained, owned, used, held for use or otherwise held by the Company and the Company Subsidiaries, and all of the rights, benefits and privileges associated therewith material to the conduct of the business of the Company and the Company Subsidiaries as currently conducted. To the knowledge of the Company, neither the Company nor any Company Subsidiary is infringing upon any Intellectual Property right or other legally protectable right of another. To the knowledge of the Company, no person is materially infringing upon any Intellectual Property right of the Company or any Company Subsidiary.

  Section 3.12. Material Contracts.

  (a) Schedule 3.12 sets forth a complete and correct list, as of the date of this Agreement, of all agreements of the following type to which the Company or a Company Subsidiary is a party or may be bound (collectively, the "Material Contracts"): (i) agreements filed as an exhibit to the Company SEC Reports and each agreement that would have been required to be filed as an exhibit to the Company SEC Reports had such agreement been entered into as of the date of filing any such SEC Report; (ii) employment, severance, termination, consulting and retirement agreements; (iii) loan agreements, indentures, letters of credit, mortgages, notes and other debt instruments evidencing indebtedness in excess of Five Hundred Thousand Dollars ($500,000); (iv) agreements that require aggregate future payments to or by the Company or any Company Subsidiary of more than Five Hundred Thousand Dollars ($500,000) (other than purchase orders and advertising sales contracts entered into in the ordinary course of business); (v) agreements containing any "change of control" provisions which, if triggered, would involve payments by the Company or any Company Subsidiary in excess of Two Hundred Fifty Thousand Dollars ($250,000) or other material rights or obligations; (vi) material agreements with any key employee, director, officer, or person known to the Company to be a direct or indirect stockholder of the Company; (vii) agreements prohibiting the Company or any Company Subsidiary from engaging or competing in any line of business or limiting such competition; (viii) except for the partnership agreements of the Company Subsidiaries, any joint venture, partnership and similar agreements involving a sharing of profits; (ix) acquisition or divestiture agreements relating to the (A) sale of assets or stock of the Company or any Company Subsidiary (other than sales of inventory in the ordinary course of business) or (B) the purchase of assets or stock of any other person (other than the purchase of inventory in the ordinary course of business and acquisitions of additional interests in Company Subsidiaries involving payments by the Company of less than Five Hundred Thousand Dollars ($500,000) in the aggregate); (x) brokerage, finder's or financial advisory agreements; (xi) guarantees of indebtedness for borrowed money of any person (other than a Company Subsidiary); (xii) interconnection agreements and switch sharing agreements; and (xiii) agreements under which the Company or any Company Subsidiary manages a cellular system of any third party.

  (b) Except as set forth in Schedule 3.12, all the Material Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and neither the Company nor any Company Subsidiary has (or has any knowledge that any other party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract, except for defaults which would not in the aggregate reasonably be expected to have a Company Material Adverse Effect. True and complete copies of all Material Contracts have been delivered to Acquiror or made available for inspection.

  Section 3.13. Employee Benefit Plans.

  (a) Schedule 3.13 sets forth a list of all of the pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material written employee programs, arrangements or agreements and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or for which the Company could incur a liability or any entity required to be aggregated with the Company (each, a "Commonly Controlled Entity") pursuant to Section 414 of the Code for the benefit of present and former employees or directors of the Company and of each Company Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity (collectively, the "Benefit Plans"). Any of the Benefit Plans which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA, is referred to herein as an "ERISA Plan".

  (b) Each of the Benefit Plans intended to be "qualified" within the meaning of Section 401(a) or 501 of the Code has been determined by the Internal Revenue Service to be so qualified and to the Company's knowledge, no circumstances exist that could reasonably be expected by the Company to result in the revocation of any such determination. Each of the Benefit Plans is in compliance with their terms and the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to the Company or any Commonly Controlled Entity.

  (c) No ERISA Plan which is a defined benefit pension plan has any "unfunded current liability", as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities", as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

  (d) Except as disclosed in Schedule 3.13, no Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan"). Neither the Company nor any Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company or any Commonly Controlled Entity.

  (e) The Company has made available to Acquiror complete copies, as of the date hereof, of all of the Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument. The Company has made available to Acquiror complete copies of current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Benefit Plans that are in the possession of the Company as of the date hereof.

  (f) To the Company's knowledge, except as set forth in Schedule 3.13 and except for claims for benefits in the ordinary course of business, no claim, lawsuit, arbitration or other action has been threatened or instituted against any Benefit Plan.

  (g) Except as set forth in Schedule 3.13, Schedule 7.9 or as otherwise contemplated by the terms of this Agreement, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay or termination pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or stockholder of the Company (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. No amounts payable under any Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

  (h) Except as set forth in Schedule 3.13 or Schedule 7.9, neither the Company nor any Company Subsidiary maintains, contributes to, or in any way provides for any benefits of any kind (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee.

  (i) Neither the Company, any Company Subsidiary nor any Commonly Controlled Entity has (or could incur) any liability under Title IV of ERISA.

  Section 3.14. Properties; Assets.

  Except as set forth in Schedule 3.14, the Company or one of the Company Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest consolidated balance sheet of the Company dated as of March 31, 1997 (the "Balance Sheet") as being owned by the Company or one of the Company Subsidiaries (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), or acquired after the date thereof which are material to the Company's business on a consolidated basis, free and clear of all Encumbrances except (i) statutory liens securing payments not yet due, and (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (b) is the lessee of all leasehold estates which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and to the knowledge of the Company, each such lease is valid without default thereunder by the lessee or lessor. The assets and properties of the Company and the Company Subsidiaries, taken as a whole, are in good operating condition and repair (ordinary wear and tear excepted), and constitute all of the assets and properties which are required for the businesses and operations of the Company and the Company Subsidiaries as presently conducted.

  Section 3.15. Labor Relations.

  Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the

Company or any Company Subsidiary. Except as set forth in Schedule 3.15, the Company and each Company Subsidiary is in compliance in all material respects with all laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions.

  Section 3.16. Environmental Matters.

  (a) Except as specifically set forth in those environmental reports previously made available to Acquiror in the Company's due diligence data room (the "Environmental Reports"), and except for matters which would not in the aggregate have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws (as defined below) in effect on the date hereof; (ii) all Permits and other governmental authorizations currently held by the Company and each Company Subsidiary pursuant to the Environmental Laws are in full force and effect, the Company and each Company Subsidiary is in compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations are required by the Company or any Company Subsidiary for the conduct of their respective businesses on the date hereof; and (iii) the management, handling, storage, transportation, treatment, and disposal by the Company and each Company Subsidiary of any Hazardous Materials (as defined below) has been in compliance with all applicable Environmental Laws. Neither the Company nor any Company Subsidiary has received any written communication that alleges that the Company or any Company Subsidiary is not in compliance in all material respects with all applicable Environmental Laws in effect on the date hereof. As of the date hereof, the Environmental Reports do not set forth any facts or circumstances which have had or are reasonably likely to have a Company Material Adverse Effect.

  (b) Except as specifically set forth in the Environmental Reports, there is no material Environmental Claim (as defined below) pending or, to the knowledge of the Company, threatened against or involving the Company or any of the Company Subsidiaries or against any person or entity whose liability for any material Environmental Claim the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law.

  (c) Except as specifically set forth in the Environmental Reports and except for matters which would not in the aggregate have a Company Material Adverse Effect, to the knowledge of the Company, there are no past or present actions or activities by the Company or any Company Subsidiary including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary may have retained or assumed either contractually or by operation of law.

  (d) As used herein, these terms shall have the following meanings:

    (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or governmental authority alleging potential liability arising out of, based on or resulting from the presence, or release or threatened release into the environment, of any Hazardous Materials at any location owned or leased by the Company or any Company Subsidiary or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

    (ii) "Environmental Laws" means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

    (iii) "Hazardous Materials" means wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous substances", "toxic substances", "radioactive materials", or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

  Section 3.17. Insurance.

  Schedule 3.17 contains a list of all insurance policies of title, property, fire, casualty, liability, life, workmen's compensation, libel and slander, and other forms of insurance in force at the date thereof with respect to the Company and the Company Subsidiaries. All such insurance policies: (a) insure against such risks, and are in such amounts, as appropriate and reasonable considering the Company and the Company Subsidiaries' properties, businesses and operations; (b) are in full force and effect; and (c) are valid, outstanding, and enforceable. Neither the Company nor any of the Company Subsidiaries has received or given notice of cancellation with respect to any of the material insurance policies.

  Section 3.18. FCC Matters and Governmental Matters.

  (a) The Company and the Company Subsidiaries hold all licenses, permits and other authorizations issued by the FCC to the Company and the Company Subsidiaries for the operation of their respective businesses (the "FCC Licenses") as set forth in Schedule 3.18. The FCC Licenses constitute all of the licenses, permits and authorizations from the FCC that are required for the operations and businesses of the Company and the Company Subsidiaries as they are now operated, except where the FCC has not issued a written microwave authorization. Without limiting the foregoing, the Company and the Company Subsidiaries have received all necessary authorizations from the Federal Aviation Administration ("FAA") for all existing towers that are part of the cellular systems operated by the Company and the Company Subsidiaries and for any facilities the construction of which have been approved by the FCC or of which applications or notifications have been filed for such approval.

  (b) Schedule 3.18 sets forth each application and notification that the Company and the Company Subsidiaries have pending before the FCC and sets forth the expiration date for each of the cellular FCC Licenses. The Company and the Company Subsidiaries have provided a copy to Acquiror of each of the FCC Licenses and the applications and notifications listed in Schedule 3.18, except where the FCC has not issued a written microwave authorization.

  (c) The FCC Licenses are valid and in full force and effect, unimpaired by any condition or restriction or any act or omission by the Company or any of the Company Subsidiaries which would reasonably be likely to have a Company Material Adverse Effect. Except as set forth in Schedule 3.18, there are no modifications, amendments, applications, revocations, or other proceedings, or complaints pending or, to the knowledge of the Company, threatened, with respect to the FCC Licenses (other than proceedings that apply to the cellular industry generally). All fees due and payable to the FCC have been paid and no event has occurred which, with or without the giving of notice or lapse of time or both, would constitute grounds for revocation or modification of the FCC Licenses.

  (d) All material reports required by the Communications Act or required to be filed with the FCC by the Company and the Company Subsidiaries have been timely filed and are accurate and complete in all material respects. All material reports required to be filed by the Company and the Company Subsidiaries with all other governmental or administrative authorities, federal, state and local, have been timely filed and are accurate and complete in all material respects.

  (e) Except where a lack of compliance would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with, and their cellular systems have been operated in compliance with, the Communications Act and the rules, regulations, policies and orders of the relevant state public utilities commissions and the FAA, including, without limitation, the FCC's time and coverage requirements of 47 C.F.R. (S)(S) 22.142, 22.911, 22.912 and 22.946 (the "Statutes"). The Company and the

Company Subsidiaries have in operation validly licensed and adequate cellular base stations required to provide 32 dBu contour coverage, as calculated under the formula prescribed by the FCC in 47 C.F.R. (S) 22.911, to all areas of their cellular markets except for coverage gaps that are less than 50 contiguous square miles in size. Except as set forth in Schedule 3.10 and 3.18, the Company and the Company Subsidiaries have not received any written notice to the effect, or otherwise been advised in writing, that they are not in compliance with any Statutes and do not have any reason to anticipate that any presently existing circumstances are reasonably likely to result in violations of any Statutes.

  (f) Without limiting the generality of the foregoing, except as set forth in
Schedule 3.8, no adverse finding has been made, no consent decree entered, no adverse action has been approved or taken by the FCC or any court or other administrative body, and no admission of liability has been made with respect to the Company or any of the Company Subsidiaries or any of the Company's stockholders or any management employee of the Company or the Company Subsidiaries concerning any civil or criminal suit, action or proceeding brought under the provision of any federal, state, territorial or local law relating to any of the following: any felony; unlawful restraint of trade or monopoly; unlawful combination; contract or agreement in restraint of trade; the use of unfair methods of competition; fraud; unfair labor practice; or discrimination.

  (g) Neither the Company nor any of the Company Subsidiaries has engaged in any course of conduct that could reasonably be expected to impair the ability of Merger Sub or its subsidiaries to be the holder of the FCC Licenses or is aware of any reason why the FCC Licenses might not be renewed in the ordinary course, why any of the FCC Licenses might be revoked, or why any pending applications or notifications might not be approved.

  Section 3.19. Board Approval; Vote Required.

  The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interests of the Company and its stockholders and has resolved to recommend to such stockholders that they vote in favor thereof. The affirmative vote of a majority of the votes entitled to be cast by the holders of outstanding shares of the Class A Common Stock and Class B Common Stock (voting as a single class) is the only vote of any class or series of capital stock of the Company necessary to approve the transactions contemplated under this Agreement and the Merger.

  Section 3.20. Opinion of Financial Advisor.

  The Company's Board of Directors has received the opinion of Goldman, Sachs & Co. that the consideration to be received in the Merger by the stockholders of the Company is fair to such stockholders from a financial point of view, a written copy of which opinion will be provided to Acquiror when received by the Company, and such opinion has not been withdrawn or modified in any material respect.

  Section 3.21. Brokers.

  Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                  ARTICLE IV

                 Representations and Warranties of Merger Sub

  Acquiror and Merger Sub jointly and severally represent and warrant to the Company as follows:

  Section 4.1. Organization and Qualification.

  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  Section 4.2. Certificate of Incorporation and Bylaws.

  Merger Sub has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

  Section 4.3. Authority.

  Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company and Acquiror, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

  Section 4.4. No Conflict; Required Filings and Consents.

  (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not, subject to compliance with the requirements set forth in Section 4.4(b) below, (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect.

  (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, state takeover laws, exchanges on which Acquiror's securities are traded, the HSR Act and the Communications Act, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 4.4, and (C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect.

  Section 4.5. Vote Required.

  The affirmative vote of Acquiror, the sole stockholder of Merger Sub, is the only vote of the holders of any class or series of Merger Sub capital stock necessary to approve any of the transactions contemplated hereby.

                                   ARTICLE V

                  Representations and Warranties of Acquiror

  Acquiror represents and warrants to the Company as follows:

  Section 5.1. Organization and Qualification; Subsidiaries.

  Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Acquiror is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which would not have an Acquiror Material Adverse Effect (as defined below). Acquiror has the requisite power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on the business as now being conducted, except for such failure which would not have an Acquiror Material Adverse Effect. As used herein, the term "Acquiror Material Adverse Effect" means any material adverse effect on the business, assets, financial condition or results of operations of Acquiror and its subsidiaries (collectively, the "Acquiror Subsidiaries") taken as a whole.

  Section 5.2. Organizational Documents.

  Acquiror has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and bylaws of Acquiror, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Acquiror is not in violation of any of the provisions of its certificate of incorporation or bylaws.

  Section 5.3. Authority.

  Acquiror has the necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

  Section 5.4. No Conflict; Required Filings and Consents.

  (a) The execution and delivery of this Agreement by Acquiror do not, and the performance by Acquiror of its obligations under this Agreement will not, subject to compliance with the requirements set forth in Section 5.4(b) below,
(i) conflict with or violate the certificate of incorporation or bylaws of Acquiror, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Acquiror or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Acquiror from performing its obligations under this Agreement in any material respect, and would not have an Acquiror Material Adverse Effect.

  (b) The execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, state takeover laws, exchanges on which Acquiror's securities are traded, the HSR Act and the Communications Act, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.4, and (C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Acquiror from performing its obligations under this Agreement in any material respect, and would not have an Acquiror Material Adverse Effect.

  Section 5.5. Vote Required.

  No vote of the stockholders of Acquiror is necessary to approve any of the transactions contemplated hereby.

  Section 5.6. Financing.

  Acquiror will have available on the Effective Time sufficient funds to consummate the Merger and to make all the payments necessary to consummate the transactions contemplated hereby, including, without limitation, payments under Article II hereof for the Common Stock, Options and Dissenting Shares, and payments necessary to satisfy all amounts outstanding as of the Closing Date under the Company's credit facilities described on Schedule 3.3 hereto.

  Section 5.7. Qualification of Acquiror.

  Acquiror is and pending the Effective Time will be legally, technically, financially and otherwise qualified under the Communications Act and all rules, regulations and policies of the FCC to acquire, own and operate the assets and business of the Company and the Company Subsidiaries. There are no facts or proceedings which would reasonably be expected to disqualify Acquiror under the Communications Act or otherwise from acquiring or operating any of the assets and business of the Company and the Company Subsidiaries or would cause the FCC not to approve the FCC Application (as defined in Section 7.5(a)). Acquiror has no knowledge of any fact or circumstance relating to Acquiror or any of its affiliates that would reasonably be expected to (a) cause the filing of any objection to the FCC Application, or (b) lead to a delay in the processing by the FCC of the FCC Application. No waiver of any FCC rule or policy is necessary to be obtained for the approval of the FCC Application, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein.

  Section 5.8. Absence of Litigation.

  Except as set forth in Schedule 5.8, there are (a) no claims, actions, suits, investigations, or proceedings pending or, to Acquiror's knowledge, threatened against Acquiror or any of its properties or assets before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and
(b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Acquiror or any of its properties or assets that would prevent or materially delay the transactions contemplated hereby.

  Section 5.9. Brokers.

  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

  Section 5.10. SEC Filings; Financial Statements.

  (a) Acquiror has filed all forms, reports, statements and other documents required to be filed with the SEC since December 31, 1996, and has heretofore made available to the Company, in the form filed with the SEC since such date, together with any amendments thereto, its (i) Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special),
(iv) all reports on Form 8-K, and (v) all other reports or registration statements filed by Acquiror (collectively, the "Acquiror SEC Reports"). As of their respective filing dates the Acquiror SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) The financial statements, including all related notes and schedules, contained in the Acquiror SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of Acquiror and Acquiror Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Acquiror and Acquiror Subsidiaries for the periods indicated in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

  Section 5.11. Absence of Certain Changes or Events.

  Except as disclosed in the Acquiror SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 5.11, since March 31, 1997, Acquiror and Acquiror Subsidiaries have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, and there has not been any change in the business, financial condition or results of operations of Acquiror or any of Acquiror Subsidiaries, which has had, or is reasonably likely to have, an Acquiror Material Adverse Effect, and Acquiror and Acquiror Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices. The representations and warranties contained in this Section 5.11 shall be deemed to speak only as of the date hereof.

                                  ARTICLE VI

                                   Covenants

  Section 6.1. Affirmative Covenants of the Company.

  The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company shall, and shall cause each Company Subsidiary to, (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationship with its respective principal customers and suppliers; (c) use its reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and (d) use its reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; provided, however, that in the event the Company or any of the Company Subsidiaries deems it necessary to take certain actions that would otherwise be prohibited by clauses (a)-(d) of this Section 6.1, the Company shall consult with Acquiror and Acquiror shall consider in good faith the Company's request to take such action and not unreasonably withhold or delay its consent for such action.

  Section 6.2. Negative Covenants of the Company.

  Except as expressly contemplated by this Agreement and except as set forth in Schedule 6.2, or otherwise consented to in writing by Acquiror, from the date hereof until the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to, do any of the following:

    (a) (i) increase the compensation payable to or to become payable to any of its directors, executive officers or employees, except for increases in salary, wages or bonuses payable or to become payable in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay

  (other than pursuant to existing severance arrangements or policies as in effect on the date of this Agreement) to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; or (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by applicable law;

    (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock;

    (c) (i) redeem, repurchase or otherwise reacquire any share of its capital stock or any securities or obligations convertible into or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (except in connection with the exercise of outstanding Options referred to in Schedule 3.3 in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

    (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares (including any phantom options or stock appreciation rights), or any rights, warrants or options to acquire, any such shares (except for the issuance of shares upon the exercise of outstanding Options and the issuance of shares under the Company Stock Purchase Plans); or (ii) amend or otherwise modify the terms of any such rights, warrants or options in a manner inconsistent with the provisions of this Agreement or the effect of which shall be to make such terms more favorable to the holders thereof;

    (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division (other than a wholly-owned Subsidiary) thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets in the ordinary course of business and consistent with past practice), or make or commit to make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice;

    (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets except for the grant of purchase money security interests not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate and dispositions in the ordinary course of business and consistent with past practice;

    (g) propose or adopt any amendments to its certificate of incorporation or, as to its bylaws or partnership agreement, as the case may be, any amendments that would have an adverse impact on the consummation of the transactions contemplated by this Agreement or would be adverse to Acquiror's interests;

    (h) (i) change any of its methods of accounting in effect at January 1, 1997, or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed Five Hundred Thousand Dollars ($500,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except, in the case of clause (i) or clause (ii), as may be required by law or generally accepted accounting principles;

    (i) incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than (i) purchase money indebtedness not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate, (ii) indebtedness incurred in the ordinary course of business under the existing loan agreements described on Schedule 3.3 hereto, and (iii) capitalized leases not to exceed One Million Dollars ($1,000,000) in the aggregate;

    (j) without the written consent of Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned), enter into or modify in any material respect any agreement which, if in effect as of the date hereof, would have been required to be disclosed on Schedule 3.12 as a Material Contract; or

    (k) agree in writing or otherwise to do any of the foregoing.

  Section 6.3. Negative Covenants of Acquiror.

  From the date hereof until the Effective Time, Acquiror shall not (a) declare or pay any dividend on or make any other distribution of cash or property in respect of, outstanding shares of its capital stock; or (b) redeem, repurchase or otherwise reacquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock.

  Section 6.4. Control of Operations.

  Nothing contained in this Agreement shall give Acquiror or Merger Sub, directly or indirectly, except as expressly provided in this Agreement, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Acquiror shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                  ARTICLE VII

                             Additional Agreements

  Section 7.1. Access and Information.

  From the date hereof to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, afford to Acquiror and its officers, employees, accountants, consultants, legal counsel, representatives of current and prospective sources of financing for the Merger and other representatives of Acquiror (collectively, the "Acquiror Representatives"), reasonable access during normal business hours to the properties, executive personnel and all information concerning the business, properties, contracts, records and personnel of the Company and the Company Subsidiaries as Acquiror may reasonably request. The Company further agrees to reasonably cooperate with Acquiror in connection with Acquiror's obtaining financing for this transaction (including making appropriate officers of the Company available on a reasonable basis for road show presentations).

  Section 7.2. Confidentiality.

  Acquiror acknowledges and agrees that all information received from or on behalf of the Company or any of the Company Subsidiaries in connection with the Merger shall be deemed received pursuant to the confidentiality agreement, dated as of May 21, 1997, between the Company and Acquiror (the "Confidentiality Agreement") and Acquiror shall, and shall cause the Acquiror Representatives to comply with the provisions of the Confidentiality Agreement with respect to such information and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

  Section 7.3. Stockholder Approval.

  The Company shall, promptly after the date of this Agreement, take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene a meeting of the Company's stockholders (the "Stockholders' Meeting"), to approve and adopt this Agreement and the Merger. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the Merger and to take all other actions reasonably necessary or in Acquiror's reasonable judgment advisable to secure such vote as promptly as practicable, unless otherwise required by applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with independent legal counsel.

  Section 7.4. Proxy Statement.

  (a) As promptly as practicable after the execution and delivery of this Agreement, the Company shall prepare and file with the SEC a proxy statement in connection with the matters to be considered at the Stockholders' Meeting (the "Proxy Statement"). The Company shall use its best efforts to cause the Proxy Statement to be "cleared" by the SEC for mailing to the stockholders of the Company as promptly as practicable and shall mail the Proxy Statement to its stockholders as promptly as practicable thereafter. Acquiror shall furnish all information concerning it and the holders of its capital stock as the Company may reasonably request in connection with such actions. The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of approval and adoption of this Agreement and the Merger, unless otherwise required by applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with independent legal counsel. Acquiror shall have the right to review the Proxy Statement before it is filed with the SEC.

  (b) The information supplied by Acquiror for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any supplement thereto) is first mailed by stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting any event or circumstance relating to Acquiror or any of its affiliates, or its or their respective officers or directors, should be discovered by Acquiror that should be set forth in a supplement to the Proxy Statement, Acquiror shall promptly inform the Company.

  (c) All information contained in the Proxy Statement (other than information provided by Acquiror for inclusion therein) shall not, at the date the Proxy Statement (or any supplement thereto) is first mailed to stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting any event or circumstance relating to the Company or any of the Company Subsidiaries, or to its or their respective officers or directors, should be discovered by the Company that should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Acquiror. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

  Section 7.5. FCC Application.

  (a) As promptly as practicable after the execution and delivery of this Agreement, Acquiror, Merger Sub and the Company shall prepare all appropriate applications for FCC consent, and such other documents as may be required, with respect to the transfer of control of the Company to Acquiror (collectively, the "FCC Application"). Not later than the fifth (5th) business day following execution and delivery of this Agreement, Acquiror and Merger Sub shall deliver to the Company their respective completed portions of the FCC Application. Not later than the tenth (10th) business day following the execution and delivery of this Agreement, the Company shall file, or cause to be filed, the FCC Application. Acquiror, Merger Sub and the Company shall prosecute the FCC Application in good faith and with due diligence in order to obtain such FCC consent as expeditiously as practicable. If the Closing shall not have occurred for any reason within the initial effective period of the granting of approval by the FCC of the FCC Application, and neither Acquiror nor the Company shall have terminated this Agreement pursuant to Section 9.1, Acquiror and the Company shall jointly request one or more extensions of the effective period of such grant. No party hereto shall knowingly take, or fail to take, any action the intent or reasonably anticipated consequence of which action or failure to act would be to cause the FCC not to grant approval of the FCC Application.

  (b) Acquiror and the Company shall each pay one-half ( 1/2) of any FCC fees that may be payable in connection with the filing or granting of approval of the FCC Application. Acquiror and the Company shall each oppose any request for reconsideration or judicial review of the granting of approval of the FCC Application. The Company shall pay any cost incurred in connection with complying with the FCC notice and advertisement requirements in connection with the transfer of control of the Company.

  Section 7.6. Further Action; Best Efforts.

  (a) Each of the parties shall use best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using its best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company and Acquiror as are necessary for the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use commercially reasonable efforts to take all such action.

  (b) From the date of this Agreement until the Effective Time, each of the parties shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with the Merger or the conversion of the Common Stock into the Merger Consideration pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror to own or operate all or any portion of the business or assets of the Company.

  (c) The Company shall give prompt written notice to Acquiror, and Acquiror and Merger Sub shall give prompt written notice to the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time. Each party shall use its best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

  Section 7.7. Public Announcements.

  Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement of Acquiror or the Company with any exchange on which the securities of the Company or Acquiror are traded.

  Section 7.8. Indemnification; Directors' and Officers' Insurance.

  (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnities under the certificate of incorporation or bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable law.

  (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and the Company Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Acquiror and the Surviving Corporation (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware Law).

  (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective
Time) after the Effective Time (i) the Indemnified Parties may retain its regularly engaged independent legal counsel as of the date of this Agreement, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to Acquiror and the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Surviving Corporation will use its reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 7.8, promptly upon learning of any such Claim, shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 7.8, except to the extent such failure prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of Delaware Law. The Indemnified Parties as a group may retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as reasonably determined by counsel to such Indemnified Parties) a conflict on any significant issue between the position of any two or more of such Indemnified Parties, in which event, an additional counsel as may be required may be retained by such Indemnified Parties.

  (d) Acquiror shall cause to be maintained in effect for not less than six
(6) years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that (i) Acquiror may substitute therefor policies of substantially the same coverage containing terms and conditions that are substantially the same for the Indemnified Parties to the extent reasonably available and (ii) Acquiror shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as possible for such amount.

  (e) This Section 7.8 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Acquiror and Merger Sub and the Surviving Corporation and their respective successors and assigns. Acquiror hereby guarantees the Surviving Corporation's obligations pursuant to this Section 7.8.

  Section 7.9. Employee Benefits Matters.

  (a) For a period of two (2) years after the Effective Time, Acquiror shall cause the Surviving Corporation to provide employee benefits under plans, programs and arrangements, which, in the aggregate, will provide benefits to the employees of the Company and the Company Subsidiaries which are no less favorable, in the aggregate, than those provided pursuant to the plans, programs and arrangements of the Company in effect and disclosed to Acquiror on the date hereof; provided, however, that nothing herein shall interfere with the Surviving Corporation's right or obligation to make such changes to such plans, programs or arrangements as are necessary to conform with applicable law; provided, further, however, that with respect to any such plan, program or arrangement that provides for the issuance of the Company's Common Stock, or options or securities exercisable or convertible into the Company's Common Stock, the Surviving Corporation shall be required to adopt equity compensation programs providing for the issuance of common stock of Acquiror to such employees.

  (b) In furtherance of the provisions of Section 7.9(a), Acquiror shall cause the Surviving Corporation to provide to those executives listed on Schedule
7.9 hereto with the employee benefits provided to each such executive on the date hereof and for the time period set forth in the Company's employment and/or severance agreements with such executives as set forth on Schedule 7.9 hereto; provided, however, that notwithstanding the foregoing, to the extent that any contributions under a qualified retirement plan would be prohibited by applicable law, Acquiror shall cause the Surviving Corporation to make cash payments from time to time to such executives equal to the value of such contributions which can not be so made under applicable law, as and when such contributions would have been made as noted on Schedule
7.9. The employee benefits provided to such executives on the date hereof under the Company's employment and/or severance agreements with such executives are detailed on Schedule 7.9 hereto.

  (c) Acquiror acknowledges and agrees that prior to the Effective Time, the Company will take all such actions as may be necessary to cause (i) all participants to become fully vested in their benefits under the Company's 401(k) Plan, and (ii) employer contributions to be made with respect to periods prior to the Effective Time to the Company's 401(k) Plan to the extent that such contributions would be made if the participants were employed by the Company on the last day of the calendar year in which the Closing occurs. Acquiror will allow employees of PCI to continue to participate in the Company's 401(k) Plan at least until the end of the calendar year in which the Closing occurs.

  (d) On or prior to the Effective Time, the Company shall pay a pro-rated portion of the annual bonuses and gainshare that would have otherwise been payable to the eligible employees of the Company after the end of the year, such bonuses and gainshare to be consistent with the Company's 1997 Management and Professional Bonus Plan and the Company's Gainshare Program, with past practice, and the estimates contained in Schedule 7.9(d).

  (e) Acquiror agrees that it will not allow the Surviving Corporation to amend or terminate the Palmer Wireless, Inc. Change of Control Severance Program for a period of one (1) year after the Effective Time.

  (f) Prior to Closing, the Company shall make, or shall make accruals on its financial statements for, all payments required to be made by the Company under the terms of any Benefit Plan or by any law applicable to any Benefit Plan with respect to all periods through the Closing Date.

  (g) On or prior to the Effective Time, the Company shall take, or cause to be taken, such actions as are reasonably necessary to:

    (i) cause the Company to adopt the PCI plans providing medical, dental, vision, prescription drug, flexible spending account, pre-tax premium contribution, travel accident, accidental death and dismemberment, long term disability, and life insurance benefits for the benefit of Company employees;

    (ii) add the Company as a contractholder under insurance contracts providing insurance coverage, and administrative contracts relating to, for one or more of the benefits listed in the immediately preceding paragraph
  (i) above as well as workers compensation liability coverage and provide that such contracts continue as to the Company after the Effective Time;

    (iii) substitute the Company for PCI as the party to the Palmer Communications Health Care Expense Fund which is a Code Section 501(c)(9) trust used to fund certain of the benefits listed in paragraph (i) above and any other trust or account which is used with respect to flexible spending accounts or pre-tax premium contributions for Company employees; and

    (iv) except as provided in Section 7.9(c) hereof, cease participation and coverage in the Company plans, trusts and insurance contracts referred to in paragraphs (i) through (iii) above with respect to all individuals who are not Company employees as of the Effective Time.

  Section 7.10. HSR Act Matters.

  Acquiror, Merger Sub and the Company (as may be required pursuant to the HSR
Act) promptly will complete all documents required to be filed with the Federal Trade Commission and the United States Department of Justice in order to comply with the HSR Act and, not later than fifteen (15) days after the date hereof, together with the persons who are required to join in such filings, shall file the same with the appropriate Governmental Entities. Acquiror, Merger Sub and the Company shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use best efforts to have declared effective or approved all documents and notifications with any such Governmental Entity, as may be required under the HSR Act or other Federal antitrust laws for the consummation of the Merger and the other transactions contemplated hereby.

  Section 7.11. Negotiation With Others.

  (a) Unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall not, through any officer, director, employee, representative, agent or direct or indirect stockholder of the Company or any Company Subsidiaries, directly or indirectly, encourage or solicit any proposal that constitutes an Acquisition Proposal (as defined below), engage in any discussions or negotiations or provide any information to any person relating thereto or in furtherance thereof or accept any Acquisition Proposal; provided, however, that nothing contained in this
Section 7.11 shall prohibit the Company, or its Board of Directors, from making any disclosure to its stockholders that, in the judgment of its Board of Directors in accordance with, and based upon, the advice of outside counsel, is required under applicable law. For purposes of this Agreement, "Acquisition Proposal" means any offer to acquire (or meaningful indication of interest in the acquisition of) all or any substantial part of the business and properties or capital stock of the Company or the Company Subsidiaries, whether by merger, consolidation, sale of assets or stock, tender offer or similar transaction or series of transactions involving the Company, the Company Subsidiaries or their direct or indirect stockholders.

  (b) Notwithstanding Section 7.11(a), the Board of Directors of the Company, in the exercise of and as required by its fiduciary duties as determined in good faith by the Board of Directors of the Company in accordance with and based upon the advice of outside counsel, may (i) furnish information (including, without limitation, confidential information) concerning the Company to a third party who makes an unsolicited request for such information for the purpose of making an Acquisition Proposal, provided that such third party executes and delivers a confidentiality agreement substantially the same as the Confidentiality Agreement, and (ii) engage in discussions or negotiations with a third party who submits in writing an interest in making an Acquisition Proposal that the Board of Directors believes, based on advice of its financial advisors, is reasonably capable of being consummated and is reasonably likely to be superior to the transactions contemplated by this Agreement from a financial point of view to all stockholders of the Company, provided, however, that in the case of clause (i) or (ii) hereof, the Company shall promptly notify Acquiror in writing of such request for information or Acquisition Proposal, providing reasonable details with respect thereto, and shall keep Acquiror informed as to the status of any discussions or negotiations referred to in clause (ii) above.

                                 ARTICLE VIII

                              Closing Conditions

  Section 8.1. Conditions to Obligations of Acquiror, Merger Sub and the Company to Effect the Merger.

  The respective obligations of Acquiror, Merger Sub and the Company to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

    (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with applicable law.

    (b) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

    (c) HSR Act. Any waiting period with any extensions thereof under the HSR Act shall have expired or been terminated.

    (d) FCC Approval. All consents, waivers, approvals and authorizations (the "FCC Transfer Approvals") required to be obtained, and all filings or notices required to be made, by Acquiror, Merger Sub and the Company prior to consummation of the transactions contemplated in this Agreement shall have been obtained from, and made with, the FCC. Each of the FCC Transfer Approvals shall have become a Final Order. For purposes of this Agreement, "Final Order" shall mean an action by the FCC: (i) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadline, if any, provided by applicable statute or regulation; (ii) with respect to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review that is filed within such period is pending, and (iii) as to which the deadlines, if any, for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC's own motion have expired. Notwithstanding anything to the contrary contained herein or otherwise, Acquiror may, at is option by written notice to the Company: (i) waive on behalf of the parties the requirement that each of the FCC Transfer Approvals shall have become a Final Order; and (ii) acquire the microwave licenses pursuant to special temporary authority granted to Acquiror by the FCC.

  Section 8.2. Additional Conditions to Obligations of Acquiror.

  The obligations of Acquiror to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

    (a) Representations and Warranties. The representations and warranties of the Company made in this Agreement shall be true and correct in all material respects, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time). Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

    (b) Agreements and Covenants. The agreements and covenants of the Company required to be performed on or before the Effective Time shall have been performed in all material respects. Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

    (c) Legal Opinions. Acquiror shall have received (i) an opinion from Hogan & Hartson L.L.P., counsel to the Company, in form and substance reasonably satisfactory to Acquiror, and (ii) an opinion from the Company's FCC counsel in substantially the form attached hereto as Exhibit A.

    (d) Dissenting Shares. The Dissenting Shares shall constitute not greater than ten percent (10%) of the shares of Class A Common Stock outstanding on the Closing Date.

    (e) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

  Section 8.3. Additional Conditions to Obligations of the Company.

  The obligations of the Company to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

    (a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub made in this Agreement shall be true and correct in all material respects, on and as of the Effective

  Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

    (b) Agreements and Covenants. The agreements and covenants of Acquiror and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

    (c) Legal Opinion. The Company shall have received an opinion from Proskauer Rose Goetz & Mendelsohn LLP, counsel to Acquiror and Merger Sub, in form and substance reasonably satisfactory to the Company.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

  Section 9.1. Termination.

  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

    (a) by mutual written consent of each of Acquiror and the Company;

    (b) by Acquiror if the Company shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by the Company shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, such that as a result of such breach, failure or misrepresentation the conditions set forth in Section 8.2(a), 8.2(b) or 8.2(e) would not be satisfied, and such breach, failure or misrepresentation is not cured within thirty (30) days after notice thereof;

    (c) by the Company if Acquiror or Merger Sub shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by Acquiror or Merger Sub shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, such that as a result of such breach, failure or misrepresentation the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied, and such breach, failure or misrepresentation is not cured within thirty (30) days after notice thereof;

    (d) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

    (e) by either Acquiror or the Company if the Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Stockholders' Meeting and the Merger shall not have been consummated within forty-five (45) days thereafter; and

    (f) by either the Company or Acquiror if the merger shall not have been consummated before December 31, 1997 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date.

  Section 9.2. Effect of Termination.

  Except as provided in Section 9.3 or Section 10.1, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of Acquiror, Merger Sub or the Company or any of their respective officers or directors to the other parties hereto and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party for any breach of this Agreement.

  Section 9.3. Expenses; Fee.

  (a) Except as otherwise expressly provided herein, all expenses incurred by the parties hereto shall be borne solely by the party that has incurred such expenses. All FCC annual regulatory fees which are due and payable prior to Closing shall be paid by the Company prior to Closing.

  (b) Without in any way limiting the Company's obligations under this Agreement (including without limitation under Sections 1.1, 1.2, 1.6, 2.3, 6.1, 6.2, 7.1, 7.3, 7.4, 7.5, 7.6, 7.10 and 7.11 hereof) or Acquiror's rights under Section 10.7 hereof, the Company shall pay, or shall cause to be paid to, Acquiror a Fee (the "Fee") of Fifteen Million Dollars ($15,000,000), if this Agreement is (i) terminated either (A) by Acquiror under Section 9.1(b) as a result of the Company's breach of its obligations under Sections 1.1, 1.2, 1.6, 2.3, 6.1, 6.2, 7.1, 7.3, 7.4, 7.5, 7.6, 7.10 or 7.11, (B) by the
Company or Acquiror under Section 9.1(e) and (ii) either (A) an Alternative Transaction (as defined below) has been publicly announced and has not been withdrawn at the time of such termination (in which event the Fee shall be paid simultaneously with such termination) or (B) an Alternative Transaction is consummated on or prior to the date that is one (1) year after the date of this Agreement (in which event the Fee shall be paid simultaneously with such consummation); provided, however, that payment of such Fee shall be deemed to satisfy in full all of the liabilities and obligations of the Company under this Agreement. As used herein, an "Alternative Transaction" shall mean any transaction or proposed transaction or related series of transactions (including without limitation any merger, consolidation, sale of assets or stock, tender offer or other transaction) providing for the receipt by the Company and/or the holders of more than fifty percent (50%) of its Common Stock of consideration equivalent to a value in excess of Seventeen Dollars and Fifty Cents ($17.50) per share of Common Stock.

  Section 9.4. Amendment.

  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement and the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  Section 9.5. Waiver.

  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                              General Provisions

  Section 10.1. Nonsurvival of Representations, Warranties and Agreements.

  The representations, warranties and agreements in this Agreement (and in any certificate delivered in connection with the Closing) shall be deemed to be conditions to the Merger and shall not survive the Effective Time or termination of this Agreement, except for the agreements set forth in Articles I (the Merger) and II

(Conversion of Securities; Exchange of Certificates) and Sections 7.8 (Indemnification and Insurance) and 7.9 (Employee Benefits Matters), each of which shall survive the Effective Time indefinitely, and Sections 7.2 (Confidentiality), 9.2 (Effect of Termination) and 9.3 (Expenses; Fee), each of which shall survive termination of this Agreement indefinitely.

  Section 10.2. Notices.

  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

    (a) If to Acquiror:

      Price Communications Corporation
      45 Rockefeller Plaza
      Suite 3200
      New York, New York 10020
      Telecopier No.: (212) 397-3755
      Attention: Robert Price

      With a copy (which shall not constitute notice) to:

      Proskauer Rose Goetz & Mendelsohn LLP
      1585 Broadway
      New York, New York 10036-8299
      Telecopier No.: (212) 969-2900
      Attention: Peter G. Samuels, Esq.

    (b) If to the Company:

      Palmer Wireless, Inc.
      12800 University Drive
      Fort Myers, Florida 33014
      Telecopier No.: (914) 433-8213
      Attention: Pat Meehan, Esq.

      With a copy (which shall not constitute notice) to:

      Hogan & Hartson L.L.P.
      Columbia Square
      555 Thirteenth Street, N.W.
      Washington, DC 20004
      Telecopier No.: (202) 637-5910
      Attention: David B.H. Martin, Jr., Esq.

  Section 10.3. Certain Definitions.

  For purposes of this Agreement, the term:

    (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

    (b) "beneficial owner" means with respect to any shares of Common Stock a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of any such shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

    (c) "business day" shall mean any day other than a day on which banks in the State of Florida are authorized or obligated to be closed;

    (d) "control" (including the terms "controlled by" and "under common control with") means, other than for purposes of the Communications Act, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; and
    (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

  Section 10.4. Headings.

  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 10.5. Severability.

  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  Section 10.6. Entire Agreement.

  This Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

  Section 10.7. Specific Performance.

  The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

  Section 10.8. Assignment.

  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  Section 10.9. Third Party Beneficiaries.

  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (a) the Indemnified Parties under Section 7.8, (b) the rights of the holders of Common Stock to receive the Merger Consideration payable in the Merger pursuant to Article II, and (c) the rights of the individuals listed on Schedule 7.9 under Section 7.9.

  Section 10.10. Governing Law.

  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

  Section 10.11. Counterparts.

  This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

                                          Price Communications Corporation

                                                    /s/ Robert Price
                                          By: _________________________________
                                            Name: Robert Price
                                            Title:President

                                          Price Communications Cellular Merger
                                          Corp.

                                                    /s/ Robert Price
                                          By: _________________________________
                                            Name: Robert Price
                                            Title:President

                                          Palmer Wireless, Inc.

                                                   /s/ William J. Ryan
                                          By: _________________________________
                                                     William J. Ryan
                                              President and Chief Executive
                                                         Officer

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 721 of the New York Business Corporation Law provides that the indemnification and advancement of expenses of directors and officers may be provided by the certificate of incorporation or by-laws of a corporation, or when authorized by the certificate of incorporation or by-laws, a resolution of shareholders, a resolution of directors or an agreement providing for indemnification (except in cases where a judgment or other final adjudication establishes that such acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled).

  Section 722 of the New York Business Corporation Law provides that a corporation may indemnify any person, made, or threatened to be made, a party of an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation, partnership, joint venture, trust, employee benefit plan or other entity which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other entity in any other capacity, against judgments, fines, amounts paid in settlement and reasonable expenses if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal acts or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

  Section 722 of the New York Business Corporation Law also states that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation or any other corporation, partnership, joint venture, trust, employee benefit plan or other entity at the request of the corporation, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation, partnership, joint venture, employee benefit plan or other entity, not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect to a threatened or pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless the court determines the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

  Section 726 of the New York Business Corporation Law provides that a corporation shall have the power to purchase and maintain insurance for indemnification of directors and officers. However, no insurance may provide for any payment, other than cost of defense, to or on behalf of any director or officer for a judgment or a final adjudication adverse to the insured director or officer if (i) a judgment or other final adjudication establishes that his acts of active and deliberate dishonesty were material to the cause of action adjudicated or that he personally gained a financial profit or other advantage to which he was not legally entitled or (ii) if prohibited under the insurance law of New York.

  Section 724 of the New York Business Corporation Law provides that indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723(a) of the New York Business Corporation Law notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders.

  The Certificates of Incorporation and By-laws of the Company and Holdings exonerate directors of the Company and Holdings from personal liability to the Company or Holdings, as the case may be, and their respective stockholders, for monetary damages for breach of the fiduciary duty of care as a director, but it does not eliminate or limit liability for any breach of the directors' duty of loyalty for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for any improper declaration of dividends or for any transaction from which the directors derived an improper personal benefit. The Certificates of Incorporation do not eliminate a stockholder's right to seek nonmonetary, equitable remedies, such as an injunction or rescission, to redress an action taken by the directors. However, as a practical matter, equitable remedies may not be available in all situations, and there may be instances in which no effective remedy is available.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS

     EXHIBIT
       NO.                                DESCRIPTION
     -------                              -----------
       2.1     Agreement and Plan of Merger among the Company, Holdings and PCC
               Sub, Inc. (the "Plan of Merger") (incorporated by reference to
               Exhibit 3.3).
       3.1     Certificate of Incorporation of Holdings.
       3.2     By-laws of Holdings.
       3.3     The Plan of Merger.
       4.1     Certificate of Incorporation of Holdings (incorporated by
               reference to Exhibit 3.1).
       4.2     By-Laws of Holdings (incorporated by reference to Exhibit 3.2).
       5.1     Opinion of Proskauer Rose LLP.
      10.1     1992 Long Term Incentive Plan, incorporated by reference to
               Exhibit 10(a) to the Company's Form 10-K for the year ended
               December 31, 1992.
      10.2     Warrant Agreement dated April 12, 1990 between the Company and
               Warner Communications Investors, Inc., incorporated by reference to Exhibit (4) to the Company's Form 8-K filed to report an event of April 12, 1990.
      10.3     Form of Amendment to Time Warner Warrant, incorporated by
               reference to Exhibit 10(i) to the Company's Form 10-K for the
               year ended December 31, 1992.
      10.4     Stock Purchase Agreement, dated as of April 27, 1987, among the
               Company, Republic Broadcasting Corporation and Fairfield
               Broadcasting, Inc., as amended July 16, 1987, incorporated by reference to Annex I to the Company's Definitive Proxy Statement
               dated July 27, 1987.
      10.5     Notes and Stock Purchase Agreement between and among Fairfield
               Broadcasting, Inc., the Company and Republic Broadcasting
               Corporation dated as of September 30, 1987, as amended,
               incorporated by reference to Exhibit 10(a) to Registration
               Statement on Form S-1 (File No. 33-30318).
      10.6     Stockholders' Agreement among Fairfield Broadcasting, Inc., the
               Company, Citicorp Venture Capital Ltd., Osborn Communications
               Corporation and Prudential-Bache Interfunding Inc., dated as of
               September 30, 1987, incorporated by reference to Exhibit 10(b)
               to Registration Statement on Form S-1 (File No. 33-30318).
      10.7     Form of Indemnification Agreement between the Company and its officers and directors, incorporated by reference to Exhibit
               10(y) to the Company's Form 10-K for the year ended December 31,
               1993.
      10.8     Employment Agreement, dated as of October 6, 1994, between the
               Company and Robert Price, incorporated by reference to Exhibit
               10(aa) to the Company's Form 10-K for the year ended December
               31, 1994.
      10.9     Employment Agreement, dated as of January 5, 1995, between the
               Company and Kim Pressman, incorporated by reference to Exhibit
               10(bb) to the Company's Form 10-K for the year ended December
               31, 1994.

     EXHIBIT
       NO.                                DESCRIPTION
     -------                              -----------
      10.10    Stock Option Agreement, dated as of February 10, 1994, between the Company and Robert Price, incorporated by reference to
               Exhibit 10(cc) to the Company's Form 10-K for the year ended
               December 31, 1994.
      10.11    Rights Agreement dated as of October 6, 1994 between the Company and Harris Trust Company of New York, incorporated by reference to Exhibit 4 to Registrant's Form 8-K filed to report an event on October 6, 1994.
      10.12    Amendment dated January 12, 1995 to Rights Agreement dated as of
               October 6, 1994 between the Company and Harris Trust Company of
               New York, incorporated by reference to Exhibit 4 to the
               Company's Form 8-K filed to report an event on January 12, 1995.
      10.13    Securities Purchase Agreement, dated as of February 15, 1994, between the stockholders and warrant holders of Smith
               Acquisition Corp. and the Registrant, incorporated by reference to Exhibit 10 to the Company's Form 8-K filed to report an event of September 16, 1994.
      10.14    Asset purchase agreement dated as of August 8, 1995 by and between USA Broadcast Group L.L.C. and Price Communications
               Corporation, Texoma Broadcasting Corp., Southeast Texas
               Broadcasting Corp. and Tri-State Broadcasting Corp.,
               incorporated by reference to Exhibit 10(gg) to the Company's
               Form 10-Q for the Quarter ended September 30, 1995.
      10.15    Asset purchase agreement dated as of October 18, 1995 by and between WHTM-TV, Inc. and Allbritton Communications Company, incorporated by reference to Exhibit 10(hh) to the Company's
               Form 10-Q for the Quarter ended September 30, 1995.
      10.16    Agreement and Plan of Merger, dated May 23, 1997, by and among
               Palmer Wireless, Inc., the Company and Price Communications
               Cellular Merger Corp. (incorporated by reference from Annex I to the proxy statement and prospectus included herein).
      10.18    Commitment Letter, dated July 2, 1997, among DLJ Capital
               Funding, Donaldson, Lufkin & Jenrette Securities Corporation
               ("DLJ Securities"), Price Communications Wireless Inc. ("PCW")
               and the Company.
      10.19    Purchase Agreement, dated July 3, 1997, among the Company, PCW, the Purchasers named therein and DLJ Securities, as
               Representative of the Purchasers.
      10.20    Purchase Agreement, dated July 31, 1997, among the Company,
               Price Communications Cellular Inc., Price Communications
               Cellular Holdings, Inc., NatWest Capital Markets Limited
               ("NatWest") and Wasserstein Perella Securities, Inc.
               ("Wasserstein Perella").
      10.21    Registration Rights Agreement, dated July 10, 1997, by and among
               PCW and DLJ Securities, Wasserstein Perella, NatWest, Lehman
               Brothers, Inc. and PaineWebber Incorporation as Purchasers.
      10.22    Indenture, dated as of July 10, 1997, between PCW and Bank of
               Montreal Trust Company, as trustee.
      21.1     Subsidiaries of the Registrant--none.
      23.1     Consent of Proskauer Rose LLP (included in Exhibit 5.1).
      23.2     Consent of Arthur Andersen LLP*
      23.3     Consent of KPMG Peat Marwick LLP*
      24.1     Powers of Attorney are set forth on the signature page hereof.

--------

* Filed Herewith.

ITEM 22. UNDERTAKINGS

  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The registrant undertakes that every prospectus (i) that is filed pursuant to (1) immediately preceeding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effected, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON AUGUST 11, 1997.

                                          PRICE COMMUNICATIONS CORPORATION

                                                     /s/ Robert Price
                                          By
                                            ROBERT PRICE
                                            PRESIDENT

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer, or both of PRICE COMMUNICATIONS CORPORATION, a New York corporation, hereby constitutes and appoints Robert Price and Ashley B. Dixon and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) or supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                      TITLE                   DATE

          /s/ Robert Price             President and           August 11, 1997
-------------------------------------  Director (Principal
           (ROBERT PRICE)              Executive Officer,
                                       Financial Officer
                                       and Accounting
                                       Officer)

        /s/ George H. Cadgene          Director                August 11, 1997
-------------------------------------
         (GEORGE H. CADGENE)

       /s/ Robert F. Ellsworth         Director                August 11, 1997
-------------------------------------
        (ROBERT F. ELLSWORTH)

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON AUGUST 11, 1997.

                                          PRICE HOLDINGS CORPORATION

                                          By        /s/ Robert Price
                                            ___________________________________
                                            ROBERT PRICE
                                            PRESIDENT

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer, or both of PRICE HOLDINGS CORPORATION, a New York corporation, hereby constitutes and appoints Robert Price and Ashley B. Dixon and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) or supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                      TITLE                   DATE

          /s/ Robert Price             President and           August 11, 1997
-------------------------------------  Director (Principal
           (ROBERT PRICE)              Executive Officer,
                                       Financial Officer
                                       and Accounting
                                       Officer)

        /s/ George H. Cadgene          Director                August 11, 1997
-------------------------------------
         (GEORGE H. CADGENE)

       /s/ Robert F. Ellsworth         Director                August 11, 1997
-------------------------------------
        (ROBERT F. ELLSWORTH)